As filed with the Securities and Exchange Commission on February ____, 2010

Registration No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE BIO, CORP.

(Exact name of registrant as specified in its charter)

Florida	7380	59-3656663
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

20900 NE 30th Ave., Suite 842, Aventura, FL 33180

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Marius Silvasan
Chief Executive Officer
ONE Bio, Corp.
20900 NE 30th Ave., Suite 842, Aventura, FL 33180

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Jerold N. Siegan, Esq. Arnstein & Lehr, LLP 120S, Riverside Plaza, 12th Floor Chicago, Illinois 60606 Tel. No: (312) 876-7874 Fax No: (312) 876-6274	Mitchell Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel. No: (212) 407-4000 Fax No: (212) 540-3013

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer   ☐     Accelerated Filer   ☐   Non-Accelerated Filer  ☐   Smaller Reporting Company ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value	_____ shares	$	____		$25,000,000	$1,782.50
Underwriter’s warrant (3)(4)
common stock, $0.001 par value underlying the underwriter’s warrant					$1,250,000	$89.13
TOTAL			—	$		$1,871.63

(1)           The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)           Includes up to _______ additional shares of our common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)           Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the warrants.

(4)           Includes warrants issuable to the underwriters to purchase up to 5% of the aggregate number of shares of our common stock sold in the offering (excluding the over-allotment option) and the shares of common stock underlying such a purchase warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED FEBRUARY ________, 2010

ONE Bio, Corp.

$25,000,000 of Common Stock

We are offering $25,000,000 of common stockOur common stock is quoted on the OTC Bulletin Board under the symbol “ONBI”.  On _____, 2010, the last reported sales price of our common stock on the OTC Bulletin Board was $____.

We have applied to list our common stock for trading on the Nasdaq Stock Market under the symbol “____”.

See “Risk Factors” beginning on page __ to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds, before expenses	$	$

(1) See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to __________additional shares of common stock from us at the public offering price, less the underwriting discount solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriters’ option have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the common stock against payment in U.S. dollars in New York, New York on ______ , 2010.

Rodman & Renshaw, LLC

The date of this prospectus is  ____, 2010

PROSPECTUS SUMMARY	6
SUMMARY CONSOLIDATED FINANCIAL DATA	12
RISK FACTORS	15
USE OF PROCEEDS	32
DIVIDEND POLICY	33
CAPITALIZATION	33
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA	34
DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS	37
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
BUSINESS	47
MARKETING STRATEGY AND MANAGEMENT	59
DIRECTORS EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES	68
EXECUTIVE COMPENSATION	74
BENEFICIAL OWNERSHIP OF SECURITIES	81
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	84
DESCRIPTION OF CAPITAL STOCK	85
TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS	87
UNDERWRITING	87
TRANSFER AGENT AND REGISTRAR	97
LEGAL MATTERS	97
EXPERTS	97
WHERE YOU CAN FIND MORE INFORMATION	98
INDEX TO FINANCIAL STATEMENTS	99
INFORMATION NOT REQUIRED IN PROSPECTUS	101
SIGNATURES	105
EXHIBIT INDEX	107

You should rely only on information contained in this prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus that we may provide to you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities, which we discuss later in “Risk Factors,” and our consolidated financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” our “Company,” “us,” “our” and “ONE Bio” refer to ONE Bio, Corp. and our subsidiaries. This prospectus assumes the over-allotment has not been exercised, unless otherwise indicated.  Unless otherwise indicated all per share  information gives effect to a 1 for 5 reverse stock split effected on November 16, 2009.

Overview

ONE Bio, Corp. headquartered in Miami, FL, is an award winning, innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products.  We are focused on capitalizing on the rapidly growing markets of the Asia-Pacific region.  Our key products include widely recognized Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.  Our growth plan targets an aggressive acquisition driven strategy supported by organic growth of our operating units.  Through ONE Bio, smaller private companies that we acquire are provided access to capital, experienced management and strategic insight. We strive to build synergies among all of our subsidiaries.  We work with each subsidiary to promote organic and acquisition driven growth.  We are committed to becoming a leader in bioengineering utilizing green processes, combining our experience in producing our award winning chemical and herbal extract products with seasoned North American managerial expertise.

We are headquartered in Miami, FL, USA; however, our primary operating enterprises, Sanming and JLF are based in Sanming City and Jianou City, respectively, in the Fujian province of China.  Our operations are currently focused on the Asia-Pacific Region which currently generates approximately 95% of our revenue.

Operational Summary

Our operations are divided into two principal complementary business units that focus on producing chemical and herbal extracts (our “CHE” business unit) and organic products utilizing green processes (our “OP” business unit).  Currently, approximately 45 % of our revenue comes from our CHE business unit and approximately 55% from our OP business unit.

We also have an internal financing arm that assists and supports the growth of our core bioengineering business units.  We believe our internal financing arm provides us an excellent opportunity beyond funding our core operations to also provide purchase order financing to third-party clients that purchase products from our subsidiaries.  In this arrangement, our internal financing arm can insert itself into the collection process, expediting cash flow and debt repayment for all parties ultimately driving our growth rate.

Green Planet and our CHE operating division

Our CHE business unit operates under the umbrella of our subsidiary Green Planet Bioengineering, Co., Ltd. (“GP”) which contractually controls and operates Sanming Huajian Bio-Engineering Co., Ltd. (“Sanming”).  Sanming is the principle operating enterprise of this business unit and is located in and organized under the laws the Peoples’ Republic of China (“PRC”).

Sanming is a research and development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing extractions from tobacco leaves. Sanming’s position in the bioengineering industry comes from its research and development which utilizes patented methods to create downstream products ranging from plant indigenous medicine and pharmaceutical intermediates to eco-friendly products. Since 2007, Sanming has developed a variety of natural organic products using tobacco leaves.

Our CHE unit produces chemical and herbal extracts for use in a wide range of health and wellness products.  Utilizing green technology and proprietary processes, this unit extracts health supplements, fertilizers, and pesticides from waste tobacco. Our chemical extraction processes from tobacco leaves and delivers high purity Solanesol (98%) which can be further extracted into CoenzymeQ10 (“CoQ10”). Discarded tobacco leaves are further extracted to produce organic fertilizers both powdered and particulate and thereby substantially eliminates waste in the process.  Our CHE unit also extracts from a variety of plants Resveratrol and 5-HTP, which are key components in many consumer health and wellness products.

We distribute our CHE products through established independent third party distributors who enter into long term distribution agreements with us.  Our distributors are focused on the bio-health industry and raw chemical intermediates industry.  This permits use to more accurately forecast sales and required production.  In addition, feedback from our distributors provides us with good visibility on changes in consumer demand.  In addition, we have established distribution channels, such as universities and hospital research centers.

UGTI and our OP operating division

Our OP business unit operates under the umbrella of our subsidiary united Green Technology Inc. (“UGTI”) which contractually controls and operates Jianou Lujian Foodstuff Co. (“JLF”).  JLF is the principle operating enterprise of this business unit and is located in and organized under the laws of the PRC.

JLF is an award-winning green-technology enterprise that specializes in the production of organic products and fertilizers based on bamboo. JLF was also one of the first companies in China to formulate a “zero-to-zero” process starting from cultivation to distribution, and taking it further by developing organic fertilizers from bamboo skins and thereby substantially eliminates waste in the process. JLF concentrates on processing bamboo shoots and bamboos which it sells domestically in China and exports to other countries.

Our OP unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo. Organic food products based on bamboo are low in saturated fat, cholesterol and sodium yet high in dietary fiber, vitamin C, potassium, zinc, and numerous other nutrients, making bamboo shoots popular for weight loss and maintaining a healthy lifestyle.  Also, the Moso bamboo leaf extract, which contains soluble and insoluble fiber and antioxidants,  is used to make a caffeine-free energy drink or is infused into white rice creating green bamboo rice with health benefits.  Our OP unit also uses bamboo skins to produce organic fertilizers, thereby substantially eliminating waste in the process.

Presently, JLF operates production lines to produce both 18L boiled bamboo shoot cans and boiled vegetable cans. The production capacity in 2008 reached 20,000 tons, an annual output value of RMB 120,000,000.00. This includes the production of 50 kinds of products, such as 18L boiled bamboo shoot cans, boiled bamboo shoot cans with vacuum packing, boiled mixed vegetables, boiled seasoned vegetables and Kamameshi (a Japanese rice dish), with a quality rating that meets national and international standards. The boiled bamboo shoots and mixed vegetables account for the majority of the products sold with approximately 80% of all products sold domestically and approximately 20% exported to other countries such as Japan, Southeast Asia, Europe and North America.

We distribute our OP products directly to large supermarket chains (such as Kobe Bussan in Japan), hotels, hospitals and restaurants.  We also distribute our products through a network of independent third party distributors who enter into long term distribution agreements with us.

In order to harvest the benefits of integrating growing and profitable Chinese operating enterprises with the management and financial techniques available to North American enterprises, we adhere to a “Yin-Yang” management strategy based on the Chinese Philosophy of “Correlative Thinking”.   The core components of this approach are: constructing a strong, balanced team; addressing the needs of investors; and realizing the importance of diversity.

In practical terms, our strategy is to combine the manufacturing expertise and work ethic of the Eastern world with the investment experience and management skills of the best North American companies.   Our team in China works together with our North American management to grow our core business, and provide transparency with an emphasis on risk management and internal controls.

Market Analysis

Focus on Asia-Pacific Region

China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter and 10.7% year-over-year in the fourth quarter, up from 6.1% and 7.9% in the first two quarters. For the full year 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007.  This continued strength in China is evidenced by, among other things, significant growth in retail sales as well as urban fixed-asset investment.  Despite the global economic downturn, China’s economic growth continues to out pace the rest of the world.  In a BBC news article published Friday, November 13, 2009, BBC News noted “This is an astonishing performance considering that China’s major export markets have dried up.  Why has it happened? Mainly because of the stimulus package and the accompanying rise in short-term credit (China, unlike the rest of the world, has not experienced a credit crunch).”

Our product lines and strategic focus are designed to capitalize on this growth.  At the same time, many small businesses in Asia-Pacific continue to be undervalued, providing significant opportunities for us to accretively acquire companies that complement our business strategy.  Smaller and mid-size Asian companies, partially due to numerous listing requirements in Asia, recognize the value of combining with us and as such, these target companies can be acquired at more reasonable prices.  On the cost side, traditionally lower labor costs in the Asia-Pacific Region contribute to higher profit margins, while still maintaining very high product quality standards.

China’s Expanding Organic Products Industry

Li Debo, deputy-director of the Organic Food Research Centre under the State Environmental Protection Agency, reported in 2006 that ‘‘There was virtually no domestic market for organic products in the early 1990s.  But now big cities like Beijing and Shanghai have many specialized shops for organic food, selling vegetables, tea, rice, honey and fruits.” An estimated two million hectares of farmland are under organic cultivation, while some 1,400 companies and farms have been certified organic. Exports are the main driving engine behind the sector’s growth. Chinese organic products are exported mostly to Europe where they dominate the supply of pumpkin, sunflower seeds, and kidney and black beans. The U.S. and Japan are also major buyers of Chinese organic products.

With the rapid development of living standards in China and the Asia-Pacific Region in recent years, organic agriculture and the market for organic foods in China and the Asia-Pacific Region are developing at a rate of 30% per annum.  In 2005, China introduced the China National Organic Product Standard and The Rule on Implementation of Organic Products Certification which covers production certification and imports of organic food products.  By the end of 2007, China became the second largest area of certified organic cultivation land (4.10 million hectares), producing about 30 categories and more than 500 species of organic products.  Due to the advantages of abundant resources, market demand, government support and promotion of health benefits, we believe that China’s organic food industry will continue to experience strong growth in the future.

Strengths for Success

We have assembled a combination of complementary strengths that we believe will enable us to successfully implement our accretive acquisition and organic growth strategies and capitalize on the large and growing markets for our nutraceutical and organic products.

●	Rapid and Sustainable Growth Strategy

We believe that our growth strategy allows us to focus our resources to capitalize on opportunities.  By first focusing on accretive and synergistic acquisitions, we believe that we will accelerate our expansion beyond what would be achieved through a pure organic growth strategy.  Once substantial mass is achieved, we then intend to integrate the acquisitions to improve profitability, achieve production and technology synergies, capitalize on efficiencies of scale and expand our product portfolio, distribution channels and customer base.  We believe that this strategy will increase our product diversification, reduce our business risks and increase our accretive opportunities.

●	Established Platform for Organic Growth

We are a vertically integrated company with our own agricultural lands, research and development, proprietary manufacturing processes and distribution channels. Our operating companies are profitable and have established branded products and experienced management teams.  We believe that these capabilities position us for organic growth in our product offerings and will serve as a template for successfully integrating additional acquisitions.

●	Research and Development Team with Ability to Identify Commercially Viable Products

Led by our Chief scientist, Dr. Jian Ming Chan, we have assembled what we believe to be a skilled and experienced research and development team that includes engineers, chemists, doctorates and adjunct professors.  In addition to possessing a multi-discipline background, our research and development team has affiliations with several prominent research universities in China, including the Fudan University.  Our team has leveraged these relationships and their own skills to produce, among other things, our proprietary extraction process, which affords us a production cost advantage, and our “zero-to-zero” green production process.  An essential component of our growth strategy is to expand our product offerings through both acquisition and organic growth.  We look to our research and development team to continue to provide the new products and innovative production techniques that will fuel our continued organic growth and provide us with a competitive advantage.

●	Experienced Managers with the Ability to Identify and Integrate Acquisitions

We have assembled a team with significant successful mergers and acquisition experience.  Our CEO, Marius Silvasan, is a senior executive with over 17 years of experience in business development, mergers and acquisitions, strategic alliances, marketing, sales and finance.  Our Chairman, Michael Weingarten, is a seasoned executive and entrepreneur with over 30 years of experience in managing companies from early stage of development to more seasoned corporations worldwide.  Mr. Weingarten also has extensive experience in mergers and acquisitions, having participated in over 40 such transactions throughout his career.  We believe that that our North American management team positions us properly to participate in the consolidation of our industries.

●	Seasoned Managers with the Ability to Create and Sustain Operating Success

Our China operations team, which includes sales, marketing and production personnel, is led by Min Zhao and Jin Rong Tang.  Mr. Zhao has over 20 years of business experience at a number of successful companies where he served in senior positions ranging from general manager to chairman.  Mr. Tang  was selected by  the Committee of Association of Industry and Commerce of Jianou  as one of the Top Ten Most Outstanding Young Entrepreneurs in 2009 and serves as a member of the Standing Committee of the Chinese People’s Political Consultative Conference (C.P.P.C.C.) of Jianou, a member of the Standing Committee of the Association of  Industry and Commerce of Jianou , the Executive Vice President of Fujian Bamboo Association as well as the President of Nanping Association of Young Entrepreneurs.  Under their direction, our operating business units have achieved and sustained profitability.  We believe that these individuals and their respective teams are well-positioned to execute our growth plans.

●	Create Win-Win Relationships for Participants

We believe that our strategy provides us with an excellent opportunity to participate in the growth of China and the entire Asia-Pacific Region.  To our acquisition targets, we believe that we offer owners of smaller private companies the opportunity to diversify their investment by being part of a larger multi-faceted public company and at the same time provide access to capital that would not be available to them otherwise.  To the Chinese government, we offer a “zero-to-zero” green process, which minimizes waste.  To our customers, we offer safe, high-quality, organic products.  To our research partners, we offer practical implementation of innovative technology, and to our suppliers, we offer a stable well-managed growth partner.

Our Growth Strategies

We believe that a focused acquisition strategy for the next eight to ten quarters will allow us to grow at an accelerated, controlled, accretive pace.  Subsequently, we intend to put greater focus on organic growth, consolidation and integration of redundant labor, plant and equipment.

We believe that there are compelling opportunities to acquire target companies in the region at attractive multiples.  The acquisition targets we seek are profitable and well-run companies whose potential is constrained due to lack of access to capital from financial markets.  We provide that access along with the added benefit of our management expertise and strategic direction.  We intend to achieve scale by acquiring companies or assets that have one or more of the following characteristics:

1.	An established customer base
2.	Existing plant and equipment
3.	Excess production capacity
4.	Attractive and complementary product portfolio
5.	Vertical or horizontal integration synergy
6.	Innovative patents and or technology
7.	Processes or products with scalability
8.	Established complementary distribution channels

We also believe that management expertise is an essential ingredient to achieving scale, both organically and by acquisition.  To execute this strategy, we have brought together both the financial and transactional expertise to identify and acquire accretive and synergistic targets and the operational expertise to effectively integrate operations and profitably expand business or product lines.  We believe our management and operations teams combine the operational expertise and work ethics of the Asia-Pacific Region with the managerial, financial, and transactional skills of North America.  Our CHE and OP business units will principally execute and manage our organic growth strategies.

CHE Organic Growth Strategy

Our CHE unit’s principal revenue producing activity involves the extraction of Solanesol from the remains of tobacco leaves.  Our CHE unit intends to purchase additional tracts of tobacco leaf land and has the contractual relationships necessary to receive tobacco leaves from tobacco companies on an ongoing basis.  This unit also has established relationships to negotiate additional tobacco leaf contracts necessary to support the organic growth rate of the Chemical Extract Division.  These relationships, coupled with our ability to make fertilizer out of the rest of the used tobacco leaves after the Nicotine Sulphate and Solanesol have been extracted ensures that such used tobacco leaves will not be reused into low-grade cigarettes and that the process results in little waste.  Further, by making organic fertilizer from tobacco leaf waste, our CHE unit also generates additional revenue from a waste product.

Our chemical extract division has a patented approximately 98% dual extraction process that allows our CHE unit to remove Solanesol from the remains of tobacco leaves in a cost effective way.  Our Japanese competitors extract only approximately 30% of tobacco leaf waste.  Our CHE unit has the expertise, ability and market demand to expand its manufacturing capacity and to vertically integrate the chemical extract subsidiary.  With a portion of the capital raised from the proceeds from this offering, we intend to invest in increasing our manufacturing capacity to a level adequate to support the CHE unit’s planned organic growth.  As part of our vertical growth strategy, we also intend to manufacture CoQ10, which is one of the finished products produced from the chemical extract Solanesol.

We intend to expand our CHE distribution sales channels and geographic sales areas horizontally to include Europe, Asia-Pacific nations and the USA.  Our entry into the US and European markets will follow the launch of our finished or “end user” over-the-counter products.

OP Organic Growth Strategy

Our OP unit’s principal revenue producing activity involves the production of organic food products primarily from bamboo. This unit continues to purchase access to land for its bamboo cultivation as part of its vertical integration and organic growth strategy.  At present, our OP unit has approximately 35% of its land access available for growth opportunities.  We believe this unit is the 3rd largest bamboo cultivation business in all of China.  We intend to continue to grow our capacity to cultivate bamboo and organic products.  Furthermore, we intend to develop our own products for distribution over the next 4 quarters rather than distribute raw materials to the channel

Our management has also identified several key strategic areas as targeted opportunities for horizontal expansion both in China and abroad.  This unit already distributes its products in Japan, China and Europe.  The further expansion into Europe and the United States is progressing through the identification of distribution channels, but we believe will progress more slowly than the Asia-Pacific Region because of the required approval and qualification of our products by targeted countries.  In conjunction with the expanded sales and distribution initiative, our OP unit is also in frequent contact and discussion with both the local and Federal PRC government to obtain additional land lease rights for rich bamboo.  The OP unit has been very successful in procuring these rights and expects this to continue, resulting in increased production capacity and allowing for expansion of the product lines.

Recruitment and qualification of distributors within the targeted regions has been implemented and the process is ongoing.  Distributors catering to organic food retailers and health stores are our primary targets. The existing distribution in each region is assessed and our OP division makes the decision to either engage distributors or to sign direct distribution agreements with the retailers to reach its target market.  We believe that mix of both strategies can be implemented within a targeted region.

Executive Offices

Our executive offices are located at 20900 NE 30th Ave., Suite 842, Aventura, FL 33180.  Our telephone number is 305-704-3174.

THE OFFERING

Securities offered	______shares of common stock, at a price of $__.00 per share.

Common stock

Number of shares outstanding before this offering	30,164,704 shares

Number of shares outstanding after this offering	_______ shares

Use of Proceeds
We intend to use the net proceeds of this offering for the acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, to retire any of the 8% convertible debentures that have not been converted, to provide any unfunded registered capital for our WFOEs, to fund organic growth, for working capital, and for general corporate purposes. See “Use of Proceeds” on page __ for more information on the use of proceeds.

OTC Bulletin Board symbol for our common stock	ONBI

Listing	We have applied to have our common stock listed on Nasdaq Stock Market.

Proposed Nasdaq listing symbol for our common stock	_________

Lock-up Agreements
All of our officers, directors and 10% stockholders have agreed that, for a period of six months they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them.  The former stockholders of Green Planet, TFS and Supreme Discovery have also agreed to three year lock-up agreements.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page __

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary of our consolidated statement of income data for the year ended December 31, 2008, and the quarter ended September 30, 2009, and consolidated balance sheet data as of December 31, 2008, presented below are derived from our consolidated financial statements and related notes thereto included elsewhere in this prospectus.  The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting firm.  The consolidated statement of income data for the nine months ended September 30, 2009, and 2008, and the consolidated balance sheet data as of September 30, 2009, have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

The consolidated financial statements are reported in U.S. dollar amounts. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

On November 16, 2009, the Company completed a 1 for 5 reverse split of its common stocks.  The effective date of the split occurred subsequent to the reporting dates of our historical financial information presented in this registration and was also subsequent to the filing date of our latest public reporting on Form 10-Q for the quarter ended September 30, 2009, which is also included in this registration statement.  All historic financial information presented in this registration statement is presented at the pre-split amounts and have not been adjusted to reflect the impact of the 1 for 5 reverse split, unless they state otherwise.  All figures in US dollars.

Consolidated Statement of Income Data

Consolidated Statement of Income Data	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2009	2008	2008	2007

Revenues	$8,625,175	$7,501,285	$10,401,530	$8,059,104

Cost of Sales	3,909,654	2,888,249	3,939,610	2,999,328

Gross Profits	4,715,521	4,613,036	6,461,920	5,059,776

Expenses
General and Administrative	923,031	595,164	1,117,729	581,550
Research and Development	199,664	166,301	444,404	200,204
Selling and Marketing	120,100	184,452	247,991	227,535

Total Expense	1,242,795	945,917	1,810,124	1,009,289

Income from Operations	3,472,726	3,667,119	4,651,796	4,050,487
Interest/Financing Expense	(53,575)	(114,073)	(151,814)	(140,356)
Interest Income	3,365	9,205	14,141	4,667
Other Income	1,699	42,552	59,095	77,686

Income (Loss) Before Income Taxes	3,424,215	3,604,803	4,573,218	3,992,484
(Provision for ) Recovery of Taxes	(912,406)	(902,094)	(1,222,919)	(1,302,826)
Net Income	2,511,809	2,702,709	3,350,299	2,689,658
Net Income attributable to
Non-Controlling Interest	(439,744)	(468,624)	-	-

Net Income attributable to Company	2,072,065	2,234,085	3,350,299	2,689,658

Other Comprehensive Income (Loss)
Unrealized foreign currency gain (loss)	43,730	(226,167)	747,343	529,165

Comprehensive Income (loss)	$2,115,795	$2,007,918	$4,097,642	$3,218,823

Weighted Average Number of Common Shares Outstanding
Basic	$50,645,164	$14,141,667	$14,193,831	$14,141,667
Diluted	$120,551,175	$14,141,667	$15,220,563	$14,141,667

Net Income (Loss per common Share
Basic	$0.04	$0.05	$0.24	$0.19
Diluted	$0.01	$0.05	$0.22	$0.19

	For the Nine	For the Year Ended
	Months Ended	December 31,
	September 30,
	2009	2008	2007
Consolidated Balance Sheet Data

Cash and cash Equivalents	$2,581,781	$665,568	$333,081
Total Assets	46,559,147	16,841,811	13,758,252
Total Liabilities	16,751,435	2,503,157	4,514,769
Total Shareholders Equity	29,807,712	14,338,654	9,243,483
Total Liabiliies and Shareholder Equity	46,559,147	16,841,811	13,758,252

Summary consolidated pro-forma financial data

The following condensed pro-forma statement of operations for the 12-month period ended December 31, 2008, is presented assuming that all of our subsidiaries been acquired by us prior to the reporting period.

Pro Forma Statement For the 12 Months Period Ended December 31,
2008
Revenues	$34,839,128
Cost of goods sold	20,534,124
Gross profits	14,305,004
Operating Expenses	3,835,126
Operating Profits	10,469,878
Non-operating expenditures	92,539
Earnings before taxes	10,377,339
Provision for income taxes	(2,679,642
Non-controlling interest	(656,794
Net income	$7,040,903

Pro-forma Basic Earnings per share (pre 1 for 5 split)	$0.05
Pro-forma Basic Earnings per share (post 1 for 5 split)	$0.24

The following condensed pro-forma statement of operations for the 9-month period ended September 30, 2009 and 2008, is presented assuming that all of our subsidiaries been acquired by us prior to the reporting periods.

	Pro Forma Statement For the 9 Months Period Ended September 30,
	2009	2008
Revenues	$25,913,885	$23,266,582
Cost of goods sold	14,857,339	13,918,331
Gross profits	11,056,546	9,348,251
Operating Expenses	3,314,938	2,616,510
Operating Profits	7,741,607	6,731,741
Non-operating expenditures	162,283	336,798
Earnings before taxes and non-controlling interest	7,579,324	6,394,943
Provision for income taxes	(1,973,780)	(1,873,964)
Non-controlling Interest	(497,857)	(500,639)
Net income	$5,107,687	$4,020,340

Pro-forma Basic Earnings per share (pre 1 for 5 split)	$0.03	$0.03
Pro-forma Basic Earnings per share (post 1 for 5 split)	$0.17	$0.14

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the legal and regulatory environment that may prevail in the U.S. and other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

We have a limited operating history.

 We have a relatively limited operating history. Sanming Bioengineering and JLF, our controlled PRC operating entities and TFS through which we currently operate our business, commenced operations in April 2004, September 2002, and March 2006,  respectively.  All three entities were profitable for 2007 and 2008.  The foregoing notwithstanding, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the bioengineering industry in China and the Asia-Pacific region.  Some of these risks and uncertainties relate to our ability to:

☐	offer new and innovative products to attract and retain a larger customer base;

☐	attract additional customers and increase spending per customer;

☐	increase awareness of our products and brands and continue to develop user and customer loyalty;

☐	raise sufficient capital to sustain and expand our business;

☐	maintain effective control of our costs and expenses;

☐	respond to changes in our regulatory environment;

☐	respond to competitive market conditions;

☐	manage risks associated with intellectual property rights;

☐	to properly integrate any business acquisition;

☐	attract, retain and motivate qualified personnel; and

☐	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We will continue to encounter risks and difficulties in implementing our business model.

We believe that our business model will allow us to become a leader in developing and producing chemical and herbal extracts and natural supplements and organic products for the health and wellness and organic products industries in which we operate. However, we can not assure you that our business model will be effective. We are susceptible to risks, including the failure to increase awareness of our products, protect our reputation and develop customer loyalty, the inability to manage our expanding operations, the failure to maintain adequate control of our expenses, and the inability to anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments, and other significant competitive and market dynamics. If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Quarterly operating results may fluctuate.

Our quarterly results of operations may fluctuate as a result of a number of factors, including fluctuation in the demand for and shipments of our products and changes in the price of  raw material which directly affect the price of our products and may influence the demand for our products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the volume of such orders and shipments. In addition, our operating results could be adversely affected by the following factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors, increases in raw material costs and other significant costs, increases in utility costs (particularly electricity) and interruptions in plant operations resulting from the interruption of raw material supplies and other factors.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

The nutritional over-the-counter drugs and organic products industries are becoming increasingly competitive. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. The principal elements of competition in the nutritional over the counter products and organic products industry are, in our opinion, pricing, product availability and quality. In order to succeed in the nutritional over the counter products and organic products industry, we must be competitive in our pricing, product availability and quality. If we fail to do so, we will not be able to compete effectively and will lose market share. In such case we may be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability. Further, to the extent that, whether as a result of the increased cost of raw materials, the relative strength of the Chinese currency, shipping costs or other factors, we are not able to price our products competitively, our ability to sell our products in both the Chinese domestic and the international markets will suffer.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it may be necessary for us to finance and manage expansion in an orderly fashion.  In addition, we may face challenges in managing expanding product offerings.  Such circumstances will increase demands on our existing management and facilities.  Failure to manage this growth and expansion could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not be able to successfully implement our strategy of acquiring desired target companies or to obtain financing needed to complete the acquisition of target companies.

One of our strategies is to grow through the acquisition of profitable, well-run companies whose businesses are synergistic with our core business.  We may encounter substantial competition in connection with our efforts to complete such acquisitions which in turn could increase the cost of such acquisitions.  If we are unable to negotiate and close such acquisitions on terms acceptable to us, our anticipated growth may not occur as contemplated or may require us to pay more for a target company which could adversely affect the profitability of such acquired company and negatively affect our results of operations.  Additionally our ability to successfully acquire a desired target company may depend upon our ability to obtain funding for any such acquisition and no assurances can be given that we will be able to obtain such financing, if needed, on terms acceptable to us.

We may not be able to effectively integrate acquired target companies or attain economies of scale.

If we are successful in acquiring desired target companies, we will need to integrate such acquisitions with our existing core business.  Failure to effectively integrate the acquisitions of target companies could adversely affect our core business, prevent us from realizing the benefits of economies of scale, or adversely affect our ability to successfully acquire other target companies and thereby adversely impact our growth strategy.

Shortages or disruptions in the availability of raw materials could have a material adverse effect on our business.

We expect that raw materials used to produce and manufacture our products will continue to account for a significant portion of our cost of goods sold in the future. The prices of raw materials fluctuate because of general economic conditions, global supply and demand and other factors causing monthly variations in the costs of our raw materials purchases. The macro-economic factors, together with labor and other business interruptions experienced by certain suppliers, have contributed to periodic shortages in the supply of raw materials, and such shortages may increase in the future. If we are unable to procure adequate supplies of raw material to meet our future production needs and customer demand, shortages could result in a material loss of customers and revenues and adversely impact our results of operations. In addition, supply shortages or disruptions or the loss of suppliers may cause us to procure our raw materials from less cost effective sources and may have a material adverse affect on our business, revenues and results of operations.

We depend on a few suppliers for a significant portion of our principal raw materials for our CHE business unit and we grow the raw materials for our OP business unit.  Interruptions of production at our key suppliers or at our own facilities may affect our results of operations and financial performance.

We rely on a limited number of suppliers for most of the raw materials we use for our CHE business unit.   Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales of our CHE products.  Also, we grow the raw materials for our OP business unit and accordingly any problems with our bamboo crop could disrupt production or impact our ability in increase production and sales of our OP products.  If we experience disruptions in our obtaining supplies for either our CHE business unit or our OP business unit, we will need to identify and access alternative sources for such supplies which may in turn increase our costs. Interruptions at our key suppliers could negatively impact our results of operations, financial performance and the price of our common stock.

Due to increased volatility of raw material prices, the timing lag between the raw material purchase and product pricing can negatively impact our profitability.

Volatility in the prices of raw materials, among other factors, may adversely impact our ability to accurately forecast demand and may have a material adverse impact on our results of operations. We seek to mitigate the impact of changing raw material prices by passing changes in prices to our customers by adjusting prices daily to reflect changes in raw material prices, as is customary in the industry.  We may not be able to adjust our product prices rapidly enough in the short-term to recover the costs of increases in raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

Increases in raw materials prices will increase our need for working capital.

If the prices of raw materials were to increase, our working capital requirements may increase as well. Increases in our working capital requirements can materially adversely impact our results of operations, our cash flow and our available liquidity to fund other business needs. Furthermore, there is no assurance we would be able to finance additional working capital requirements or finance such working capital requirements on favorable terms. If we were unable to obtain financing on favorable terms, our business and results of operations may be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Increases in raw materials prices may increase credit and default risk with respect to our customers.

Increases in the price of our products, if raw material prices were to rise and be passed on to our customers, may place additional demands on the working capital and liquidity needs of our customers. Accordingly, our customers’ cash flow may be negatively impacted which may have an adverse affect on the timing and amount of payment on our accounts receivable, which would in turn, negatively affect our results of operations.

If the nutritional, over-the-counter products and organic products industries do not grow or grow at a slower speed than we project, our sales and profitability may be materially adversely affected.

We currently derive most of our profits from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the nutritional, over-the-counter products and organic products industries in China and the Asia-Pacific Region. Although China’s nutritional, over-the-counter products and organic products industries have grown rapidly in the past, they may not continue to grow at the same growth rate or at all in the future. Any reduced demand for our products, any downturn or other adverse changes in China’s nutritional, over-the-counter products and organic products or related industries could severely impact the profitability of our business.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Key employees are essential to growing our business.

Messrs. Weingarten, Silvasan, Zhao and Tang, and Ms. Jeanne Chan and Ms. Shanyan Ou are essential to our ability to continue to grow our business.  Each of these key employees has established relationships within the industries in which we operate. Each of these employees have agreed to non-solicitation and non-compete restrictions during the course of their employment with us, however, these restrictions only extend for a one year period from termination.  Further, we do not maintain, or intend to maintain, key person life insurance for any of our officers or key employees.  If any of them were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We may need additional financing, which may not be available on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of acquisition and development activities, underestimates of budget items, unanticipated expenses or capital expenditures, overestimates of revenues, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have two patents and six trademarks that have been issued in the PRC.  However, we cannot predict the degree and range of protection patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent any proprietary technology we own. Third parties may attempt to obtain patents claiming aspects similar to our patent applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success will also depend on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe on the proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses.  All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights.  However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement.  Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have limited business insurance coverage in China.

Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability, loss of data or disruption insurance coverage for its operations. Any business disruption, litigation or natural disaster might cause us to incur substantial costs or divert our resources. In addition, we do not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may materially adversely affect our business, financial condition and results of operations. Furthermore, we may need to stop selling products that result in product liability claims, which could negatively affect the range of products that we offer and the size of our customer base.

Our corporate actions are substantially controlled by our principal stockholders and affiliated entities.

As of February 1, 2010, our principal stockholders and their affiliated entities own approximately 70% of our outstanding common stock, representing approximately 70% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions.  In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities.  While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities.  As such, it would be difficult for stockholders to propose and have approved proposals not supported by management.  There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to comply with Sarbanes-Oxley and meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Substantially all of our assets and operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government.

We conduct our business primarily through our contractually controlled, affiliated PRC operating entities.  Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations.  We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises (“WFOE”s).  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, import and export tariffs, the imposition of additional restrictions on currency conversion and remittances abroad, foreign investment and regulations relating to raw materials, environmental regulations, land use rights, property and other matters.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.  Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, there is no assurance that the Chinese government will continue to pursue the current economic reform policies, or that it will not significantly alter these policies from time to time without notice and the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

Additionally, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until some time after the violation.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

●	the Chinese government will continue its pursuit of economic reform policies;
●	the economic policies, even if pursued, will be successful;
●	economic policies will not be significantly altered from time to time; or
●	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China (as well as other Asia-Pacific countries), any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

The Chinese government exerts substantial influence over the manner in which our Chinese subsidiaries must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our PRC subsidiaries.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. We may not have ready access to cash on deposit in banks in the PRC.

Because a substantial portion of our revenues are in the form of Renminbi (“RMB”), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain.  No assurances can be given that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have uncertain value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises and its regulations and policies with respect to foreign investments are evolving.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.

Definitive regulations and policies with respect to many of such matters have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

Our subsidiaries and affiliated entities include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections. While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.  Additionally the lack of a well developed body of laws and the uncertain value of decided legal cases a precedent could, if a dispute were to arise, impact the enforceability of such contracts.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, (the “CSRC”), for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties for this offering.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for this offering, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the common stock offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions such as this offering.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Effective December 28, 2009, we adopted our 2009 Incentive Stock  Plan and made stock option grants under the 2009 Incentive Stock Plan to certain of our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE. In addition to our officers and directors that receive option grants at the close of this offering, future participants of our 2009 Incentive Stock Plan or any other equity compensation plan we may adopt who are PRC citizens may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our business operations may be adversely affected.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems.  Although our senior executive officers are seasoned executives with significant experience in operating public companies and corporate governance compliance, most of our middle and top management staff in the PRC are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices for our PRC subsidiaries and controlled operating entities that meet Western standards even though we have significant contractual controls over our PRC operating entities. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Restrictions on the convertibility of RMB into foreign currency may limit our ability to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

Substantially all of our net revenues are currently generated in RMB. Any future restrictions on currency exchanges may limit our ability to use net revenues generated in RMB to make dividends or other payments in U.S. dollars or fund possible business activities outside China.  Although the PRC government introduced regulations in 1996 to allow greater convertibility of RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.  In addition, remittance of foreign currencies abroad and conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot assure you the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Restrictions on making payments to us.

We rely almost entirely on payments from the revenues generated by our controlled affiliated PRC entities under our contractual arrangements. The Chinese government also imposes controls on the conversion of the Chinese currency, RMB, into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.  Furthermore, if our controlled affiliated entities in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations in the PRC through these contractual or dividend arrangements, we may be unable to pay our operating expenses as they come due.

Intercompany loans may be subject to PRC regulations.

We intend to enter into inter-company financing arrangements with our various subsidiaries, including our WFOEs which will provide financing to our controlled affiliated PRC entities to meet the capital needs of our subsidiaries and affiliates. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved, among other remedies.

Bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We currently conduct substantially all of our operations in China and substantially all of our operating assets are located in China.  In addition, several of our executive officers reside within China. As a result, it may not be possible to affect service of process within the United States or elsewhere outside China upon our executive officers who reside in China, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from our PRC operating divisions. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.  Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay our operating expenses as they come due.

We derive a substantial portion of our sales from China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industries in which we are involved in the PRC are relatively new and growing, but we do not know how sensitive these industries are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese RMB into foreign currencies and, if Chinese RMB were to decline in value, reducing our revenue in U.S. dollar terms.

Although our reporting currency is the U.S. dollar, substantially all of our operations are in China and the RMB is used as their functional currency and substantially all of our Chinese revenue and expenses are in RMB. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the RMB depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese RMB to the U.S. dollar. Under the new policy, Chinese RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese RMB against the U.S. dollar. We can offer no assurance that Chinese RMB will be stable against the U.S. dollar or any other foreign currency.

The income statements of our foreign operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign operations into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign operations’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.  Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

It may be difficult to protect and enforce our intellectual property rights under PRC law.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property.  Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  JLF, our controlled PRC operating entity, relies on these land use rights as the cornerstone of its operations, and the loss of such rights would have a material adverse effect on this operating division and our company and our source of raw materials needed by our OP business unit..

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Risks Related to our Securities

Our common stock is thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares. There is only a limited and sporadic trading market for our common stock on the OTB Bulletin Board.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. We have applied for listing on the Nasdaq Stock Market, but cannot assure you that this listing will be approved.

Our common stock has historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stocks at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there had been periods of several days or more when trading activity in our shares was minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained even if our Nasdaq listing application is approved.

The market price for our common stock may be volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common stocks are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products.  As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares  on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Stockholders should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.  Although we believe that our shares would not currently be considered a penny stock, if our shares were to trade at a price below $5.00 per share and/or not be listed on one of the major exchanges (NSYE, NYSEAmex or Nasdaq) we my be considered a penny stock under the SEC’s rules which would impose restrictions of broker-dealers who recommend our stock to customers.

The market price for our securities may be volatile.

The market price for our securities may be volatile and subject to wide fluctuations in response to factors including the following:

☐	actual or anticipated fluctuations in our quarterly operating results;

☐	changes in financial estimates by securities research analysts;

☐	conditions in health and wellness and organic products markets;

☐	changes in the economic performance or market valuations of other bio-engineering companies;

☐	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

☐	addition or departure of key personnel;

☐	fluctuations of exchange rates between RMB and the U.S. dollar;

☐	intellectual property litigation; and

☐	general economic or political conditions in China.

The market price for our securities may be subject to wide fluctuations and our securities may trade below the initial public offering price.

The initial public offering price of our securities will be determined by negotiations between us and the representative of the underwriters, based on numerous factors we discuss under “Underwriting.” This price may not be indicative of the market price of our securities after this offering. We cannot assure you that you will be able to resell your securities at or above the initial public offering price or our net asset value. The securities of a number of Chinese companies and companies with substantial operations in China have also experienced wide fluctuations subsequent to their initial public offerings, including trading at prices substantially below the initial public offering prices.  Among the factors that could affect the price of our securities are risk factors described in this section and other factors, including:

☐	announcements of competitive developments, by our competitors;

☐	regulatory developments of our industry affecting us, our customers or our competitors;

☐	actual or anticipated fluctuations in our quarterly operating results;

☐	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance, if any;

☐	changes in financial estimates by securities research analysts;

☐	changes in the economic performance or market valuations of our competitors;

☐	additions or departures of our executive officers and other key personnel;

☐	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;

☐	fluctuations in the exchange rates between the U.S. dollar and the RMB; and

☐	release or expiration of the underwriters’ post-offering lock-up or other transfer restrictions on our outstanding common stock.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. For example, the capital and credit markets have been experiencing volatility and disruption for more than 12 months. Starting in September 2008, the volatility and disruption have reached extreme levels, developing into a global crisis. As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly.  These market fluctuations may also have a material adverse effect on the market price of our securities.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We have considerable discretion in the use of proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the net proceeds from this offering to fund the acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, to fund organic growth of our existing operating businesses, to purchase any 8% convertible debentures that have not been converted, to provide any remaining unfunded registered capital for any of our WFOEs, for working capital and for general corporate purposes. We have not allocated the net proceeds of this offering to any particular project or acquisition. Rather, our board of directors and our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our board of directors and our management regarding the application of the net proceeds of this offering.  The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our securities.  The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

You will experience immediate and substantial dilution in the net tangible book value of your investment and may experience further dilution in the future.

The offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock prior to this offering. Consequently, when you purchase our securities in this offering at an offering price of $[    ], you will incur immediate dilution of $[     ] per share.

We may need additional capital and may sell additional securities or other equity securities or incur indebtedness, which could result in additional dilution to our stockholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our securities in the public market, or the perception that these sales could occur, could cause the price of our securities to decline.

Additional sales of our securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of our securities to decline. Upon completion of this offering, we will have _____ million shares of our common stock outstanding. Of that amount, approximately ______ shares of common stock outstanding after this offering will be available for sale upon the expiration of varying lock-up periods beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. All securities sold in this offering will be freely transferable without restriction under the Securities Act.  Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. In addition, we may grant or sell additional options, restricted shares or other share-based awards in the future under our share incentive plan to our management, employees and other persons, the settlement and sale of which may further dilute our shares and drive down the price of our securities .

As of December 31, 2009, we had outstanding warrants to purchase 1,636,000 shares of common stock. To the extent that the warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our securities.

We have applied for listing of our common stock on the Nasdaq Stock Market but we cannot assure you that our securities will meet the initial or the continued listing requirements be listed on Nasdaq Stock Market in the future.

If the Nasdaq should refuse our application or delist our securities from trading on its exchange once listed, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If our shares of common stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our shares of common stock have a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

☐	make a special written suitability determination for the purchaser;

☐	receive the purchaser’s written agreement to the transaction prior to sale;

☐
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

☐
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

USE OF PROCEEDS

The Primary offering

We estimate that the net proceeds from the sale of the ____ shares of common stock in the offering will be approximately $____ million, assuming an initial public offering price of $____ per share and after deducting the underwriting discounts and commissions and estimated offering expenses.  If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $____ million.

We intend to use the net proceeds from the offering for the acquisition of profitable operating bioengineering businesses located principally in the Asia-Pacific region, to fund organic growth of our existing operating businesses, to retire any of the 8% convertible debentures that have not been converted, to provide any remaining unfunded registered capital for any of our WFOEs, for working capital and for general corporate purposes. Additionally, we may choose to expand our business through the capital expenditure plan we have in place to maintain existing machinery and to purchase additional manufacturing equipment for our new production facility.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we intend to expand our current business through acquisition of other complementary businesses, products or technologies, using cash or shares and we have commenced preliminary negotiations with potential acquisition candidates, although at this time we have no binding agreements or understandings with any of such potential target acquisitions.  Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs, acquisition strategy, and regulations governing dividend distributions by wholly foreign owned enterprises in China among others.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2009, on an actual basis and as adjusted basis to reflect our receipt of estimated net proceeds from the sale of ____ shares of common stock (excluding the ____ shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an offering price of $____ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $____.  (All figures are in US dollars.)

You should read this table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	As Adjusted

Long Term Liabilities	$8,849,265	$8,849,265
Deferred Taxes	6,630	6,630
Stockholders equity:
Common Stock, 0.01 par value, 750,000,000 shares authorized,
143,403,159 shares outstanding at September 30, 2009 (unaudited)
and ___________ shares issued and outstanding on an as-adjusted
basis at September 30, 2009 (unaudited)	1,261,929
Additional paid in capital	13,020,854
Statutory Reserve	848,550	848,550
Accumulated other comprehensive income	1,520,144	1,520,144
Retained earnings	6,968,860	6,968,860
Non-controlling Interest	6,187,375	6,187,375
Total Equity	29,807,712
Total capitalization	38,663,607

The table above reflects the number of shares of common stock authorized and issued and outstanding without giving effect to the 1 for 5 reverse split effected on November 16, 2009 and excludes, as of September 30, 2009:

☐	1,636,000 shares of common stock issuable, as of December 31, 2009, upon the exercise of outstanding warrants to purchase our common stock, at a weighted average exercise price of $5.07 per share; and
☐	4,500,000 additional shares of common stock reserved for issuance under our 2009 Incentive Plan.

Holders

As of February 1, 2010, there were approximately 415 stockholders of record of our common stock and there were two stockholders of record of our preferred stock.

Equity Compensation Plan Information

Effective December 28, 2009, the Company adopted the ONE Bio, Corp. 2009 Omnibus Securities and Incentive Plan (the “Plan”). The Plan includes: Distribution Equivalent Rights, Options, Performance Share Awards, Performance unit Awards, Restricted Stock Awards, Restricted Stock unit Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing.

The aggregate amount of shares of common stock that may be reserved for issuance under the Plan is Four Million Five Hundred Thousand (4,500,000) shares.

Concurrently with the date of appointment of our independent directors, we granted to each of them (i) 3,750 shares of our common stock, (ii) a 5 year non-qualified stock option to purchase 10,000 shares of our common stock and (iii) a 5 year non-qualified stock option to purchase 5,000 shares of our common stock.  Each such option has an exercise price equal to the fair market value of the common stock on the date of grant and vests quarterly at the end of each calendar year in equal installments over the 12 month period during the term of the respective independent director’s agreement.  The Compensation Committee of the Board of Directors approved such grant.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statement of income data for the two years ended December 31, 2007 and 2008, and the selected consolidated balance sheet data (other than percentage of sales data) as of December 31, 2007 and 2008, are derived from our audited consolidated financial statements included elsewhere in this prospectus.   The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by PKF, an independent registered public accounting firm.  The consolidated statement of income data for the nine months ended September 30, 2009 and 2008, and the consolidated balance sheet data as of September 30, 2009, have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Nine Months Ended				For the Year Ended
	September 30,				December 31,

	2009	% of	2008	% of	2008	% of	2007	% of
		Sales		Sales		Sales		Sales

Revenues	$8,625,175	100%	$7,501,285	100%	$10,401,530	100%	$8,059,104	100%

Cost of Sales	3,909,654	45%	2,888,249	39%	3,939,610	38%	2,999,328	37%

Gross Profits	4,715,521	55%	4,613,036	61%	6,461,920	62%	5,059,776	63%

Expenses
General and Administrative	923,031	11%	595,164	8%	1,117,729	11%	581,550	7%
Research and Development	199,664	2%	166,301	2%	444,404	4%	200,204	2%
Selling and Marketing	120,100	1%	184,452	2%	247,991	2%	227,535	3%

Total Expense	1,242,795	14%	945,917	13%	1,810,124	17%	1,009,289	13%

Income from Operations	3,472,726	40%	3,667,119	49%	4,651,796	45%	4,050,487	50%
Interest/Financing Expense	(53,575)	-1%	(114,073)	-2%	(151,814)	-1%	(140,356)	-2%
Interest Income	3,365	0%	9,205	0%	14,141	0%	4,667	0%
Other Income	1,699	0%	42,552	1%	59,095	1%	77,686	1%

Income (Loss) Before Income Taxes	3,424,215	40%	3,604,803	48%	4,573,218	44%	3,992,484	50%
(Provision for ) Recovery of Taxes	(912,406)	-11%	(902,094)	-12%	(1,222,919)	-12%	(1,302,826)	-16%
Net Income	2,511,809	29%	2,702,709	36%	3,350,299	32%	2,689,658	33%
Net Income attributable to
Non-Controlling Interest	(439,744)	-5%	(468,624)	-6%	-		-

Net Income attributable to Company	2,072,065	24%	2,234,085	30%	3,350,299	32%	2,689,658	33%

Other Comprehensive Income (Loss)
Unrealized foreign currency gain (loss)	43,730	1%	(226,167)	-3%	747,343	7%	529,165	7%

Comprehensive Income (loss)	$2,115,795	25%	$2,007,918	27%	$4,097,642	39%	$3,218,823	40%

Weighted Average Number of Common Shares Outstanding
Basic	$50,645,164		$14,141,667		$14,193,831		$14,141,667
Diluted	$120,551,175		$14,141,667		$15,220,563		$14,141,667

Net Income (Loss per common Share
Basic	0.04		$0.16		$0.24		$0.19
Diluted	$0.02		$0.16		$0.22		$0.19

	For the Nine	For the Year Ended
	Months Ended	December 31,
	September 30,
	2009	2008	2007
Consolidated Balance Sheet Data

Cash and cash Equivalents	2,581,781	665,568	333,081
Total Assets	46,559,147	16,841,811	13,758,252
Total Liabilities	16,751,435	2,503,157	4,514,769
Total Shareholders Equity	29,807,712	14,338,654	9,243,483
Total Liabilities and Shareholders’ Equity	46,559,147	16,841,811	13,758,252

The following is a condensed pro-forma statement of operations for the 12 month period ended December 31, 2008 and 2007, had all the subsidiaries been acquired prior to the reporting periods.

For the 12 Months Period Ended December 31, 2008
Revenues	$34,839,128
Cost of goods sold	20,534,124
Gross profits	14,305,004
Operating Expenses	3,835,126
Operating Profits	10,469,878
Non-operating expenditures	92,539
Earnings before taxes	10,377,339
Provision for income taxes	(2,679,642
Non-controlling interest	(656,794
Net income	$7,040,903

Pro-forma Basic Earnings per share (pre 1 for 5 split)	$0.05
Pro-forma Basic Earnings per share (post 1 for 5 split)	$0.24

The following is a condensed pro-forma statement of operations for the 9 month period ended September 30, 2009 and 2008, had all the subsidiaries been acquired prior to the reporting periods.

	For the 9 Months Period Ended September 30,
	2009	2008
Revenues	$25,913,885	$23,266,582
Cost of goods sold	14,857,339	13,918,331
Gross profits	11,056,546	9,348,251
Operating Expenses	3,314,938	2,616,510
Operating Profits	7,741,607	6,731,741
Non-operating expenditures	162,283	336,798
Earnings before taxes and non-controlling interest	7,579,324	6,394,943
Provision for income taxes	(1,973,780)	(1,873,964)
Non-controlling Interest	(497,857)	(500,639)
Net income	$5,107,687	$4,020,340

Pro-forma Basic Earnings per share (pre 1 for 5 split)	$0.03	$0.03
Pro-forma Basic Earnings per share (post 1 for 5 split)	$0.17	$0.14

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS

The following discussion of the financial condition and results of operation of the Company for the nine months ended September 30, 2009 and the fiscal years ended December 31, 2007 and 2008, should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement.
Some of the statements contained in this Registration Statement that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	our ability to attract and retain management;
●	our growth strategies;
●	anticipated trends in our business;
●	our future results of operations;
●	our ability to make or develop and maintain distribution arrangements;
●	our liquidity and ability to finance our product development, marketing and advertising activities;
●	the timing, cost and research for proposed products;
●	the impact of government regulation;
●	estimates regarding future net revenues;
●	planned capital expenditures (including the amount and nature thereof);
●	research and development relating to products;
●	our financial position, business strategy and other plans and objectives for future operations;
●	the possibility that research and development or marketing of our products may involve unexpected costs;
●	competition;
●	the ability of our management team to execute its plans to meet its goals;
●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and
●	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of ONE Bio’s financial condition and results of operations in conjunction with ONE Bio’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations involving risks and uncertainties. ONE Bio’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

OVERVIEW

ONE Bio is an innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products, which it sells throughout China and the markets of the Asia-Pacific Region.  One Bio’s two principal complementary business units focus on producing chemical and herbal extracts (the  “CHE” business unit) and organic products utilizing green processes (the “OP” business unit).  Currently, approximately 45 % of ONE Bio’s revenue comes from the CHE business unit and approximately 55% from the OP business unit.  Our key products include Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.  The CHE unit produces chemical and herbal extracts for use in a wide range of health and wellness products, which are distributed through established independent third party distributors pursuant to long term distribution agreements.  The OP unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo, which are distributed directly to large supermarket chains (such as Kobe Bussan in Japan), hotels, hospitals and restaurants and through established independent third party distributors pursuant to long term distribution agreements.

RESULTS OF OPERATIONS

September 30, 2009 versus September 30, 2008

Net Sales

The Company generated $8,625,175 of revenues from continuing operations for the nine months ended September 30, 2009, as compared to $7,501,285 from continuing operations for the nine months ended September 30, 2008, an increase of $1,123,890 or 15.0%.  The increase in sales is due to a continued focus on driving customer value through all product lines. In addition, the company took advantage of a shift in the product and customer mix combined with a broader product portfolio which also contributed to the increase in sales. The Company continues to experience an increase in demand for its broad product portfolio which caters to a higher number of customers.

Management anticipated that revenues will be substantially higher in the following quarters as it includes the revenues from the Company’s recently completed acquisition of TFS and JLF, which had revenues of $5 million and $12.9 million respectively for the nine months ending September 30, 2009.  The revenues from these acquisitions are only included from the date of their respective acquisitions.

Cost of Sales

Cost of sales from continuing operations for the nine months ended September 30, 2009, were $3,909,654 versus $2,888,249 for the same period a year earlier, for an increase of $1,021,405 or 45.4%.  The increase is due to the higher net sales and broader product lines. We experienced some increases in raw material pricing which also contributed to the increase in the cost of goods sold. Furthermore, the Company has excellent relationships with its vendors.

Gross Profits

Gross profits from continuing operations for the nine months ended September 30, 2009, were $4,715,521 versus $4,613,036 for an increase of $102,485 or 2.2%.  The increase is due to an overall increase in Company sales.

Operating Expenses

Operating expenses for the nine months ended September 30, 2009, were $1,242,795 as compared to $945,917 for the nine months ended September 30, 2008. This represented an increase of $296,879 or 31.4%. Operating expenses are comprised of general and administrative expenditures, research and development and sales and marketing.  The increase in general and administrative expenditures of $327,868 is the primary cause of the increase in operating expenditures, which was due to the Company focus on its acquisitions during the period of July through to September 2009. Costs associated with the company being public also increased operating expenses.

Operating Profits

Operating profits for the nine months ended September 30, 2009, was $3,472,725 versus $3,667,119 for a decrease of $194,394 or 5.3%.  The decrease is due to the Company investing resources towards the execution of its business plan which included the acquisitions of GP, TFS and UGTI and the costs associated in the Company being a publicly traded corporation.

Financing Expenditures

Financing expenses includes the interest expense on the Company’s various financial instruments.  For the nine month period ended September 30, 2009, the financing expense from continuing operations were $53,575 versus $114,073 the year earlier period for a reduction of $60,498 or 53.0%.  The reduction in financing expenses was due to the repayment of previous loans and establishment of new loan facilities at lower interest rates.

Earnings Before Income Taxes and Non-controlling Interests

For the nine months ended September 30, 2009, earnings before income taxes and non-controlling interest was $3,424,214 versus $3,604,803 for a reduction of $180,589 or 5.0%.  The reduction is due to the Company investing resources towards the execution of its business plan which included the acquisitions of GP, TFS and UGTI and the costs associated in the Company being a publicly traded corporation.

Provisions for Income Taxes

For the nine months ended September 30, 2009, provisions for income taxes were $912,406 versus $902,094 for the year earlier period for an increase of $10,312 or 1.1%.  The increase is due to the increase in profits in certain jurisdiction that was not offset by the increase in costs that was in different tax jurisdictions.

Non-controlling Interest

For the nine months ended September 30, 2009, non-controlling interest was $439,744 versus none the prior year period.  The non-controlling was created by ONE Bio acquiring less than 100% interest in GP, TFS and UGTI.

Net Income (Loss)

Operating income for the nine months ended September 30, 2009, were $2,072,065 from continuing operations as compared to $2,234,085 for the nine months ended September 30, 2008. The decrease was attributable to the non-controlling interest in GPB, versus the fact that in the comparative period there was no non-controlling interest.

Years Ended December 31, 2008 versus December 31, 2007

Net Sales

The Company generated net sales of $10,401,530 for the year ended December 31, 2008, compared to $8,059,104 for the year ended December 31, 2007, an increase of $2,342,426 or 29%. The increase was mainly attributable to the increasing demand for the company’s products and a broader product portfolio catering to a higher number of customers.

Cost of Sales

Cost of sales was $3,939,610 for the fiscal year 2008 compared to $2,999,328 for the year ended December 31, 2007, an increase of $940,282 (or 31%). The increase is due to higher net sales. We experienced a stable raw material pricing during the two years.

Gross profit

The gross profit for fiscal year ended December 31, 2008, was $6,461,920 compared to $5,059,776 for c 2007, an increase of $1,402,144 (or 28%). The gross profit margin was 62.1% and 62.8% for the years 2008 and 2007, respectively. The Company continues to show stability in its market pricing as well as continuity in its manufacturing operations.

Operating Income

The operating income amounted to $4,651,796 for December 31, 2008, compared to $4,050,487 for December 31, 2007, which is an increase of 14.8%.

Selling Expenses

Selling expenses totaled $247,991 and $227,535 for the years ended December 31, 2008 and 2007, respectively. The main cost drivers were personnel costs, travel and costs related to various marketing campaigns.

Administrative Expenses

Administrative expenses amounted to $1,117,729 and $581,550 for the fiscal years ended December 31, 2008 and 2007, respectively. The main expenses were attributable to management and staff, accounting, audit fees and facilities expenses. In addition, the Company reported a one-time nonrecurring consulting fee in 2008 of $322,239, of which $182,239 had no cash impact since the fee was partly paid with the Company’s common stock.

Research and Development Expenses

Research and development (R&D) expenses totaled $444,404 and $200,204 for the fiscal years ended December 31, 2008 and 2007, respectively. The increase in R&D expenses pertains to the Company’s efforts to broaden and strengthen its product portfolio.

Income Taxes

Income tax is accounted for using the tax effect accounting method, whereby the income tax expense of the current period is determined based on the total amount of the income tax payable for the year and the amount of the tax effect of timing differences. The liability method is used in determining the tax effect of the timing differences. The Company records its income taxes based on the requirements of SFAS No. 109, “Accounting for Income Taxes,” which includes an estimate of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns.

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The management periodically assesses the realizability of deferred tax assets and the adequacy of deferred tax liabilities, including the results of local, state, federal tax audits or estimates and judgments used.

The Company operates in the People’s Republic of China and is subject to its tax laws. In accordance with the relevant tax laws and regulations of the People’s Republic of China, the corporation income tax rate has been revised to 25% across the board for all enterprises, whether domestic or foreign-owned from 33% with effect from January 1, 2008. The Company is subject to the United States of America Tax law at a tax rate of 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods.

Net Income

The net income for the Company was $3,350,299 and $2,689,658 for the fiscal years ended December 31, 2008 and 2007, respectively an increase of $660,641 (or 25%). The net profit margin was 32.2% and 33.4% for the same periods, respectively. Despite a one-time consulting fee in 2008, the Company was able to maintain a strong net profit margin.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes our cash flows for each of the periods indicated:

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2009	2008	2008	2007

Net cash provided by operating activities	$(155,925.00)	$1,858,178.00	$1,704,438.00	$2,665,261.00
Net cash used in investing activites	(2,242,225)	(1,577)	(246,641)	(2,427,710)
Net cash provided by financing activities	2,362,295	625,290	(1,177,386)	(230,423)
Effect of exchange rate on cash and cash equivalents	43,730	113,350	52,076	21,434
Cahs and cash equivalents at beginning of period	665,568	333,081	333,081	304,519
Cash and cash equivalents at end of period	$2,581,781.00	$2,928,322.00	$665,568.00	$333,081.00

We had working capital of $13,316,891 at September 30, 2009.  Our operating and capital requirements in connection with supporting our expanding operations and introducing new products have been and will continue to be significant to us. Although we are profitable for the nine months ended September 30, 2009 and the fiscal years ended December 31, 2008 and 2007, our growth strategy, which is initially focused on accretive acquisitions and organically expanding our product lines will require substantial capital which we may not be able to satisfy solely through our operations.

Based on our current plans for the next 12 months, we anticipate that additional revenues earned from our expanded product line and broadened distribution channels will be the primary organic source of funds for future operating activities in 2010. However, to fund continued expansion of our product line and extend our reach to broader markets, including international markets, and to acquire additional subsidiaries, we may rely on bank borrowing, if available, and the sale of securities.

During the nine months ended September 30, 2009, the Company funded its acquisition strategy through share exchanges and debt.  It executed acquisitions at a total value of $32.4 million, which was paid for by the issuance of $40.4 million shares valued at $27.2 million along with $5.2 million in debt.

Financial Position

Total Assets - Our total assets increased $29,726,313 or 176.6% to $46,559,147 as of September 30, 2009, from $16,841,811 as of December 31, 2008, primarily as a result of assets acquired through our acquisitions.

Land Use Rights – Land use rights represent the license or lease to use available land in the PRC.  The Company utilizes a portion of its land use rights for its China offices and production facilities and for the agricultural production of its basic raw materials.  Land use rights increased $7,171,277 or 91.5% to $15,012,491 at September 30, 2009.  The increase was the result of the Company placing $1.6 million of cash on deposit to secure more favorable rights.  In addition, the Company acquired $5.5 million of additional land use rights through one of its acquisition.

Cash – The increase in cash is explained more fully by the following discussion of cash flows.

Cash Flows for the Nine Months September 30, 2009

Cash Flows from Operating Activities

Operating activities used net cash for the nine months ended September 30, 2009, of $155,925. Net cash used reflects adjusted net income for the period ended of approximately $2,390,722, as adjusted for various items which impact net income but do not impact cash during the period, such as depreciation, amortization and minority interest.  Net cash used also reflects $2,546,647 of cash used to support net changes in working capital items, which included:

●	a $127,127 decrease in accounts receivable as a result of the normal timing of shipping activities and is not considered a significant fluctuation on a $10,608,627 accounts receivable balance ;

●	a $44,329 increase in inventory costs due to the increase in raw materials and bulk materials for expanding production;

●	a $756,485 increase in loans receivable:

●	a $1,866,664 increase in prepaid expenses;

●	a $52,062 decrease in accounts payable which is not considered a significant fluctuation, and

●	a $45,766 increase in deferred revenue due to fluctuations in the timing of shipments.

Cash Flows used in Investing Activities

Our investing activities used $2,242,225 in net cash during the nine months ended September 30, 2009. Net cash used is composed of a $1,614,828 in the purchase of additional land use rights to expand operations.  We also invested an additional $458,797 in our proprietary process technology and potential products and we purchased $168,600 in additional equipment to expand our capacity.

Cash Flows from Financing Activities

Our financing activities provided net cash of $2,362,295 for the nine months ended September 30, 2009. We raised $1,020,600 through the sale of our common stock and borrowed an additional $1,781,532 to support our expanding operations.  We also repurchased and cancelled $440,000 of our common stock.

Foreign Currency Translation

The Company’s operating entities, Sanming Huajian Bio-Engineering Co., Ltd. and Jianou Lujian Foodstuff, Co. maintain their financial records in the functional currency of the People’s Republic of China, which is the RMB, the currency of the primary economic environment in which the entities operate.  For financial reporting purposes, the financial statements are prepared using the functional currency RMB, which have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates, revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	September 30, 2009	September 30, 2008
Fiscal period/year end RMB: US$ exchange rate	6.82	6.84
Average period/yearly RMB: US$ exchange rate	6.82	7.05

The RMB: US$ exchange rate as of December 31, 2008, was 6.85.

Market risks

We are exposed to various types of market risks, including changes in interest rates, foreign exchange rates and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates will increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Commodity price risk

Certain raw materials used by us are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of our commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. We do not speculate on commodity prices.

We rely on a limited number of suppliers for most of the raw materials we use for our CHE business unit.   Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales of our CHE products.  Also we grow the raw materials for our OP business unit and accordingly any problems with our bamboo crop could disrupt production or impact our ability in increase production and sales of our OP products.  If we experience disruptions in our obtaining supplies for either our CHE business unit or our OP business unit, we will need to identify and access alternative sources for such supplies which may in turn increase our costs. Interruptions at our key suppliers could negatively impact our results of operations, financial performance and the price of our common stock.  To mitigate our raw material price risk for our CHE business unit we generally have exclusive ten year contracts with our suppliers and attempt to pass changes in raw material costs to our customers.

We did not have any commodity price derivatives or hedging arrangements outstanding at December 31, 2008, and did not employ any commodity price derivatives during the fiscal year ended December 31, 2008.

Foreign exchange risk

We carry out the majority of our transactions in RMB. Therefore, we have limited exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB.  The RMB is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare. See “Risk Factors—Restrictions on the convertibility of RMB into foreign Currency may limit our ability to make dividends or other payments in U.S. dollars or fund possible business activities outside of China.”

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. According to the National Bureau of Statistics of China, inflation as measured by the consumer price index in China was 4.8% and 5.9% for 2007 and 2008, and a decline of 0.7% for 2009.

Off-Balance Sheet Arrangements

Our financial statements include consolidated majority owned subsidiaries and consolidated VIE’s of which we are the primary beneficiary.

We do not have any other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgment increases, such judgments become even more subjective. While management believes its assumptions are reasonable and appropriate, actual results may be materially different from estimated. Management has identified certain critical accounting policies, described below, that require significant judgment to be exercised by management.

Revenue recognition

Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Share-Based Payments

The Company follows the provisions of ASC Topic 718 formerly SFAS No. 123R, “Share-Based Payment”, which requires the use of the fair value method of accounting for share-based compensation. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments which are equity-classified awards, is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. SFAS 123R also requires measurement of cost of a liability-classified award based on its current fair value.

Accounting for warrants

The fair value of warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants and the estimated fair value of the Company’s common stock and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount the Company computed and recorded, which would have resulted in either an increase or decrease in the compensation expense

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to ASC Topic 740 formerly SFAS No. 109, “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Accounts receivable

Accounts receivable is stated at cost, net of allowance for doubtful accounts.   The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments.   The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance.  The Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted-average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting periods, all of the Company’s products are saleable with high profit margins, the Company did not make any allowance for slow-moving or defective inventories. No allowance of obsolete inventories was provided for during the years ended December 31, 2008, and 2007.

Foreign currency translation

The Company uses the United States dollars (“US Dollar” or “US$” or “$”) for financial reporting purposes. The Company maintains books and records in its functional currency, Chinese RMB, being the primary currency of the economic environment in which its operations are conducted. In general, the Company translates its assets and liabilities into US Dollar using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

For financial reporting purposes, the financial statements are prepared using the functional currency RMB, which have been translated into United States Dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates, revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	September 30, 2009	September 30, 2008

Fiscal period/year end RMB : US$ exchange rate	6.82	6.84

Average period/yearly RMB : US$ exchange rate	6.82	7.05

The RMB: US$ exchange rate as of December 31, 2008, was 6.85.

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Recently issued accounting pronouncements

Recent accounting updates that the Company has adopted or that will be required to adopt in the future are summarized below.

In June 2009, FASB issued its final statement SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162”. SFAS 168 made the FASB Accounting Standards Codification (the Codification) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASU). The FASB will not consider ASUs as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.

In August 2009, the FASB issued ASU 2009-05 which includes amendments to Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall”. The update provides clarification that in circumstances, in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. The amendments in this ASU clarify that a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and also clarifies  that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this ASU is effective for the first reporting period, including interim periods, beginning after issuance.  The adoption of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

In September 2009, the FASB issued ASU 2009-06, Income Taxes (Topic 740), “Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”, which provides implementation guidance on accounting for uncertainty in income taxes, as well as eliminates certain disclosure requirements for nonpublic entities.  For entities that are currently applying the standards for accounting for uncertainty in income taxes, this update shall be effective for interim and annual periods ending after September 15, 2009. For those entities that have deferred the application of accounting for uncertainty in income taxes in accordance with paragraph 740-10-65-1(e), this update shall be effective upon adoption of those standards. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial position and results of operations since this accounting standard update provides only implementation and disclosure amendments.

In September 2009, the FASB has published ASU No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”. This ASU amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall”, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This ASU also requires new disclosures, by major category of investments including the attributes of investments within the scope of this amendment to the Codification. The guidance in this Update is effective for interim and annual periods ending after December 15, 2009. Early application is permitted.   The Company is in the process of evaluating the impact of this standard on its consolidated financial position and results of operations. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-13, “Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, “Revenue Recognition-Multiple-Element Arrangements”, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also requires expanded disclosures. The guidance in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-14, “Software (Topic 985)-Certain Revenue Arrangements that Include Software Elements” and changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software-Revenue Recognition”. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance.  The guidance in this ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.  The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

Other ASUs not effective until after September 30, 2009, are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

BUSINESS

Corporate Overview

We are an award winning innovative bio-engineering company that utilizes green process manufacturing to produce raw chemicals and herbal extracts, natural supplements and organic products.  We are focused on the Asia-Pacific region.  Our key products include Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.  Our growth plan targets an aggressive acquisition driven strategy supported by organic growth.  Through ONE Bio, small private companies that we acquire are provided access to capital, experienced management and strategic insight. We build strong synergies among our subsidiaries to enhance stockholder value.  We work with each subsidiary to promote organic and acquisition driven growth.  We are committed to becoming a leader in bioengineering utilizing green processes.

Operational Summary

Our operations are divided into two principal complementary operating business units that focus on producing chemical and herbal extracts (our “CHE” business unit) and organic products utilizing green processes (our “OP” business unit).  Currently, approximately 45 % of our revenue comes from the CHE business unit and approximately 55% from our OP business unit.

We also have an internal financing arm that assists and supports the growth of our core bioengineering business units.  We believe this provides us an excellent opportunity beyond funding our core operations to also provide purchase order financing to third-party clients that purchase products from our subsidiaries.  In this arrangement, our internal financing arm can insert itself into the collection process, expediting cash flow and debt repayment for all parties ultimately driving our growth rate.

GP and our CHE operating division

Our CHE business unit operates under the umbrella of our GP subsidiary, which contractually controls and operates Sanming, a PRC company that is a research and development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing the extractions from tobacco leaves.  Sanming’s position in the bioengineering industry comes from its research and development using patented methods to create downstream products ranging from plant indigenous medicine, pharmaceutical intermediates to eco-friendly products.  Since 2007, Sanming has developed a variety of natural organic products using tobacco leaves.  Our CHE unit produces chemical and herbal extracts for use in a wide range of health and wellness products.  Utilizing green technology and proprietary processes our CHE unit extracts health supplements, fertilizers, and pesticides from waste tobacco. Our CHE unit’s chemical extract processes from tobacco leaves delivers high purity Solanesol (98%) which can be further extracted into CoenzymeQ10 (“CoQ10”). Discarded tobacco leaves are further extracted to produce organic fertilizers both powdered and particulate and thereby substantially eliminates any waste. CHE also extracts from a variety of plants Resveratrol and 5-HTP, which are key components in many consumer health and wellness products.  We distribute our CHE products through established independent third party distributors pursuant to long term distribution agreements.  Our distributors are focused on the bio-health industry and raw chemical intermediates industry.   This permits use to more accurately forecast sales and required production.  In addition, feedback from our distributors provides the company with good visibility on changes in consumer demand.  In addition, we have established distribution channels, such as universities and hospital research centers.

UGTI and our OP operating division

Our OP business unit operates under the umbrella of our UGTI subsidiary, which contractually controls and operates JLF, a PRC company that is a green-technology enterprise that specializes in the production of organic products and fertilizers based on bamboo. JLF was one of the first companies in China to formulate a “zero-to-zero” process starting from cultivation to distribution, and taking it further by developing organic fertilizers from bamboo skins and thereby substantially eliminates waste in the process. JLF concentrates on processing bamboo shoots and bamboos which it sells domestically in China and exports to other countries.  Our OP unit manufactures a variety of consumer and commercial-use health and energy drinks, organic food products and fertilizers primarily based on bamboo. Organic food products based on bamboo are low in saturated fat, cholesterol and sodium yet high in dietary fiber, vitamin C, potassium, zinc, and numerous other nutrients, making bamboo shoots ideal for weight loss and maintaining a healthy life style.  Also, the Moso bamboo leaf extract, which contains soluble and insoluble fiber and antioxidants, is used to make a caffeine-free energy drink or is infused into white rice creating green bamboo rice with health benefits. Our OP unit also uses bamboo skins to produce organic fertilizers, thereby substantially eliminating waste in the process.  Presently, JLF operates production lines to produce both 18L boiled bamboo shoot cans and boiled vegetable cans. The production capacity in 2008 reached 20,000 tons, an annual output value of RMB 120,000,000.00. This includes the production of 50 kinds of products, such as 18L boiled bamboo shoot cans, boiled bamboo shoot cans with vacuum packing, boiled mixed vegetables, boiled seasoned vegetables and Kamameshi (a Japanese rice dish), with the quality rating which meets the national and international standards.  The boiled bamboo shoots and mixed vegetables account for the majority of the products sold with approximately 80% of all products sold domestically and approximately 20% exported to other countries such as Japan, Southeast Asia, Europe and North America.  We distribute our OP products directly to conglomerate supermarket chains such as Kobe Bussan in Japan, hotels, hospitals and restaurants, and through a network of established, independent third-party distributors pursuant to long-term distribution agreements.

In order to harvest the benefits of integrating growing and profitable Chinese operating enterprises with the management and financial techniques available to North American enterprises, we adhere to a “Yin-Yang” management strategy based on the Chinese Philosophy of “Correlative Thinking”.   The core components of this approach are: constructing a strong, balanced team; addressing the needs of investors; and realizing the importance of diversity.

In practical terms, our strategy is to combine the manufacturing expertise and work ethic of the Eastern world with the investment experience and management skills of seasoned North American companies.   Our team in China works together with our North American management to grow our core business, and provide transparency with an emphasis on risk management and internal controls.

Complimentary Strategies

We have assembled a combination of complementary strengths that we believe will enable us to successfully implement our accretive acquisition and organic growth strategies and capitalize on the large and growing markets for our nutraceutical and organic products.

●	Winning Rapid and Sustainable Growth Strategy

We believe that our growth strategy allows us to focus our resources to capitalize on opportunities.  By first focusing on accretive and synergistic acquisitions, we believe that we will accelerate our expansion beyond what would be achieved through a pure organic growth strategy.  Once substantial mass is achieved, we then intend to integrate the acquisitions to improve profitability, achieve production and technology strategies, capitalize on efficiencies of scale and expand our product portfolio, distribution channels and customer base.  We believe that this strategy will increase our product diversification, reduce our business risks and expand our accretive opportunities.

●	Established Platform for Organic Growth

We are a vertically integrated company with our own agricultural lands, research and development, proprietary manufacturing processes and distribution channels. Our operating companies are profitable and have established branded products and experienced management teams.  We believe that these capabilities position us for organic growth in our product offerings and will serve as a template for successfully integrating additional acquisitions.

●	Research and Development Team with Ability to Identify Commercially Viable Products

Led by our Chief scientist, Dr. Jian Ming Chan, we have assembled what we believe to be a skilled and experienced research and development team that includes engineers, chemists, doctorates and adjunct professors.  In addition to possessing a multi-discipline background, our research and development team has affiliations with several prominent research universities in China, including the Fudan University.  Our team has leveraged these relationships and their own skills to produce among other things our proprietary extraction process, which affords us a production cost advantage and our “zero-to-zero” green production process.  An essential component of our growth strategy is to expand our product offerings through both acquisition and organic growth.  We look to our research and development team to continue to provide the new products and innovative production techniques that will fuel our continued organic growth and provide us with a competitive advantage.

●	Experienced Managers with the Ability to Identify and Integrate Acquisitions

We have assembled a team with significant successful mergers and acquisition experience.  Our CEO, Mr. Silvasan is a senior executive with over 17 years of experience in business development, mergers and acquisitions, strategic alliances, marketing, sales and finance.  Our Chairman, Mr. Weingarten is a seasoned executive and entrepreneur with over 30 years of experience in managing companies from early stage of development to more seasoned corporations worldwide.  Mr. Weingarten has extensive experience in mergers and acquisitions, having participated in over 40 such transactions throughout his career.  We believe that that our North America management team positions us properly to participate in the consolidation of our industries.

●	Seasoned Divisional Managers with Track Record of Achieving and Maintaining Profitability

Our China operations team, which includes sales, marketing and production personnel, is led by Mr. Zhao and Mr. Tang.  Mr. Zhao has over 20 years of business experience at a number of successful companies where he served in senior positions ranging from general manager to chairman.  Mr. Tang  was selected by  the Committee of Association of Industry and Commerce of Jianou  as one of the Top Ten Most Outstanding Young Entrepreneurs in 2009 and serves as a member of the Standing Committee of the Chinese People’s Political Consultative Conference (C.P.P.C.C.) of Jianou, a member of the Standing Committee of the Association of  Industry and Commerce of Jianou , the Executive Vice President of Fujian Bamboo Association as well as the President of Nanping Association of Young Entrepreneurs.  Under their direction, our operating business units have achieved and sustained profitability.  We believe that these individuals and their respective teams are well-positioned to execute our growth plans.

●	Create Win-Win Relationships for Participants

We believe that our strategy provides us with an excellent opportunity to participate in the growth of China and the entire Asia-Pacific Region.  To our acquisition targets, we believe that we offer owners of smaller private companies the opportunity to diversify their investment by being part of a larger, multi-faceted public company and at the same time provide access to capital that would not be available to them otherwise.   To the Chinese government, we offer a “zero-to-zero” green process, which minimizes waste.  To our customers, we offer safe, high- quality, organic products.  To our research partners, we offer practical implementation of innovative technology, and to our suppliers, we offer a stable well-managed growth partner.

Focus on Asia-Pacific Region

We are headquartered in Miami, FL, USA; however, our primary operating enterprises, Sanming and JLF are based in Sanming City and Jianou City, respectively in the Fujian province of China.  Our operations are currently focused on the Asia-Pacific Region, which currently generates approximately 95% of our revenue.

China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter and 10.7% year-over-year in the fourth quarter, up from 6.1% and 7.9% in the first two quarters. For the full year 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007.  The continued strength of China is evidenced by, among other things, significant growth in retail sales as well as urban fixed-asset investment.  Our product lines and strategic focus are designed to capitalize on this growth.  At the same time, many small businesses in Asia-Pacific continue to be undervalued, providing significant opportunities for us to accretively acquire companies that complement our business strategy.  Smaller and mid-size Asian companies, partially due to numerous listing requirements in Asia, recognize the value of combining with us and as such, these target companies can be acquired at more reasonable prices.  On the cost side, traditionally lower labor costs in the Asia-Pacific Region contribute to higher profit margins, while still maintaining very high product quality standards.

Need and Potential Growth of China’s Nutraceutical Industry

The following are excerpts from a November 1, 2008 article published at Nutraceuticals World website by Jeff Crowther, Chief Representative & Director, Natural Products Association—China.

“China’s dietary supplement or nutraceutical industry began approximately 20 years ago.  Today it is estimated to be approximately $6 billion in annual sales, according to the China Health Care Association, which is an association attached to China’s Ministry of Health.  Although the industry is young compared with the U.S., and about one-fourth its size, the potential for sizeable growth is significant due to China’s rapid economic growth and increasing consumer demand for natural products that promote health and overall wellness.”

“According to the Chinese Academy of Social Sciences, the Chinese middle class accounted for 19% (247 million) of the population in 2003 and is expected to increase to 40% (520 million) by 2020—larger than the current combined populations of the U.S., Canada, the U.K. and Japan.”

“In 1979, China instituted the “One Child Policy.”  Most recently, the government decided to uphold that policy in crafting its five-year plan (2006-2010).  As a result, parents are willing to spend extra money to ensure their child has every advantage in life, especially when it comes to health and nutrition.  Due to what has become known as “the little emperor” phenomenon, the infant and child category represents one of the top sectors among health foods and supplements.”

“At the other end of the population spectrum is the elderly.  According to the U.S. Census Bureau, China’s population age 60 and above was more than 142 million in 2005. The bureau estimates that by 2025, this demographic will more than double in size to approximately 290 million.  Nutritional products will lead the way for sustaining the health of many of these individuals.  Age-related deficiencies can lead to catastrophic health and lifestyle costs, many of which could be prevented through dietary supplement use.”

China’s Expanding Organic Products Industry

Li Debo, deputy-director of the Organic Food Research Centre under the State Environmental Protection Agency, reported in 2006 that “There was virtually no domestic market for organic products in the early 1990s.  But now big cities like Beijing and Shanghai have many specialized shops for organic food, selling vegetables, tea, rice, honey and fruits.” An estimated two million hectares of farmland are under organic cultivation, while some 1,400 companies and farms have been certified organic. Exports are the main driving engine behind the sector’s growth. Chinese organic products are exported mostly to Europe where they dominate the supply of pumpkin, sunflower seeds, and kidney and black beans. The U.S. and Japan are also major buyers of Chinese organic products.

With the rapid development of living standards in China and the Asia-Pacific Region in recent years, organic agriculture and the market for organic foods in China and the Asia-Pacific Region are developing at a rate of 30% per annum.  In 2005, China introduced the China National Organic Product Standard and The Rule on Implementation of Organic Products Certification which covers production certification and imports of organic food products.  By the end of 2007, China became the second largest area of certified organic cultivation land (4.10 million hectares), producing about 30 categories and more than 500 species of organic products.  Due to the advantages of abundant resources, market demand, government support and promotion of health benefits, we believe that China’s organic food industry will continue to experience strong growth in the future.

Business units and Products

We operate two established and successful business units, as follows:

ONE Bio, Corp (USA)

CHE Business Unit		OP Business Unit

Green Planet	Trade Finance Solutions	United Green Technology,
Bioengineering, Co., Ltd.	(CAN)	Inc. (USA)
(USA)

Elevated Throne Overseas,	TFP International (USA)	Supreme Discovery Group,
Ltd. (BVI)		Ltd. (BVI)

Fujian Green Planet Bio-		Fujian United Bamboo
Engineerign, Co., Ltd.		Technology Company, Ltd.
(WFOE)		(WFOE)

Sanming Hujian Bio-		Jianou Lujian Foodstuff, Co.
engineering, Co., Ltd. (PRC)		(PRC)

Chemical and Herbal Extracts (CHE)

Our CHE unit is a research and development company with a focus on improving human health through the development, manufacture and commercialization of bio-ecological products and over-the-counter products utilizing the extractions of tobacco leaves.

This operating division produces chemical and herbal extracts for use in a wide range of health and wellness products, including:

●	Chemical Extracts

°	High Purity Solanesol (98% purity) which is extracted from discarded tobacco leaves is the mother chemical intermediate for many high-value bio-chemicals such as Coenzyme Q10 and vitamin-K analogues

°	CoQ10 (derivative from Solanesol) is a non-specific immune intensifier, which takes part in cell metabolism and respiration.

●	Herbal Extracts

°	Resveratrol is an active component and a powerful antioxidant extracted from Huzhang (Polygonum cuspidatum). It is extensively used for treatment of various cancers and Alzheimer’s disease.

°	5-HTP (5-Hydroxytryptophan) which is extracted from Griffonia seed has been clinically demonstrated be effective for the treatment of depression, weight control and insomnia.

°	Powdered & Particulate Fertilizers is extracted from discarded tobacco leaves.

Organic Products (OP)

This operating division focuses on improving human health through the development, manufacture and commercialization of a variety of consumer and commercial use organic health and energy drinks, organic food products and organic agricultural products, principally fertilizers based on bamboo, including:

●	Vacuum packed for freshness:
o	Fresh Moso Bamboo shoots
o	Seasoned organic bamboo shoots
o	Seasoned organic vegetables
o	Seasoned organic vegetables with bamboo shoots
●	Convenient supermarket packages: cooked
o	Seasoned bamboo shoots
o	Seasoned vegetables
o	Seasoned vegetable and rice packages
●	Canned industrial use or commercial use (i.e. for hotels, restaurants):
o	Water bamboo shoots
o	Water chestnuts
o	Water baby corn
o	Water mixed vegetables
o	Organic fruits
●	Extracts: used for organic energy beverages
o	Bamboo extracts
●	Fertilizers:
o	Organic fertilizers using bamboo skin

Our Growth Strategies

We believe that a focused acquisition strategy for the next eight to ten quarters will allow us to grow at an accelerated, controlled, accretive pace.  Subsequently, we intend to put greater focus on organic growth, consolidation and integration of redundant labor, plant and equipment.

We believe that there are compelling opportunities to acquire target companies in the Asia-Pacific region at attractive multiples.  The acquisition targets we seek are profitable and well-run companies whose potential is constrained due to lack of access to domestic financial markets.  We provide that access along with the added benefit of our management expertise and strategic direction.

We believe the key to accelerated and sustainable growth will be centered on a two stage strategy that begins with successfully completing a series of accretive acquisitions. Once we reach a significant scale, we intend to launch the second stage of our strategy.  This stage will focus on production and technology synergies and efficiencies and product portfolio expansion along with the customer base and distribution channels through a horizontal integration process.

We intend to achieve scale by acquiring companies or assets that have one or more of the following characteristics:

●	An established customer base
●	Existing plant and equipment
●	Excess production capacity
●	Attractive and complementary product portfolio
●	Vertical or horizontal integration synergy
●	Innovative patents and or technology
●	Processes or products with scalability
●	Established complementary distribution channels

We also believe that management expertise is an essential ingredient to achieving scale both organically and by acquisition.  To execute this strategy, we have brought together both the financial and transactional expertise to identify and acquire accretive and synergistic targets and the operational expertise to effectively integrate operations and profitably expand business or product lines.  We believe our management and operations teams combine the operational expertise and work ethics of the Asia-Pacific Region with the managerial, financial and transactional skills of North America.  The CHE and OP business units will principally execute and manage our organic growth strategies.

Our CHE Organic Growth Strategy

Our CHE unit’s principal revenue producing activity involves the extraction of Solanesol from the remains of tobacco leaves.  Our CHE intends to purchase additional tracts of tobacco leaf land and has the contractual relationships necessary to receive tobacco leaves from tobacco companies on an ongoing basis.  This unit also has established relationships to negotiate additional tobacco leaf contracts necessary to support the organic growth rate of the Chemical Extract Division.  These relationships, coupled with our ability to make fertilizer out of the rest of the used tobacco leaves after the Nicotine Sulphate and Solanesol have been extracted ensure that such used tobacco leaves will not be reused into low-grade cigarettes and that the process results in little waste.  Further, by making organic fertilizer from tobacco leaf waste, our CHE unit also generates additional revenue from a waste product.

Our chemical extract division has a patented approximately 98% dual extraction process that allows our CHE unit to remove Solanesol from the remains of tobacco leaves in a cost effective way.  Our Japanese competitors extract only approximately 30% of tobacco leaf waste.  Our CHE unit has the expertise, ability and market demand to expand its manufacturing capacity and to vertically integrate the chemical extract subsidiary.  With a portion of the capital raised from the proceeds from this offering, we intend to invest in increasing our manufacturing capacity to a level adequate to support the CHE unit’s planned organic growth. As part of our vertical growth strategy, we also intend to manufacture CoQ10, which is one of the finished products produced from the chemical extract Solanesol.

We intend to expand our CHE distribution sales channels and geographic sales areas horizontally to include Europe, Asia-Pacific nations and the USA.  Our entry into the US and European markets will follow the launch of our finished or “end user” over-the-counter products.

Our OP Organic Growth Strategy

Our OP unit’s principal revenue producing activity involves the production of organic food products primarily from bamboo. This unit continues to purchase access to land for its bamboo cultivation as part of its vertical integration and organic growth strategy.  At present, our OP unit has approximately 35% of its land access available for growth opportunities.  We believe this unit is the 3rd largest bamboo cultivation business in all of China.  We intend to continue to grow our capacity to cultivate bamboo and organic products.  Furthermore, we intend to develop our own products for distribution over the next 4 quarters rather than distribute raw materials to the channel.

Our management has also identified several key strategic areas as targeted opportunities for horizontal expansion both in China and abroad.  This unit already distributes its products in Japan, China and Europe.  It will continue to expand in these geographic areas as well as the United States over the next 3 quarters.  The expansion in China is also well under way and domestic markets with strong product expansion potential have been identified.  Additionally, key entry points have been attained in Japan and exports of products are poised for growth.  The further expansion into Europe and the United States is progressing through the identification of distribution channels, but we believe will progress more slowly than the Asia-Pacific Region because of the required approval and qualification of our products by targeted countries. In conjunction with the expanded sales and distribution initiative, our OP unit is also in frequent contact and discussion with both the local and Federal PRC government to obtain additional land lease rights for rich bamboo.  The OP unit has been very successful in procuring these rights and expects this to continue, resulting in increased production capacity and allowing for expansion of the product lines.

Recruitment and qualification of distributors within the targeted regions has been implemented and the process is ongoing.  Distributors catering to organic food retailers and health stores are our primary targets. The existing distribution in each region is assessed and our OP division makes the decision to either engage distributors or to sign direct distribution agreements with the retailers to reach its target market.  We believe that a mix of both strategies can be implemented within a targeted region.

Market Analysis

Overview of China

China is the second largest economy in the world when measured on a purchasing power parity (PPP) basis.  China has had the fastest-growing major economy for the past 30 years with an average annual GDP growth rate above 10%.  Per capita income has also grown at an average annual rate of more than 8%, drastically reducing poverty.  China’s economic recovery continued to strengthen in the second half of 2009. China has reported that its GDP growth accelerated to 8.9% year-over-year in the third quarter and 10.7% year-over-year in the fourth quarter, up from 6.1% and 7.9% in the first two quarters. For the full year 2009, GDP growth was 8.7% year-over-year, compared to 9.8% in 2008 and 11.4% in 2007.  Despite the global economic downturn, China’s economic growth continues to out pace the rest of the world.

In a BBC news article published Friday, November 13, 2009, BBC News noted “This is an astonishing performance considering that China’s major export markets have dried up.  Why has it happened? Mainly because of the stimulus package and the accompanying rise in short-term credit (China, unlike the rest of the world, has not experienced a credit crunch).”

Nutraceutical Industry Outlook

A nutraceutical product can be defined as a food, medical food, botanical, homeopathic remedies or dietary supplement that has a health benefit that includes the prevention and treatment of disease.  The nutraceutical market segment is the principle focus of the currently available intermediate chemicals and the emerging finished products of our CHE business unit such as CoQ10.

According to a 2008 report from Global Industry Analysts, Inc., the global market for nutraceuticals will surpass $187 billion by 2010.  And according to a 2006 Frost & Sullivan report, the market size of the Chinese nutraceutical market, comprised of functional foods, functional beverages and dietary supplements, was estimated to be $12.5 billion in 2005. Functional foods generally refers to food with added beneficial ingredients or fortified with nutritional ingredients such as calcium. Functional beverages generally refer to sports or energy drinks and similar products. Dietary supplements are products with vitamins, minerals, herbs or other plant-based products. The main channels for distributing nutraceutical products, including health foods, in China are supermarkets and retail outlets. According to the 2006 Frost & Sullivan report, in 2005, the functional beverage market was estimated to be $5.0 billion and the dietary supplement market was estimated to be $4.5 billion.

Some nutraceuticals may be registered as health foods in China and are subject to approval by the SFDA. General nutritional supplements are generally not regulated by the SFDA; however, local government agencies may impose certain manufacturing requirements on these products aimed at protecting their hygiene.

According to an article for Food and Drink Europe, published May 5, 2008, Lorraine Heller quantified the Asia-Pacific nutraceutical market as follows:

“The region accounted for 44 percent of global nutraceutical sales in 2006, compared to 32 percent for North America and 14 percent for Western Europe.

Latin America and Eastern Europe lagged behind at around 3 percent each, while the African, Middle Eastern and Australasian markets jointly accounted for 3 percent of global sales, according to figures drawn together by Capsugel’s global business development manager for dietary supplements Peter Zambetti.

“Asia-Pacific is quite surprisingly the largest global market. There’s a lot of change going on right now, and a lot of opportunities for dietary supplements,” he said.

Mr. Zambetti, who is also in the International Alliance of Dietary/Food Supplement Association’s (IADSA) global market affairs department, was addressing attendees at the recent Supply Side East trade show in Secaucus, New Jersey, where he presented an overview of the global nutraceuticals market.

According to the data he pooled from Euromonitor, Datamonitor, Mintel and Nutrition Business Journal, the global market for these products was worth over $52bn in 2006 - the latest comprehensive figures available - with estimates suggesting that the market has since grown an additional 4-6 percent.

The United States remained the largest single nation market, with 2006 sales placed at $15.6bn.  Japan was the second single largest market, worth $11.4bn despite a significant decline in sales from prior years brought on by regulatory changes that have placed pressure on the industry. China came third, with sales of $5.9bn in 2006, while South Korea was next, with a market valued at $1.9bn. Together with the $1.3bn Taiwanese market, which was the seventh in line in terms of size, the markets in the Asia-Pacific Region made up around $20.5bn of nutraceutical sales.

Asia-Pacific Region

Mr.Zambetti also provided a break-down of the market preferences in different regions around the world.

In Asia-Pacific, he said the most popular single nutraceuticals category was that of tonics, which accounted for around $4bn in sales in 2006.  Calcium was next, recording sales of over $1.5bn, followed by protein powder, which saw almost $1bn in sales.  Other products in descending order of popularity included child-specific nutraceuticals, glucosamine, ginseng, minerals, probiotics and fish oils.

China

In the Chinese market, the most popular single nutraceutical was calcium, which saw sales of around $1bn in 2006. Protein powder was next, with sales of around $700m. Mr.Zambetti highlighted the fact that protein powder is particularly popular as a gift in China, where it is often presented to hosts in the same way that western consumers may present wine as a gift.   Multivitamins were the third largest single category, accounting for over $600m in sales. Tonics came close behind, followed by child-specific products at just under $400m.  Ginseng accounted for over $350m in sales, while fish oils were around the $100m mark, followed by minerals.  China also had a large ‘other’ category, which accounted for over $1.5bn in sales. This included combination formulas, Lingzhi and E-Jiao, which is made from donkey hides, and which is thought to help with diarrhea.

During 2007, Mr.Zambetti said that growth in the Chinese market slowed to six percent on the back of direct selling issues.   “It’s a very expensive market to get into, but there are huge opportunities there for targeting the middle class,” he said.

Japan

Combination formulas in Japan were the largest nutraceuticals category in 2006, accounting for over $650m, said Mr.Zambetti.  Probiotics came next, with over $350m in sales. Prune products came in third, with sales of over $300m. Mr.Zambetti explained that prune extract is sold in Japan to aid digestion.   Royal jelly and calcium also had sales of over $300m, followed closely by amino acid products. Co-Enzyme Q10 and Agaricus both recorded sales of over $250m.

Japan was the only major dietary supplement market to show a decline in 2007, said Mr.Zambetti. This was due to restrictions placed on the market by regulators, which significantly limited the way in which products can be marketed and the claims they can make.”

Organic Products Industry Outlook

The organic products market segment is the principle focus of the currently available organic products from bamboo and planned emerging finished products from other organic crops of our OP business unit.

According to a recent report by USDA’s GAIN report, the organic market in China has been growing at an annual double digit rate over the past decade. Although the early stage of organic farming in China was initiated by the demand from foreign countries, increased awareness of nutrition, health, and food safety issues and ever expanding disposable incomes are the main factors driving the domestic demand for organic products. According to the Organic Food Development Center (OFDC), total sales of organic products in China reached $500 million in 2007.

Chinese consumers’ concerns about domestically produced food products and food safety issues in China have deepened as a result of the recent notoriety involving melamine-tainted dairy products and eggs.  Melamine is a nitrogen-rich chemical that was added illegally to milk or animal feed to increase protein levels in testing. As Chinese consumers concerns are increasing, these cases are also creating opportunities for safe and reliable certified organic food products.

Beth Keck, Wal-Mart Senior Director of International Sustainability reported on November 9, 2009, that “The biggest change in customer behavior can be seen in China. You’ll see it in a change in where [consumers] shop. There is a shift from shopping in the wet market to shopping in organized retail and going to retailers due to food safety.”

Domestic demand for organic products coupled with opportunity to export organic products to developed countries, has created a cultural shift among the Chinese farmers. Farmers demand for organic fertilizers and pesticides is rising rapidly. According to an article by Mark Tallon, PhD, of NutriSciences, Organic agriculture is developing at a rapid pace. The global market doubled during the 2000-2006 period to exceed $27 billion annually. Of the 138 countries with data regarding arable organic land, China has become the second largest with more than 2 million hectares, $350 million in organic export revenue (2005), and an annual growth rate of more than 30%.

At a discussion held at the Asia Society, Stonyfield Farm CEO Gary Hirshberg said conditions particularly favor organic development in China - which now has four times the amount of organic land than the US, the world’s largest consumer of organic food - citing factors such as, China’s 4,000-year-old agricultural and dietary traditions and an abundance of marginal and disrupted land.

Wen Tiejun, an agricultural economist, has described the creation of organic farming trial zones around big cities as “Noah’s arks” that could avert social disorder by providing employment for migrant workers and laid-off people.

The past few years have also witnessed a rise of Nong Jia Le, or “Vacation in the Countryside.”  City dwellers in Shanghai travel to the countryside during weekends or holidays and stay for a day or two. Having an organic meal, harvesting fruits and vegetables and touring the local farms have become popular Nong Jia Le events.

The Chinese government is supportive of organic farming as a way to boost the incomes of the 800 million people living in the rural areas, as evident in its five year blueprint for the economic development.

This cultural shift among the Chinese farmers towards organic farming has created a niche market for not only for our organic fertilizers and pesticides but also for our certified organic food products.

TARGET MARKET

Our CHE Target Market

Our CHE business unit is primarily focused on the nutraceutical, health supplements and vitamins market segments. The CHE division delivers raw materials such as intermediate chemicals including CoQ10 and Solanesol and herbal extracts including Resveratrol and 5HTP.  It produces by-products, such as tobacco leaf based fertilizers and a complete series of therapeutic products that target salons and nutrition retail locations.

Our OP Target Market

Our OP business unit is primarily focused on the organic food products market segment although it does produce by products, such as bamboo based fertilizer, which distribute to other market segments.  Within its broad market segment, our OP unit targets larger grocers and supermarket chains along with specialty health food retailers and restaurants.  Major hotel chains and hospitals are also becoming major buyers of organic products, especially in Asia.

Competition

We face competition from both domestic Chinese and international producers.  Most are direct manufacturers that specialize in targeted products only and do not offer a full range of bio-ecological or retail consumer products.  Many of our competitors are larger than we are and have greater access to the financial markets than we do.

Our primary domestic Chinese competitor producers are:

●
Xi’An Haotian Bio-Engineering Technology Co., Ltd, founded in Feb, 2003, is specialized in manufacturing high quality and reliable raw material for all healthy industries including functional food nutritional supplement, pharmaceutical, cosmetic in worldwide.  Haotian is an established exporter in healthy industry in China.

●
Shaanxi Sciphar Biotechnology Co. Ltd. is an ISO9001:2000 accredited producer engaged in the research and development & production of natural plant extracts, chemical intermediates and chemical synthetic materials.  They develop enhanced therapeutic products. They provide natural chemical ingredients and active pharmaceutical ingredients. Their synthetic chemicals include 10-hydroxycamptothecin, 7-ethyl-10-hydroxycamptothecin, irinotecan HCL trihydrate, coenzyme Q10 and resveratrol and solanesol.

●
American Oriental Bioengineering, Inc., is publicly traded on the US financial markets and along with its subsidiaries, engages in the development, manufacture, and commercialization of a range of pharmaceutical and healthcare products. It offers prescription and over-the-counter pharmaceutical products, and nutraceutical products. American Oriental Bioengineering markets products under “SHJ” brand name; the “Three Happiness” brand name and AOBO-001, an oral capsule developed from traditional Chinese herbal medicine. American Oriental Bioengineering sells its products primarily to hospitals, clinics, pharmacies, and retail outlets in China.

●
China Sky One Medical, In., is publicly traded on the US financial markets and through its subsidiaries, engages in the development, manufacture, marketing, and sale of over-the-counter, branded nutritional supplements, and over-the-counter plant and herb based pharmaceutical and medicinal products primarily in China.

These producer/wholesalers sell only the raw chemical materials.  In addition, these producer/ wholesalers do not produce 100% of their products, when in need they will act as a middleman to buy and sell products.  The production facilities are not equipped to produce sufficient quantities necessary to satisfy their order volumes.  They also suffer from limited access to adequate raw materials, primarily tobacco leaves.

We believe our CHE product offering is superior and our manufacturing process is more efficient, which results in a lower price compared to its competitors. Our “one-stop shop” concept offers a variety of raw chemical products as well as over-the-counter health products.  This concept drastically differs from conventional manufacturers as wholesalers or distributors.  We believe our broader spectrum of product offering increases our customer loyalty and allows us to be more closely attuned to the needs and expectations of our overall customers.

Our CHE unit also competes against large surface manufacturers across the world.  However, they only produce and promote raw chemical materials and some intermediate products.  Some of the largest international players are:

●
Kaneka Corporation (Japan) - This diversified company’s products include anti-hypertensive intermediates, but also margarine and shortening. Its largest individual segment makes food products, although its chemicals units include both basic chemicals and plastic resins (caustic soda and sealants). Other units manufacture magnet wire, optical films, synthetic fibers, and pharmaceutical intermediates. Kaneka was among the first Japanese chemical companies to expand overseas when it launched a Belgian subsidiary in 1970 and still draws a relatively significant portion of sales from outside the country.

●
Hanseo Chemical Co Ltd (Korea) - Established in 1994, Hanseo Chemical Co., Ltd., is a certified BGMP enterprise, which is a Manufacturer and Exporter of Active Pharmaceutical Ingredients, Intermediates and Fine Chemicals in Korea.

●
Federal Laboratories Corporation (Buffalo, NY) - Federal Laboratories manufactures and processes Health Food Supplements and pharmaceutical raw materials for the wholesale market. Each product is made from start to finish at its facilities in Buffalo, New York. The company also offers analytical testing and custom pulverizing services to manufacturers.

Our CHE unit intends to expand to international markets in the 3rd phase of its growth plan.  Currently, our CHE unit has all the necessary licenses to export to international markets.  However, management intends to grow this unit into one of the dominant companies in the domestic market before this unit embarks on sales abroad.

Competition

Our OP unit faces competition from both domestic Chinese and international producers.  Most are direct manufacturers that specialize in targeted products only and do not offer a full range of bio-ecological or retail consumer products.

Our primary domestic Chinese competitor producers are:

●
Fujian Tongfa Group Co., Ltd. - is an HACCP, CIQ, ISO9001:2000, IFS, QS and FDA accredited cannery producer and exporter. It is a top cannery line and produces a variety of canned foods, including canned champignons, canned edible wild fungi, canned fruits, canned vegetables, canned meats, canned sea-foods in tins, in glass jars, in pouches and big drums.

●
China Green Agriculture, Inc., is publicly traded on the US financial markets and through its subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co. Ltd and Xi’an Jintai Agriculture Technology Development Company engages in the research, development, manufacture, and distribution of humic acid based compound fertilizers in China. Humic acid is a natural, organic ingredient for a balanced, fertile soil, and the primary constituents of organic matter. The company also engages in the development, production, and distribution of agricultural products, including fruits, vegetables, flowers, and colored seedlings. The company was founded in 2000 and is based in Xian, the Peoples Republic of China.

Regulatory Restrictions

In 1994 the PRC established the Organic Food Development Centre (OFDC), which introduced its organic certification standards in 1999. The certification of organic goods can be split into domestic and international goods, and associated logos are awarded to manufactures for use on approved products. While domestic certificates are primarily granted by the OFDC, international validation is carried out via the Organic Crop Improvement Association (OCIA). Additionally the State Environment Protection Administration (SEPA) also published a “Standard for Certification of Organic Products and the Regulation for Administration of Organic Food Logo” in conjunction with the international standard.

The implementation and promotion of these standards are conducted through the Certification and Accreditation Administration of China (CNCA). On June 2, 2005, the Certification and Accreditation Administration of China (CNCA) published the Implementation Rules for Organic Product Certification with immediate effect. These rules stipulate certification fee collection, approval procedures, suspension, and cancellation of certification, requirements for organic labeling, and dispute settlement procedures. The organic certification is valid for one year. Producers or farmers must apply for certification renewal each year. The cost of applying for the organic certification for one product is about 20,000 RMB (US$3,000) every year.

Some of the highlights of the certification standards are:

●	Labels with “Chinese organic food products” in Chinese and “Organic” in English must be printed or placed with stickers affixed to the packaging materials of the organic products;

●	Products produced according to national standards for organic products and awarded with an organic product certification can be labeled as “Organic”;

●
Products processed with the organic ingredient content equal or higher than 95% can be labeled as “Organic”. This standard label is required to be printed or attached to the packages of organic products.

●
There are two kinds of certified organic label under the new procedures. One is “Chinese organic product”, and the other is “Conversion to organic product”. The design of the logo is the same, but the color is different, green for organic, brown for conversion to organic;

●	Producers of organic products have to apply for a sales permit and the sales volume cannot exceed the approved limit;

MARKETING STRATEGY AND MANAGEMENT

Overall Marketing Strategy

We are currently pursuing an aggressive acquisition strategy to achieve growth. Our acquisition targets are fast growing, cash flow positive, leaders in industries where management has a long history of operating experience. We seek to acquire companies with proprietary technology, high barriers to entry, repeatable and sustainable revenue streams and synergies with its current operating assets. Our strategy is to support the growth of our operating units with experienced managerial insight and direction and adequate financing. Our key focus is in the acquisition of core operating assets in the bioengineering and technology segments in China and the Asia-Pacific region. We also seek operating assets synergistic with our current operating units and business strategy.

Our CHE Market Strategy

 Our CHE operational strategy is characterized by:

—	Fast-growing, high-tech bioengineering unit that utilizes green technology and proprietary processes to extract highly profitable health supplements, fertilizers, and pesticides from waste tobacco;

—	Proprietary processes and access to raw materials generate gross margins in excess of 60%;

—	Continuously developing health products to expand its product offering including items with retail potential which will add demand for existing products;

—	Markets its products throughout Asia.

Our CHE market penetration strategy for raw chemical material products such as Solanesol, CoQ10 or Nicotine Sulphate, centers on the following implemented strategies:

—	Established referral programs with major universities where most distributors look for new products and technologies.

●	Use the following channels for visibility with potential distributors:

●	Web advertising

–	Internal web optimization

–	Search engine optimization

–	Sponsored links

●	Trade shows

●	Exhibitions

●	Conferences

—	Use contacts within local provincial governments to refer us to established distributors.

As for the retail over-the-counter products such as the company’s organic fertilizers and pesticides, CoQ10 downstream products and “Paiqianshu”, we run aggressive advertising and marketing campaigns such as:

—	TV ad campaign (including static ads and interviews)

—	Local and national newspapers

—	Radio ad campaign (including static ads and interviews)

—	Web ad campaign

Our CHE pricing strategy

The sales of Solanesol, Nicotine Sulphate and CoQ10 represent more than 70% of our CHE unit’s overall revenues.  For these products, there are international commodity indexes that are watched daily on Internet.  This unit uses these indexes to set its prices.

We honor a full two year return (exchange) policy on most of its products for all of its customers.  Since all of our products are derived from tobacco wastes, they can be reprocessed, minimizing losses as a result of returned items.  To date, our CHE division has a return rate of less than 1%.

Our OP Market Strategy

Our OP operational strategy is characterized by:

●	OP business specializes in organic food and agricultural products using bamboo;

●	Growing OP business is divided into two parts:

°	Organic food products; and

°	Organic agricultural products.

●	As organic food products they reflect the growing global trend for organic food;

●	We believe that we are the third largest bamboo producer in China;

●	We have received food safety certifications from China (HACCP), Japan (JAS) and Europe (ESFA).

●	We currently hold over 6,635 acres of organically certified bamboo land in Fujian province, one of China’s largest and most fertile areas. In addition, we also hold 3,252 acres of vegetable land; and

Our OP market penetration strategy is similar to CHE’s strategy and centers on our primary bamboo products.  OP’s strategy is based on the following:

●
Use the following channels for visibility with potential customers.  Our targeted customers include Major retailers such as Wal-Mart, major hotel chains, hospitals and senior homes.  We reach these target customers through:

●	Web advertising

–	Internal web optimization

–	Search engine optimization

–	Sponsored links

●	Trade shows

●	Exhibitions

●	Conferences

●	We also use contacts within local provincial governments to refer us to established distributors that service our target customers.

We also will run aggressive advertising and marketing campaigns such as:

●	TV ad campaign (including static ads and interviews)

●	Local and national newspapers

●	Radio ad campaign (including static ads and interviews)

●	Web ad campaign

Our OP pricing strategy

Our OP division derives its product pricing through market research of similar goods in the marketplace and the cost plus markup approach. A decision is then made to proceed with production if the product meets the margin requirements while being competitive in the marketplace. Volume discounts are provided for larger orders. Product is also personalized to the retailer’s needs and specific market conditions.

Product Line

Description of Products

Our CHE product lines are currently centered around:

●	Chemical Extracts

°	High Purity Solanesol (98% purity)

●	Solanesol extracted from discarded tobacco leaves is the mother chemical intermediate for many bio-chemicals such as Coenzyme Q10 and vitamin-K analogues

°	CoQ10 (derivative from Solanesol):

●
Coenzyme Q10 is a non-specific immune intensifier, which takes part in cell metabolism and respiration.  Humans naturally carry CoQ10, however it diminishes with aging.  CoQ10 has the functions of anti-coronary heart disease, anti-aging, and ongoing medical research is showing additional pharmacological benefits

●	Herbal Extracts

°	Resveratrol:

●	Resveratrol is an active component and an antioxidant extracted from Huzhang (Polygonum cuspidatum). It is used for treatment of various cancers and Alzheimer’s disease.

°	5-HTP (5-Hydroxytryptophan):

●	5-HTP extracted from Griffonia seed has been clinically demonstrated be effective for the treatment of depression, weight control and insomnia.

°	Powdered & Particulate Fertilizers:

●	Discarded tobacco leaves are further extracted to produce organic fertilizers.

Our OP product lines are currently centered on:

●	Vacuum packed for freshness:
o	Fresh Moso Bamboo shoots
o	Seasoned organic bamboo shoots
o	Seasoned organic vegetables
o	Seasoned organic vegetables with bamboo shoots

●	Convenient supermarket packages: cooked
o	Seasoned bamboo shoots
o	Seasoned vegetables
o	Seasoned vegetable and rice packages

●	Canned industrial use or commercial use (i.e. for hotels, restaurants):
o	Water bamboo shoots
o	Water chestnuts
o	Water baby corn

o	Water mixed vegetables
o	Organic fruits

●	Extracts: used for organic energy beverages
o	Bamboo extracts
●	Fertilizers:
o	Organic fertilizers using bamboo skin

Intellectual Property

Patents and Licenses

The following table is a list of our current patents issued by the PRC:

Patent Name	Application No.	Date	Expiry	Designer	Owner
Synchronization and	200610069846.6	2006.8.11	2026.8.11	Min Zhao, Chen	Sanming Huajian
high efficiency				Yanmei, Liu	Bioengineering
process of Solanesol				Caiqing	Co., Ltd.
and Nicotine Sulphate
A Method of	200710009735.0	2007.11.01	2027.11.01	Lin Xuanxian,	Sanming Huajian
Eliminating Plum Bum				Chen Jianmin,	Bioengineering
Products with basic				Chen Yanmei	Co., Ltd.
liquid of zymogene
mung bean

Note - The patent of “Solanesol-clean extraction method” is exclusively owned by Fudan University. However, pursuant to a Technology Development Contract dated July 28, 2005, between Fudan University and Sanming we have obtained the right to use this technology patent until July 27, 2010.

Pursuant to the PRC Patent Law, which was adopted by the National People’s Congress in 1984, as amended in 1992 and 2000, a patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. Our patents are all for invention and subject to twenty year protection.  Also under the PRC Patent Law, any use of a patent without consent or a proper license from the patent owner constitutes an infringement of patent rights.

Trademarks

We hold the following trademarks that are registered with the PRC Trademark Offices of National Industrial and Commerce Administrative Bureau (the “PRC Trademark Offices”):

Trademark	Certificate No.	Date	Expiry	Category	Owner
Paiqianshu	4322405	2007.4.20	20174.4.20	No. 30 Refined	Sanming Huajian
				food from	Bioengineering
				plants, etc.	Co., Ltd.

Jimai QQ	4322404		10 years from	No. 30 Refined	Sanming Huajian
	(Application #)		issuance of	food from	Bioengineering
			certificate	plants, etc.	Co., Ltd.

Jimai QQ	545649		10 years from	No.1 Fertilizer,	Sanming Huajian
	(Application #)		issuance of	chemical	Bioengineering
			certificate	products	Co., Ltd.

Jinliang	4538612		10 years from	No.3 Cosmetic,	Sanming Huajian
	(Application #)		issuance of	household and	Bioengineering
			certificate	personal care	Co., Ltd.
chemicals, etc.
PURESOLAN	6869795		10 years from	No.5 Medical	Fujian Green
	(Application #)		issuance of	products, etc.	Planet Bio-
			certificate		Engineering, Co.,
Ltd
GREENPLANET	6871472		10 years from	No.5 Medical	Fujian Green
	(Application #)		issuance of	products, etc.	Planet Bio-
			certificate		Engineering, Co.,
Ltd

A registered trademark is protected for a term of ten years, renewable for another term of ten years under the PRC trademark law, so long as an application for renewal is submitted to the PRC Trademark Offices within six months prior to the expiration of the initial term.  In addition to trademark and patent protection law in China, we also rely on contractual provisions to protect our intellectual property rights and brand.

Honors

The following table is a list of honors awarded to our operating units by the People’s Republic of China:

Calendar year	Authorities	Presentation	Award Title	Incentives
		Time		(RMB)
2007	Fujian Provincial Forestry	In Aug, 2007	Fujian Leading Enterprise of	100K
	Department, Fujian Provincial		Forestry Industrialization from
	Finance Department		2007 to 2008

2007	Fujian Provincial Agriculture	In Sep, 2007	Fujian Provincial Demonstration	100K
	Department		Enterprise of Processing in
Agricultural Products

2007	CPC Jianou Committee, Jianou	In Feb., 2008	Key Enterprise
Municipal People’s Government

2007	CPC Jianou Committee, Jianou	In Feb., 2008	Revenue Growth Award	100k
Municipal People’s Government

2007	Nanping Municipal People’s	In Aug., 2008	Leading Enterprise of	30k
	Government		Agriculture Industrialization for
2008
2008	Fujian Provincial Finance	In Dec. 2008	Promotion & Demonstration	500k
	Department		Projects of Agriculture and
Science & Technology
,supported by Provincial Finance
for 2008
2008	CPC Jianou Committee, Jianou	In Feb., 2009	Revenue Growth Award	80k
Municipal People’s Government

Research and Development Activities

Research and Development Team

We have assembled what we believe is a highly talented, multi-disciplined team of research scientist and support associates with deep affiliations with several of the most prominent universities and research centers in Asia including the Fudan University in China.  We have devoted approximately 50 people or 15% of our total human resources in the PRC to research and development activities.  The following represents some of our senior research and development team members and their qualifications and accomplishments.

Dr. Jian Ming Chan - Chief Scientist, Director - Professor Chan obtained his doctrine degree in 1993 in Fudan University and is the Chairman of Department of Environmental Science & Engineering of Fudan University.  In past 15 years Dr. Chan has held various senior teaching and managing positions in many universities, including Tokyo University and Osaka University in Japan and famous Fudan University in China, his positions have ranged from senior research partner to Dean of Chemistry Faculty.  In 1999, Dr. Chan was named the Distinguished Youth Professor of Shanghai.

Zhao Yun - Associate Professor at Fuzhou University, has obtained his bachelor’s degree from Jiangxu University in 1981.  He was an undergraduate professor for courses on machinery, vehicle engineering, as well as many other courses both practical and theoretical, such as automotive theory, automotive electrical equipment and electronic equipment, automotive electronic control-system theory and maintenance, auto pilot study.  He has mainly been engaged in research work regarding automotive vibration and testing, design, development and testing of automotive suspension flexible components and damping components.   He has participated in the project “Manufacture of JS2815, 2812-type farm vehicles”, “ZQ50-type Bike walking Aid” and patent-theory productive demonstration and production feasibility study &trial; he presided over School Project “Car Smoothness Test - study of road spectrum testing methods”.  He cooperated with Longyan Tongda Machinery Factory to develop and prepare S40, S30 serial Automobile Tube-shaped Shock Absorber and also participated in the project”YJ250-type Roller Manufacture.  He has published nearly 20 papers in several domestic journals in recent years.  His mechanical experience has proved invaluable in automation of production lines thereby improving efficiency and reducing operating costs.

Wu Beili - Laboratory Technician, in 1972, she was admitted to Department of Chemistry, Fudan University.  In 1999, she was transferred to Environmental Science and Engineering Department and participated in research of a number of scientific research items such as atmospheric chemistry and clean production.  She now serves as secretary of undergraduate teaching.  She has published 6 papers in domestic & foreign key academic journals and obtained 3 China’s invention patents.  In 1999, Ms. Beili was awarded second prize of scientific and technological progress by National Ministry of Education and in 2001 she was awarded 1st prize of scientific and technological achievements by Shanghai Education Commission.

Kong Lingdong - Doctor, graduated from Department of Chemistry, Fudan University and became a physical Chemistry Graduate in September 2000.  In July 2005, he became a professor. He is engaged in teaching and research work in Environmental Science and Engineering Department of Fudan University.  In his doctorate stage he focused his research on heterogeneous catalysis and materials.  He has a background in studies of microporous materials, mesoporous materials, as well as synthesis of micropore-mesoporous composite materials, characterization and catalytic properties; especially he is very familiar with Synthesis of many types of mesoporous materials (such as MCM-41, MCM-48, SBA-15, MSU series, etc.) and characterization.  He has published several SCI articles. He has filed 5 applications for China’s invention patents, of which three applications has been authorized.  The direction of his current research is mainly in atmospheric chemistry and environmental catalysis.

Chen Yanmei, MBA – Engineer, graduated as a Medicinal Chemistry Professional of Chemistry from the Chemistry and Chemical Engineering College, Fuzhou University.  She now serves as the Director of the Technical Center for Sanming Huajian Bioengineering Co., Ltd.  She has been engaged in the separation of natural plant extracts, drug’s small molecule targeting and relevant industrialized research. She has also participated in research in plant extracts, such as Tobacco, Artemisinin, Danshen, Osthol, Sarcandra Glabra (Thunb) and Nakai.  She has published six relevant articles in key domestic scientific journals.  She has also participated in many scientific research projects, which include the National Natural Science Foundation , the National Spark Program, Fujian Provincial Science and Technology, Fujian Provincial Innovation Fund for small and medium-sized enterprises, Fujian Provincial Natural Science Fund and the Sanming Municipal Science and Technology.

Research and Development Product Cycle

Our research and development efforts are charged with identifying a continuing string of new innovative and commercially viable products and production technologies that are synergistic with and fuel our future expansion and growth strategies.  To accomplish this mission, we have structured our research and development product cycle into four distinct phases that incorporate our Yin-Yang philosophy of blending Asian work ethic with North American commercial and financial market expertise.

1)	Research – Potential new product concepts or production techniques are gathered from affiliates at university research facilities, customers view relating to market demand changes and suppliers.

2)
Commercial Viability – A written feasibility study is prepared which details the new product concept, evaluates the competitive advantage, considers market acceptance such as expected market size, pricing, segmentation and competition response.

3)	Concept Budget - A budget is prepared for the concept which evaluates its potential revenue compared to its development cost.

4)
Concept Approval - The budget, along with the feasibility study is presented to our management team for approval.  This approval not only considers the concepts profitability but also addresses the concepts synergistic fit with our overall growth strategy.  Once approved, resources are arranged and allocated to the concept.

Recent Projects

As an example of our innovative research and development effort, we recently announced the following:

Complete Beauty and Treatment Series over-the-counter product line

This complete series of therapeutic products has been developed to target salons and nutrition retail locations.  The state-of-the-art product formulations have been developed, prepared and tested by some of the industry’s top nutritional experts and cosmeticians.  The product line was officially launched at the 5th Cross-strait Forestry Expo and Fair for Investment and Trade.  The show focused on “Developing Green Industries,” and was recently held in the Sanming Exhibition Center in Sanming City, China where more than 80,000 people and companies from 15 countries attended the event.  The Complete Beauty Treatment Series includes:

●	Whitening Series – a whitening treatment for freckles and blemishes
●	Moisturizing Series – a moisture treatment for hydration
●	Rejuvenating Series – a revitalizing treatment for wrinkles and fine lines
●	Oil-Controlling Series – a therapeutic treatment for acne and blackheads
●	Eye Care Series – a retina treatment for anti-aging
●	Estrogen Therapeutic Series – an estrogen regulator for breast care and ovarian treatment
●	Energy Supplement – a physiotherapy treatment for blood shortage and cervical pressure
●	Slimming Series – a body treatment for slimming and contouring

Insurance

One Bio’s insurance policies for ongoing operations cover loss of goods. One Bio does not maintain business interruption or product liability insurance. One Bio renews most operations-related insurance policies annually, and such policies are subject to deductibles and customary exceptions. One Bio’s management believes that One Bio has maintained adequate insurance coverage for One Bio’s assets at levels that are generally consistent with industry practice and similarly situated competitors in China. Customary insurance levels are different for Chinese companies than for United States companies. See the risk factor titled “One Bio has limited business insurance coverage in China” for a more detailed discussion of insurance practices in China.

Employees

We had approximately 318 full time employees as of February 1, 2010.  Of these employees, approximately 44 worked in management positions, approximately 13 worked in sales, approximately 48 worked in research and development and approximately 11 worked in administration.  We also hire between 20 and 40 seasonal /part time employees each year.

We enter into employment agreements with our management employees containing customary confidentiality and non-competition covenants which prohibit the employee from disclosing confidential information and from engaging in activities that compete with our business during his or her employment with us and, for an upon period after the termination of the employee’s employment with us.

Facilities

Our CHE business unit operates a 104,000 square foot facility, which we own in the Fujian province of China.  70,250 square feet in this facility is devoted to production and the balance for warehouse and office space.   We also either own or license approximately 3,329 acres of land which provide source raw materials.  Our OP business unit operates a 107,600 square foot facility, which we own also located in the Fujian province of China.  48,400 square feet in this facility is devoted to production and the balance for warehouse and office space.  We hold bamboo land contracts of approximately 6,635 acres, of which 98% is certified organic bamboo land in Fujian province, one of China’s largest and most fertile areas.  In addition, we also hold 3,252 acres of vegetable land and 1,905 of medicine based land.  Our principal executive offices are currently located at 20900 NE 30th Ave., Suite 842, Aventura, FL 33180, pursuant to a short term lease.

Legal Proceedings

One Bio does not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to One Bio’s knowledge, threatened against One Bio that could have a material adverse effect on One Bio’s business, financial condition or operating results.

DIRECTORS EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

 Set forth below is information regarding our current directors and executive officers:

Name	Age	Position

Michael S. Weingarten	51	Chairman of the Board and Director
Marius Silvasan	36	Vice-Chairman, Chief Executive Officer, President and Director
Cris Neely	52	Chief Financial Officer and Treasurer and Director
Jeanne Chan	45	Sr. Vice President
Min Zhao	42	President, China Operations and Director
Qingsheng Fan *	47	Independent Director
James Fernandes*	39	Independent Director
Frank Klees *	59	Independent Director
Jan E. Koe*	60	Independent Director
John Perkins*	45	Independent Director

*Indicates member of Audit and/or Nominating and Corporate Governance Committee and/or Compensation Committee.

The term of office of each director expires at our annual meeting of stockholders or until their successors are duly elected and qualified. Our officers serve at the discretion of our Board of Directors.

Set forth below is information regarding certain significant employees.

Name	Position

Dr. Jian Ming Chan	Chief Scientist
Shanyan Ou	Vice President of Business Development, China
Jinrong Tang	Vice President Operations, China
Peter Cook	President Finance
Steve McDonald	Vice President Finance

Below is the five year employment history of each director, executive officer and significant employees listed above.

Michael S. Weingarten Chairman of the Board of Directors is a seasoned executive and entrepreneur with over 30 years of experience.  Mr. Weingarten has extensive experience in mergers and acquisitions, having participated in more than 40 such transactions throughout his career.  Mr. Weingarten has served as Chairman, CEO and President of both publicly traded and privately owned companies.  Mr. Weingarten currently serves as Chairman of our Trade Finance Solutions Inc. subsidiary, and as Chairman of BAM Technology Inc. a computer and technology distribution firm located  in Doral, Florida,  and Keda Consulting Services, Inc., a consulting firm based in Toronto, Ontario, Canada.  From 1999 to 2002, he served as the Chairman and Chief Executive Officer for Commercial Consolidators, Corp., a Toronto, Ontario, Canada, based financing firm. From 1997 to 1999, Mr. Weingarten was the Chairman and Chief Executive Officer for Complete Tele-Management, Corp. a telecom firm located in Toronto, from 1994 to 1996, he served as the Chairman and Chief Executive Officer of the Preferred Management, Corp. and Consumer Telephone, Corp. from 1991 to1993.  Mr. Weingarten was the CEO of Network Business Supply, Inc. from 1979 to 1991 and Majestic Paper from 1982 to 1991.

Marius Silvasan, our Vice-Chairman, Chief Executive Officer, President and Director is a senior executive with over 17 years of experience in business development, mergers and acquisitions, strategic alliances, marketing, sales and finance.  Mr. Silvasan is currently the Chairman of Abacus World, Corp. and Abacus Global Investments, Corp. located in Miami, Florida, which provides business and financial consulting services to business in the Asian Pacific region.  Mr. Silvasan also founded and served as Chairman and Chief Executive officer and director of  TelePlus World, Corp (Nasdaq: TLPE) from 1998 to 2009.  Earlier in his career, Mr. Silvasan also held the positions of President and CEO for Visioneer Calling Card Inc. and Alliance TeleCard Corp. and National Sales Manager for The Home Phone Club.  Mr. Silvasan is a graduate of HEC University in Montreal, and holds an undergraduate degree in business (1995) and an MBA (2003).

Cris Neely, our Chief Financial Officer and Director, joined us in August 2009., Previously, from 2006 to 2009, he was the chief Financial Officer of TelePlus World, Corp. (Nasdaq: TLPE).  From 1999 to 2005, Mr. Neely was the Chief Financial Officer of Siemens Enterprise Networks located in Boca Raton, Florida.  He also held various other executive positions with Siemens Enterprise Networks including Senior Vice President Business Transformation, Director Internal Audit, Director of Finance for Wireless Terminals and Area Financial Manager.  Mr. Neely has also held management positions with ROLM, IBM and Cisco during his career.  After leaving Siemens in 2005, Mr. Neely worked as a consultant for small/medium organizations focusing on Sarbanes-Oxley compliance, revenue recognition and financial/operational business assessments.  Mr. Neely holds a Bachelor of BA – Finance degree from the University of Texas at Arlington, Texas and an MBA from Amberton University, Dallas, Texas.

Jeanne Chan, our Senior Vice President has an extensive 17-year experience in business with focus in sales, marketing and business development.  Ms. Chan held various senior executive positions including:  President, Asia for Abacus World, Corp. from 2008 to current; Vice President of Retail Sales and Director of Investor Relations for TelePlus World, Corp. from 1999 to 2008; Vice President of iCall Communications Inc. from 1994 to July 1999; Vice President, Sales and Marketing of Unilink Telecom Inc. from 1990 to 1994.  Ms. Chan is a graduate of the University of Toronto with a BA in economics.

Min Zhao, Director, is the founder and President of Sanming Huajian Bio-Engineering Co., Ltd., our CHE operating division.  His is a pioneer in the Bioengineering industry with more than 10 years of experience.  Mr. Zhao has served in senior positions in companies ranging from general manager to chairman.  Mr. Zhao has over 20 years of business experience leading various types of companies since graduating from the Chinese People’s Liberation Army University.

Dr. Jian Ming Chan, our Chief Scientist, obtained his doctorate degree in 1993 in Fudan University, he is now the Chairman with the Department of Environmental Science & Engineering.  In the past 15 years, Dr. Chan held various senior teaching and managerial positions in various universities including Tokyo and Osaka Universities in Japan and the famous Fudan University in China. His positions range from senior Research partner to Dean of Chemistry Faculty.  Dr. Chan has devoted his learning in natural and environmental science and bio-engineering.  [In 1999, Dr. Chan was named the Distinguished Youth Professor of Shanghai.

Shanyan Ou, Vice President, Business Development, China, has over 10 years of sales and marketing experience and held various senior positions of many biological drugs manufacturing entities in biology and chemistry industry, in China.  She serves as an executive member of Sanming Youth Entrepreneur Association, Deputy of China National People’s Congress Sanyuan District Committee and a member of Sanyuan District Youth Federation.  In 1999, Ms. Ou graduated from Beijing University where she took English as her major.  In 2003 Ms. Ou obtained the Certificate of Business Management from Capital Economical Trade University of China.  In 2005, Ms. Ou obtained her MBA degree from Hong Kong Business Management Institute.

Mr. Jin Rong Tang, VP Operations, China, is also President of Jianou Lujian Foodstuff Co., Ltd., our OP operating division.   Mr. Tang graduated with distinction from Zhejiang University in 1971 in Economics, and later obtained his IBM certified MBA (2000) in business.  Mr. Tang  was selected by  the Committee of Association of Industry and Commerce of Jianou  as one of the Top Ten Most Outstanding Young Entrepreneurs in 2009 and serves as a member of the Standing Committee of the Chinese People’s Political Consultative Conference (C.P.P.C.C.) of Jianou, a member of the Standing Committee of the Association of  Industry and Commerce of Jianou , the Executive Vice President of Fujian Bamboo Association as well as the President of Nanping Association of Young Entrepreneurs.  Mr. Tang was the founder of Songxi Blue Sword Food Co. Ltd., in 1997, Jianou Green Sword Food Co. Ltd. in 2005 and Songxi County Can Food Co. Ltd. in 2005.  Recently, Mr. Tang founded two other companies: Fujian Hongjian Highway Machinery Co. Ltd. and Fujian Chengsheng import & export Co. Ltd.

Peter Cook, our President Finance has been an executive in the factoring industry in Canada and the US for the past 6 years and is active member of the International Factoring Association.  Prior to joining TFS, Mr. Cook spent 24 years with 2 of Canada’s largest banks where he held senior positions in brokerage, retail banking and commercial banking with international responsibilities.  Mr. Cook also operated his own IT business servicing Latin America for 3 years.

Steve McDonald, our Vice President Finance has been in this capacity for 3 years.  Mr. McDonald’s primary responsibility has been developing TFP International, TFS’s subsidiary.  Mr. McDonald has 25 years experience working in senior management positions, predominantly in the telecommunications industry.  Prior to joining TFS, Mr. McDonald was Vice President of Sales with the LeBlanc Group, one of North America’s largest communications infrastructure providers, for ten years. Mr. McDonald also brings strong experience in international trade matters.

Independent Directors/Corporate Governance

The following is the business background and experience of each of our independent directors:

Mr. Fan is a researcher specialized in traditional Chinese Medicine and organic and health food research. Mr. Fan research encompassed research and development on health food particularly in the preparation of healthy products from different natural plants. Mr. Fan has published 8 books and more than 60 papers in periodicals in China and abroad. Mr. Fan, as chief editor, edited one of the first systematic practical series books in China about health food according to new health food registration management measure. For the last 10 years, Mr. Fan has been a Professor at the Education Ministry food science key laboratory at Nanchang University. Mr. Fan has led 8 national and provincial appraised research projects, and presided over more than 200 health food project appraisals by the National Food and Drug Supervising Administration of China. These projects have been put into production all over China and have yielded significant benefits to over 40 companies. Prior to that Mr. Fan worked as a senior visiting researcher at the Pennsylvania State University, studying the anticancer effects of food. Before that Mr. Fan worked in the Central Laboratory at Jiangxi College of Traditional Chinese Medicine where he pursued his master’s degree in immunity pharmacology at the Shanxi College of Traditional Chinese Medicine. Prior to earning his Master’s degree, Mr. Fan graduated from the Jiangxi College of Traditional Chinese Medicine. Mr. Fan’s research and experience in traditional Chinese Medicine and organic and health food are valuable assets to ONE Bio.  Mr. Fan has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Fernandes is an experienced banker, fund manager and accounting professional. Mr. Fernandes is an active private investor in a diversified portfolio of private and publicly traded companies. Among other assignments, Mr. Fernandes is currently the Chairman and President of Solana Capital Solutions, a provider of growth financing for privately held companies in the retail, industrial, and consumer services sectors. Previously, Mr. Fernandes was a senior equity analyst and investment manager with Lazard Asset Management from 2007 to 2009 and Allianz Global Investors from 2005-2007 and Independence Investments LLC from 2002-2005. Prior to Independence Investments, Mr. Fernandes provided financial advisory services for privately held companies at Devland Financial. Mr. Fernandes started his investment management career with TD Asset Management, the investment management division of one of Canada’s largest banks, TD Bank, in 1996. Mr. Fernandes holds a bachelor’s degree in accounting from York University and an MBA from Cornell University’s Johnson Graduate School of Management (2002). He is also a Certified Public Accountant and Chartered Financial Analyst. Mr. Fernandes’ investment banking experience combined with his strong business and finance acumen make him a valuable board member for ONE Bio.   Mr. Fernandes has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Klees is an accomplished business man, highly regarded and influential politician and active member of the board of several publicly traded corporations. Mr. Klees over the years has developed strong contacts in the Asia-Pacific region. Among several assignments, Mr. Klees currently sits on the boards of a number of energy companies including Roxul Inc., Northern Ethanol Inc., Universal Energy, Tribute Resources, and National Medical Imaging. In 1990, Mr. Klees co-founded the Municipal Gas Corporation where he served as the company’s Executive Vice President with responsibilities for business development and government relations. Mr. Klees began his business career in financial services in 1974 with the Canada Life Assurance Company, headquartered in Toronto, Canada. Mr. Klees further developed a financial services practice which further expanded into contract negotiations and investment advisory services. In June of 1995, Mr. Klees was elected to the Ontario Legislature, where he has served in numerous senior government positions, including Chief Government Whip, Deputy House Leader, Minister of Tourism and Minister of Transportation. He is currently the Official Opposition Critic for the Ministry of Transportation and the Ministry of Public Infrastructure Renewal. In his over 15 year tenure in the government, Mr. Klees developed strong contacts in the Asia-Pacific region that cover multiple fronts.  Mr. Klees continues to provide advisory services to public and private companies, drawing on his extensive business, administration and government experience.  Mr. Klees’ extensive and diverse business and public experience combined to his large network of contacts makes Mr. Klees a valuable asset to ONE Bio.   Mr. Klees has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Koe, Director, is a seasoned investor and principal in several US based private and publicly traded companies. Mr. Koe’s investments cover firms invested in real-estate, bioengineering and construction. Mr. Koe is a principal of Method K Partners, Inc., a commercial real estate firm located in Arlington Heights, Illinois which he founded in 1988. Mr. Koe has 30 years of experience in consulting, asset management, leasing and development working with many national real estate firms including Golub & Co., Draper & Kramer Co., Rauch & Co. and Manufacturers Real Estate, a wholly owned affiliate of Manufactures Life Insurance Company.  Among other assignments Mr. Koe’s currently provides a variety of real estate services to the medical industry including serving as a real estate consultant for prominent Chicago area medical institutions.  Mr. Koe is also a principal in Chicago based, Paving Solutions LLC. Mr. Koe holds a Bachelors degree in Business Administration and Psychology from Luther College in Decorah, Iowa. Mr. Koe’s business acumen and experience in real-estate are valuable assets to ONE Bio as it grows its manufacturing capacity and real-estate foot print to service the worldwide demand for its products.  Mr. Koe has served as an independent member of our Board of Directors since January 12, 2010.

Mr. Perkins is currently Senior director, Northern and Southern Europe for Apple Inc.  Mr. Perkins held other senior management positions including, VP or Business development, Worldwide Television/Video Division, Thomson Consumer Electronics, co-CEO and co-founder of Egencia, an internet start-up that was acquired by Expedia Inc. and director of Marketing and sales, Southern Europe for Dell Inc.  Mr. Perkins was also a consultant for Bain & Company.  Mr. Perkins has a MBA from the Wharton school of business as well as an undergraduate business degree (BBA) from Wilfrid Laurier University.  Mr. Perkins has served as an independent member of our Board of Directors since January 16, 2010.

Family Relationships

Mr. Marius Silvasan, our Vice Chairman, Chief Executive Officer, President and Director, and Ms. Jeanne Chan, our Senior Vice President, are husband and wife. Mr. Min Zhao, our President, China operations and Director, and Ms. Shanyan Ou, our Vice President of Business Development, China, are husband and wife.  There are no other family relationships among our executive officers, directors or significant employees.

Involvement in Certain Legal Proceedings

Mr. Silvasan and Mr. Neely, respectively our Chief Executive Officer and Chief Financial Officer, were respectively the former Chief Executive Officer and Chief Financial Officer of Teleplus World Corp. (Nasdaq: TLPE) (“TelePlus”).  As a result of the severe credit freeze and world wide economic recession that began in late 2008 and continued throughout 2009, TelePlus was unable to refinance or otherwise obtain capital it needed to retire certain indebtedness owed to its senior secured creditor (“Senior Creditor”).  As a result, TelePlus filed on March 5, 2009, a voluntary petition for relief under the provisions of Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Florida (No. 09-13799-RAM).  On August 21, 2009, after extensive negotiations, TelePlus entered into a Settlement Agreement with its Senior Creditor. Pursuant to the Settlement Agreement TelePlus agreed to voluntarily dismiss its Chapter 11 bankruptcy proceedings and emerged from bankruptcy.

Michael Weingarten, our Chairman, was one of many individuals named as defendants in two lawsuits relating to Commercial Consolidators Corporation, a Canadian Corporation (“CCC”).  The defendants denied all of the allegations in both lawsuits.  Prior to trial, each lawsuit was dismissed and settled for a fraction of the amount initially claimed.  There were no adjudications or findings of the facts, no judgments entered and no findings of fault and or liability against any of the defendants in any of the lawsuits.  All of the claims against the defendants, including Mr. Weingarten, were dismissed.  CCC was a public company whose stock was listed on the AMEX exchange.  In 2002, MFI Export Finance Inc. exercised its rights as the first secured creditor of CCC foreclosed on its liens and forced CCC into receivership.  The lawsuits were filed following that action.  The complaints included allegations of violations of various laws including the Securities Exchange Act of 1934.  The allegations were denied and the lawsuits were settled and dismissed.  The following are the lawsuits that were filed:  George v. Commercial consolidators Corporation, et. al. (U.S. District Court for the Southern District of Florida, File No. 02-81169), filed December 28, 2002, and dismissed in April 2005; and Commercial Consolidators Corp. vs. Michael Weingarten, et. al. (Ontario Superior Court of Justice, File No. 03-CV-246190 CM2) filed March 2003, and dismissed in May 2007.

Other than the foregoing, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past five years.

Corporate Governance

Board of Directors

We have nine members serving on our Board of Directors, of which a majority are independent directors. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

Board Committees

The Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee and a Compensation Committee, each of which was formed on December 15, 2009.

Audit Committee

The audit committee members consist of Messrs. Fernandes, Mr. Perkins, and Neely. Each of Messrs. Fernandes and Mr. Perkins would be considered “independent” as defined by Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc., as well as under Section 303A.02 of the NYSE AMEX Listed Company Manual as determined by our board of directors.

The audit committee oversees our financial reporting process on behalf of the board of directors. The committee’s responsibilities include the following functions:

●	approve and retain the independent auditors to conduct the annual audit of our books and records;

●	review the proposed scope and results of the audit;

●	review and pre-approve the independent auditors’ audit and non-audited services rendered;

●	approve the audit fees to be paid;

●	review accounting and financial controls with the independent auditors and our internal auditors and financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	meeting separately and periodically with management and our internal auditor and independent auditors; and

The Audit Committee operates under a written charter. Mr. Fernandes serves as the Chairman of our Audit Committee.

Our board of directors has determined that we have at least one audit committee financial expert, as defined by the rules and regulations of the SEC and the Nasdaq, serving on our audit committee, and that Mr. Fernandes is the “audit committee financial expert”.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee is responsible for identifying potential candidates to serve on our board and its committees. The committee’s responsibilities include the following functions:

●	making recommendations to the board regarding the size and composition of the board;

●	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

●	establishing procedures for the nomination process;

●	advising the board periodically with respect to corporate governance matters and practices, including periodically reviewing corporate governance guidelines to be adapted by the board; and

●	establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members.

Messrs. Klees, Koe and Weingarten are the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operate under a written charter. Mr. Klees is the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee

 The Compensation Committee is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. Its responsibilities include the following functions:

●
reviewing and recommending policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations;

●
administering our benefit plans and the issuance of stock options and other awards under our stock plans; and reviewing and establishing appropriate insurance coverage for our directors and executive officers;

●
recommending the type and amount of compensation to be paid or awarded to members of our board of directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards; and

●	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers.

Messrs. Koe, Klees and Silvasan are the members of the Compensation Committee. The Compensation Committee operates under a written charter.  Mr. Koe is Chairman of Compensation Committee.

Code of Ethics

We adopted a Corporate Code of Business Conduct and Ethics on January 20, 2006.  The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others. A copy of the Code of Ethics is included as Exhibit 14 to our registration statement on Form SB-2, filed with the SEC on August 15, 2006. A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at 20900 NE 30th Ave., Suite 842, Aventura, FL 33180.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation committee seeks to attract, motivate and retain key talent needed to enable us to operate successfully in a competitive environment.  Its fundamental policy is to offer our executive officers competitive compensation opportunities based upon their personal performance, our financial performance and each executive officer’s contributions to our performance.  One of the compensation committee’s objectives is to make a substantial portion of each executive officer’s compensation contingent upon our performance as well as upon his or her own level of performance.

The compensation committee also recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives to seek to further motivate such individuals or retain their services. Our agreements with executive officers are described under the caption “Employment Contracts and Termination of Employment, and Change-In-Control” elsewhere in this prospectus.

The compensation committee periodically reviews the effectiveness and competitiveness of our executive compensation structure with the assistance of independent consultants and by conducting informal salary surveys and seeks input from Mr. Silvasan, our chief executive officer, on the compensation of the other executive officers.

Compensation Program

The key components of executive compensation are base salary, annual performance incentive compensation and long-term equity-based incentive grants.  Generally, as an executive officer’s level of responsibility increases, the compensation committee seeks to have a greater portion of the executive’s total compensation depend upon our performance and stock price appreciation rather than just base salary. Several of the more important factors that the committee considered in establishing the components of each executive officer’s compensation package for 2009 are as follows:

•	Individual performance;
•	Our achievement of performance goals and of specific objectives;
•	The success of the business division within the individual’s area of responsibility;
•	Competitiveness with salary levels of similarly sized companies;
•	Internal compensation comparability standards; and
•	Our ability to pay an appropriate and competitive salary based upon our size and profitability.

Base Salary

Our executive officers receive base salaries that are determined based on their responsibilities, skills and experience related to their respective positions. The amount and timing of an increase in base compensation depends upon, among other things, the individual’s performance, and the time interval and any added responsibilities since his or her last salary increase.

Annual Incentive Compensation

Executive officers are eligible for annual performance-based incentive compensation payable in cash and tied to our achievement of performance goals, which typically include components related to profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. During the first quarter of each year, the compensation committee establishes corporate performance targets and corresponding incentive compensation, which typically is calculated as a percentage of the individual’s base salary, with more senior executives eligible for higher percentages. This incentive bonus has consisted of two components: a “target bonus” for the achievement of the objectives that the compensation committee established at the beginning of the year and an additional bonus up to a pre-set level if an executive surpasses the set objectives. The compensation committee may award additional or substitute incentive compensation at its discretion based on individual performance during the applicable year.

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities. We believe that similarly positioned peer companies which have substantially all of there operating entities located in China which are listed or have affiliates which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes for our U.S. based executive officers and significant employees.  We believe that the compensation we provide to our U.S. based executive officers is comparable to that provided to other U.S. based executive officers of similarly positioned bioengineering companies.

We believe that similarly positioned peer companies in China which are listed or have affiliates which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes.  However, none of our direct competitors are public companies in the U.S.

It is not uncommon for companies with operations primarily in China, to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

The following table sets forth the compensation paid or accrued by us to our Chairman, Chief Executive Officer, President and Chief Financial Officer and each of our other executive officers whose compensation exceeded $100,000.

Summary Compensation Table

Name and	Fiscal	Salary	Bonus	Stock	Option	Non Equity	All other	Total
Principal	Year			Awards	Awards	Incentive	Compensation
Position						Plan

Michael Weingarten	2009	$80,000	-0-	-0-	-0-	-0-	$150,000	$230,000
Chairman(1)

Marius Silvasan	2009	$80,000	-0-	-0-	-0-	-0-	$550,000	$630,000
CEO and President (2)

Cris Neely	2009	$40,000	-0-	-0-	-0-	-0-	-0-	$40,000
CFO

(1) Purchase of shares of our common stock pursuant to Mr. Weingarten’s employment agreement.  See “Employment Contracts and Termination of Employment, and Change-In-Control.”
(2) Purchase of shares of our common stock pursuant to Mr. Silvasan’s employment agreement.  See “Employment Contracts and Termination of Employment, and Change-In-Control.”

Employment Contracts and Termination of Employment, and Change-In-Control

We entered into employment agreements with each of Michael Weingarten, Marius Silvasan, Cris Neely, Jeanne Chan, Min Zhao, Jin Rong Tang and Sanyan Ou.

We entered into a five year executive employment agreement with Mr. Weingarten, our Chairman of the Board, which provides for a base annual salary of $240,000 and a discretionary annual bonus.  However, Mr. Weingarten has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the following milestones:  (i) generating positive EBITDA on a consolidated basis of $1.5 million for two consecutive quarters (as determined by our independent certified public accountants in accordance with generally accepted accounting principles; or (ii) our closing a registered public offering of its securities for a minimum amount of $10 million; or (iii) our obtaining approval for listing of its securities on either Nasdaq or the America Stock Exchange.  Upon the occurrence of any one of the foregoing milestones, all deferred Base Salary shall be immediately due and payable to Mr. Weingarten.   In consideration of Mr. Weingarten’s agreement to defer receipt of his base salary until attaining one of the milestones, and, additionally, in recognition of and in consideration for Mr. Weingarten’s efforts in achieving the milestones we have agreed to pay Mr. Weingarten a bonus upon the achievement of each of said milestones and we have also agreed to purchase from him 220,000 shares (1.1 million shares pre-reverse split) of our common stock owned by the Executive at price of $5.00 per share in three installments which installments are also tied to our achieving the foregoing milestones.  If we terminate Mr. Weingarten’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Weingarten will receive as a severance benefit an amount equal to 5 years of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination.  Mr. Weingarten will also receive customary benefits and to participate in incentive plans we may adopt.  Additionally, Mr. Weingarten’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.  Pursuant to this agreement, we purchased an aggregate of 30,000 shares of our common stock from Mr. Weingarten at $5.00 per share.

We entered into a five year executive employment agreement with Mr. Silvasan, our Vice Chairman and CEO, which provides for a base annual salary of $240,000 and a discretionary annual bonus.  However, Mr. Silvasan has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the following milestones:  (i) generating positive EBITDA on a consolidated basis of $1.5 million for two consecutive quarters (as determined by our independent certified public accountants in accordance with generally accepted accounting principles; or (ii) our closing a registered public offering of its securities for a minimum amount of $10 million; or (iii) our obtaining approval for listing of its securities on either Nasdaq or the America Stock Exchange.  Upon the occurrence of any one of the foregoing milestones, all deferred Base Salary shall be immediately due and payable to Mr. Silvasan.   In consideration of Mr. Silvasan’s agreement to defer receipt of his base salary until attaining one of the milestones, and, additionally, in recognition of and in consideration for Mr. Silvasan’s efforts in achieving the milestones we have agreed to pay Mr. Silvasan a bonus upon the achievement of each of said milestones and we have also agreed to purchase from him 300,000 shares (1.5 million shares pre-reverse split) of our common stock owned by the Executive at price of $5.00 per share in three installments which installments are also tied to our achieving the foregoing milestones.  If we terminate Mr. Silvasan’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Silvasan will receive as a severance benefit an amount equal to 5 years of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination. Mr. Silvasan will also receive customary benefits and to participate in incentive plans we may adopt.  Additionally, Mr. Silvasan’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.    Pursuant to this agreement, we purchased an aggregate of 110,000 shares of our common stock from Mr. Silvsan at $5.00 per share.

We entered into a five year executive employment agreement with Ms. Chan, our Senior Vice President, which provides for a base annual salary of $120,000 and a discretionary annual bonus.  However, Ms. Chan has agreed to defer receipt of payment of the base salary until the earlier to occur of our attaining the following milestones:  (i) generating positive EBITDA on a consolidated basis of $1.5 million for two consecutive quarters (as determined by our independent certified public accountants in accordance with generally accepted accounting principles; or (ii) our closing a registered public offering of its securities for a minimum amount of $10 million; or (iii) our obtaining approval for listing of its securities on either Nasdaq or the America Stock Exchange.  Upon the occurrence of any one of the foregoing milestones, all deferred Base Salary shall be immediately due and payable to Ms. Chan.   In consideration of Ms. Chan’s agreement to defer receipt of his base salary until attaining one of the milestones, and, additionally, in recognition of and in consideration for Ms. Chan’s efforts in achieving the milestones we have agreed to pay Ms. Chan a bonus upon the achievement of each of said milestones and we have also agreed to purchase from her 100,000 shares (500,000 shares pre-reverse split) of our common stock owned by the Executive at price of $5.00 per share in three installments which installments are also tied to our achieving the foregoing milestones.  If we terminate Ms. Chan’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Ms. Chan will receive as a severance benefit an amount equal to 2 years of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after her termination.  Ms. Chan will also receive customary benefits and to participate in incentive plans we may adopt.  Additionally, Ms. Chan’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.  Pursuant to this agreement, we purchased an aggregate of 8,000 shares of our common stock from Ms. Chan at $5.00 per share.

We entered into a three year executive employment agreement with Mr. Neely, our CFO, which provides for a base annual salary of $200,000 and a discretionary annual bonus.  Mr. Neely will also receive customary benefits and to participate in incentive plans we may adopt.  If we should terminate Mr. Neely’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Neely will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination.  Additionally, Mr. Neely’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

We entered into a three year executive employment agreement with Mr. Zhao, President of our China operations and a director, which provides for a base annual salary of $80,000 and a discretionary annual bonus.  Mr. Zhao will also receive customary benefits and to participate in incentive plans we may adopt.  If we should terminate Mr. Zhao’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Zhao will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination.  Additionally, Mr. Zhao’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

We entered into a three year executive employment agreement with Mr. Tang, our Vice President Business Development, China operations, which provides for a base annual salary of $22,841 and a discretionary annual bonus.  Mr. Tang will also receive customary benefits and to participate in incentive plans we may adopt.  If we should terminate Mr. Tang’s employment for any reason other than for cause, or in the event there is a change in the majority of our directors, or the sale of a controlling interest in our stock or sale of substantially all of our the assets of our operating subsidiaries, Mr. Tang will receive as a severance benefit an amount equal to six months of his then current compensation and payable in six installments of the first day of each calendar month beginning on the first day of the first month after his termination.  Additionally, Mr. Tang’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

Bonus plans have not yet been established by the board of directors or the compensation committee, but may contain items such as goals to achieve certain revenue, to reduce cost of production, to achieve certain gross margin, to achieve financing and similar criteria.

These employment agreements may be terminated by us for cause, which includes if the executive commits fraud, embezzlement, securities law violation, sexual harassment, other gross misconduct which causes material economic damage to the Corporation or material damage to the business reputation of the Corporation, or an intentional breach of the confidentiality, non-solicitation and non-competition provisions

Outstanding Equity Awards at September 30, 2009

The following table sets forth information with respect to stock awards and grants of options to purchase our common stock outstanding to the named executive officers at September 30, 2009.

Name	Options	Vesting	Maturity	Exercise Price
Marius Silvasan	200,000	January 1, 2010	January 1, 2015	$3.25
	400,000	July 1, 2010	July 1, 2015	$3.50
	400,000	July 1, 2011	July 1, 2016	$3.75
Michael Weingarten	200,000	January 1, 2010	January 1, 2015	$3.25
	400,000	July 1, 2010	July 1, 2015	$3.50
	400,000	July 1, 2011	July 1, 2016	$3.75
Jeanne Chan	100,000	January 1, 2010	January 1, 2015	$3.25
	200,000	July 1, 2010	July 1, 2015	$3.50
	200,000	July 1, 2011	July 1, 2016	$3.75
		Upon Reaching	3 years after
Cris Neely	40,000	Milestone	earned	$3.00
		Upon Reaching	3 years after
	30,000	Milestone	earned	$3.00
		Upon Reaching	3 years after
	20,000	Milestone	earned	$3.00

2009 Stock Option Plan

Effective December 28, 2009, we adopted our 2009 Incentive Stock Plan.  The 2009 Incentive Stock Plan is administered by the compensation committee of the board of directors. In the absence of such committee, the board of directors administers the 2009 Incentive Stock Plan.  Pursuant to our 2009 Incentive Stock Plan the Compensation Committee may make option grants as part of the compensation provided to our employees, officers or directors or to key advisers or consultants. Stock options may be granted with an exercise price that is less than the fair market value of the underlying shares as of the date of the grant of the option.  4,500,000 shares of common stock are reserved for issuance pursuant to the exercise of awards under our 2009 Incentive Stock Plan.  Since the effective date of the 2009 Incentive Stock Plan, 2,670,000 options have been granted at exercise prices ranging from $3 to $3.75 per share.   See Annual Incentive Compensation – Summary Compensation Table above.

 We will consider other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation.  We believe our current compensation package is comparative to our peers in the industry and aimed to retain and attract talented individuals.

Compensation of Directors

None of the directors received compensation for their respective services rendered to the Company as of September 30, 2009.

Independent Directors

We enter into an Independent Director Agreement with each of our independent directors.  Effective January 12, 2010, we entered into independent Directors Agreements with each of Mr. Fan, Fernandes, Klees and Koe and effective January 16, 2010, with Mr. Perkins.  Pursuant to the Independent Director Agreements, we have agreed to compensate each of our independent director as follows: (a) on the date of the execution of each Independent Director Agreement, as a bonus for agreeing to serve as an independent director, we agreed to issue to each independent director (i) two thousand five hundred (2,500) shares of our common stock and (ii) a five (5) year option to purchase ten thousand (10,000) shares of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement; and (b) for services rendered by the respective independent director we granted to each such director (i) one thousand two hundred fifty (1,250) shares of our common stock for each quarter for with the independent Director has served as an independent director, which shares will be issued at the end of each such quarter and (ii) a five (5) year option to purchase five thousand (5,000) shares of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement.  We also agreed to reimburse our independent directors for certain expenses they incur in performing their duties as independent directors and to indemnify our independent directors except for matters in which the independent director (i) failed to act in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, (ii) had reasonable cause to believe that his/her conduct was unlawful or (iii) where his/her conduct constituted willful misconduct, fraud or knowing violation of law.

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made as of the date of this prospectus:

Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation	Total Compensation

Qingsheng Fan	-0-	(1)	(1)	-0-	-0-	-0-	(1)
James Fernandes	-0-	(1)	(1)	-0-	-0-	-0-	(1)
Frank Klees	-0-	(1)	(1)	-0-	-0-	-0-	(1)
Jan E. Koe	-0-	(1)	(1)	-0-	-0-	-0-	(1)
John Perkins	-0-	(1)	(1)	-0-	-0-	-0-	(1)

(1)
On the date of the execution of each Independent Director Agreement, as a bonus for agreeing to serve as an independent director, we granted to each independent director (i) 2,500 shares of our common stock and (ii) a 5 year option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement; and for services rendered by the respective independent director we granted to each such director (i) 1,250 shares of our common stock for each quarter for with the Independent Director has served as an independent director, which shares will be issued at the end of each such quarter and (ii) a 5 year option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value of a share of the common stock on the date of grant, which vests quarterly at the end of each calendar quarter in equal installments over the 12 month period during the term of the respective Independent Director Agreement.

Indemnification

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Florida law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. The Company’s articles of incorporation and bylaws provide that the Company may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. The Company’s bylaws also permit the Company to  secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Company currently does not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth as of December 31, 2009, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s common stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of December 31, 2009, we had 30,004,798 shares of common stock issued and outstanding (post 1 for 5 reverse split).

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is c/o ONE Bio, Corp. 20900 NE 30th Ave., Suite 842, Aventura, FL 33180, USA.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of December 31, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Beneficially Owned

Michael Weingarten	5,850,000	19%
Jeanne Chan(4)	2,054,859	7%
Marius Silvasan(3)(4)(7)	9,981,639	33%
Jinrong Tang	1,651,200	6%
Min Zhao(5)	1,424,028	5%
Cris Neely	61,920	*
Sally Ou(5)	104,394	*
Jan Koe(6)	120,000	*
Quingsheng Fan(6)	-	*
Frank Klees(6)	-	*
James Fernandes(6)	40,000	*
John Perkins(6)	60,000	*
All Directors and Executive	21,348,040	71%
Officers as a group

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 30,004,798 shares of common stock issued and outstanding

(3)
Includes 9,625,000 shares indirectly through ONE-V Group, LLC which is wholly owned by Mr. Silvasan and 353,333 shares owned indirectly through Abacus Global Investments, Corp. of which Mr. Silvsan is the sole director and officer and controlling stockholder

(4)	Mr. Silvasan and Ms. Chan are husband and wife.
(5)	Mr. Min Zhao, our President, China operations and Director, and Ms. Sally Ou, our Vice President of Business Development, China, are husband and wife.

(6)
Messrs. Koe, Fan, Klees and Fernandes were appointed to the Company’s Board of Directors effective January 12, 2010, and Mr. Perkins was appointed to the Company’s Board of Directors effective January 16 2010, and we entered into agreements with each of them pursuant to which we agreed to issue to each of them 3,750 of our common stock and options to purchase shares of our common stock of the Company. As of the date of this prospectus none of the options were vested.  See “Compensation of Directors”.

(7)	Does not include 6,267 shares of Series A Preferred Stock beneficially owned by Mr. Silvasan.

(8)	Does not include 3,733 shares of Series A Preferred Stock beneficially owned by Mr. Weingarten.

Certain Relationships and Related Transactions, and Director Independence

Acquisition of One Bio, Corp. (f/k/a Control of Contracted Services, Inc.) by Abacus Global Investments, Corp.

On June 4, 2009, Belmont Partners entered into a material definitive agreement with Abacus Global Investments, Corp. (“Abacus”) pursuant to which Abacus acquired all ninety-three million seven hundred fifty thousand (93,750,000) shares of our common stock (representing 92.25% of our issued and outstanding stock) which was owned by Belmont.  This transaction closed on June 9, 2009.  Following this transaction, Abacus controlled approximately 92.25% of our issued and outstanding capital stock.  Also pursuant to this transaction, Joseph Meuse our sole director and officer resigned and Marius Silvasan, a director of Abacus, was appointed to our only director and as our interim President.  Mr. Silvasan is our Vice Chairman and CEO is the CEO and a controlling stockholder of Abacus.

Acquisition of 83% of the Stock of Green Planet Bioengineering Co., Ltd. (G.P.LB.OB) (“G.P.” and/or “Green Planet”).

On July 22, 2009, we acquired from certain stockholders of Green Planet (“GP Shareholders”) 83% of the issued and outstanding shares of common stock of Green Planet.  Green Planet is the umbrella entity for our chemical and herbal extracts division.  Green Planet owns 100% of FuJian Green Planet Bioengineering Co., Ltd. (“FuJian G.P.”) theWFOE organized under the laws of the PRC.  FuJian G.P., through a series of contractual arrangements has effective control of the business and operations of and has an irrevocable option to purchase the equity and/or assets of Sanming Huajian Bio-Engineering Co., Ltd., a PRC company, which is a green process manufacturer of high quality health supplements, organic fertilizers and pesticides.  The Green Planet Shareholders include Marius Silvasan, our Vice Chairman, director and CEO, Jeanne Chan our Senior Vice President, Min Zhao our director and President of Operations China, Sanyan Ou, our Vice President Business Development, China and Abacus Investments Corp. which is owned in part by Mr. Silvasan and Ms. Chan.  Also, in connection with this transaction, Mr. Min Zhao was appointed as our President of China Operations and one of our directors and Ms. Sanyan Ou, was appointed as our Vice President of Business Development, China.   See “Company Background - Acquisition of Green Planet.”

Acquisition of 99.75% of Trade Finance Solutions (“TFS”)

On September 3, 2009, we acquired from certain of the stockholders of TFS (“collectively referred to as the “TFS Shareholders”) 3,990 shares of common stock of TFS which represents 99.75% of the issued and outstanding shares of common stock of TFS.  TFS is our arm that provides financing solutions, including purchase order financing, fulfillment services and factoring or invoice discounting for credit worthy customers of eligible goods and services.  For the TFS shares each TFS Shareholder is entitled to receive shares of our common stock and cash payments as per the Share Purchase Agreement. The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the Share Purchase Agreement with a maximum cash component of the purchase price of $6,000,000.00.  In addition to the cash portion of the purchase price, the TFS stockholders are to receive 1 share of our common stock (adjusted for forward or reverse splits following the closing) for every $1.00 in EBIT achieved by TFS during the measuring period (“Stock Compensation”) subject to a maximum stock compensation of  6,000,000 shares of our common stock.  As part of this transaction, the TFS Shareholders agreed to a lockup and leak out period as further defined in the Share Purchase Agreement.  Michael Weingarten, our Chairman, was the Chairman of TFS.  Also, in connection with this transaction, Mr. Weingarten was appointed as our Chairman.  See “Company Background – Acquisition of Trade finance Solutions.”

Acquisition of Supreme Discovery Group Limited (“Supreme”)

On September 27, 2009, through our then wholly owned subsidiary, united Green Technology, Inc. (“UGTI”) we acquired 80% control of Supreme Discovery Group Limited, a British Virgin Islands Company (“Supreme”) and Supreme’s 100% owned WFOE Fujian united Bamboo Technology Company Ltd., (“Fujian United”), which through a variety of transactions and contractual arrangements controls Jianou Lujian Foodstuff Co., Ltd. (“JLF”), a PRC company.  In connection with this transaction, on September 27, 2009, we executed and consummated a Share Exchange Agreement (the “Supreme Agreement”) with (i) our then 100% owned subsidiary UGTI, (ii) Supreme and (iii) Jin Rong Tang, our Vice President Business Development, China,, Li Lifang and Tang Shuiyou, the stockholders who owned 100% of  Supreme’s common stock (the “Supreme Shareholders”).  The Supreme Shareholders are also the owners of JLF.  Fujian united through a series of contractual arrangements has effective control of the business and operations of and has an irrevocable option to purchase the equity and/or assets of JLF. Consequently, we effectively control the business and operations of Supreme, Fujian united and JLF.  Also, in connection with this transaction, Mr. Jin Rong Tang, our Vice President Business Development, China.  On November 3, 2009, we entered into a Share Purchase Agreement with UGTI (the “UGTI Share Purchase Agreement”), which cancelled the UGTI Preferred Stock Purchase Agreement we consummated September 27, 2009.  Pursuant to the UGTI Share Purchase Agreement we agreed to purchase from UGT and UGTI agreed to sell to us 10,000 shares of UGTI common stock in consideration for a cash payment of $1,200,000 which is payable $180,000 on May 10, 2010, and $1,020,000 on November 10, 2010.  As a result of the foregoing UGTI transactions, we are the 98% stockholder of UGTI. See “Company Background – Acquisition of Supreme Discovery Group Limited.”

Review, Approval or Ratification of Transactions with Related Parties

The terms of the transactions described above were negotiated on an arm’s length basis.  Pursuant to the terms of each respective transaction, the above named principal of the acquired target company became a related party.  Accordingly, at the time of the approval of each respective transaction by our Board of Directors, that person was not a member of our Board of Directors.   We have adopted a policy that requires the review and approval of related party transactions by our independent directors.

Director Independence

Effective January 12, 2010, our Board of Directors appointed Messrs. Koe, Fan, Klees and Fernandes to serve as independent directors and effective January 16, 2010, our Board of Directors appointed Mr. Perkins (the “Independent Directors”) to serve as an independent director.  Each of Messrs. Fan, Fernandes, Klees, Koe and Perkins are independent as defined by Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc., as well as under Section 303A.02 of the NYSEAmex Listed Company Manual (the “Independent Directors”).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.001 per share, is traded on the OTC Bulletin Board under the symbol “ONBI”. There was no active trading market for the common stock before July 23, 2009.  The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board, giving effect to the 1 for 5 reverse stock split which was affected on October 26, 2009. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid

September 30, 2009	$6.05	$5.90

June 30, 2009	$2.00	$2.00

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 160,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.001 per share (“common stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 10,000 have been designated as Series A Preferred Stock.

Common Stock

We have 30,164,704 shares of common stock issued and outstanding. In addition, we have outstanding warrants to purchase 1,636,000 shares of our common stock at an average exercise price of $5.07 per share.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Florida General Corporation Law prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock, of which 10,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”), of which 10,000 shares are issued and outstanding.

The principal terms of the Series A Preferred Stock are as follows:

Voting Rights

Holders of our Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Preferred Stock. Holders of our Series A Preferred Stock shall be entitled to cast 2,000 votes for each share of Series A Preferred Stock, together with holders of our common stock, as a single class, in connection with all matters submitted to a vote of our stockholders.

January 8, 2010 Financing 8% Convertible Debentures and warrants

In connection with a financing transaction dated January 8, 2010, we entered into agreements with our financing investors pursuant to which we agreed to sell and said investors agreed to purchase (upon satisfaction of certain conditions) between $2,000,000 and $3,000,000 of our 8% convertible debentures due October 11, 2010 and warrants to purchase 49,366 shares of our common stock.  The debentures bear interest at the rate of 8% per annum and are convertible in whole or in part into shares of our common stock at the election of the investor into shares of our common stock at a price per share equal to the lesser of (i) $6.077 per share, or (ii) 65% of the price pre share offered in this offering or other equity-linked financing by us that is closed before October 8, 2010, and subject to adjustment for price-based dilution.  The warrants had an exercise price per share equal to the lesser of (i) $6.077 per share, or (ii) 65% of the price pre share offered in this offering or other equity-linked financing by us that is closed before October 8, 2010, and subject to adjustment for price-based dilution.

Lock-Up Agreements

We have entered into lock-up agreements (“Lock-Up Agreements”) with certain of our stockholders, including those stockholders who acquired our shares in connection with our acquisition of Green Planet Bioengineering Co., Ltd., Trade Finance Solutions Inc. and Supreme Discovery Group Limited and those stockholders who own ten percent (10%) or more of our common stock.

Pursuant to the Lock-Up Agreements with the former controlling stockholders of Green Planet, the controlling stockholders of Supreme Discovery and the controlling stockholders of Trade Finance Solutions (subject to terms and conditions therein, including compliance with applicable securities laws and specifically Rule 144 promulgated under the Securities Act of 1933, as amended, after the applicable holding period) each such stockholder has agreed that for a period of three years he/she will only offer, sell, contract to sell, assign, transfer, hypothecate, gift, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (each, a “Transfer”), our shares issued to them (i) if on any day the stockholder desires to sell any of our common stock, the stockholder will not sell more than 10% of the average daily volume of trading in our common stock for the ten (10) consecutive trading days immediately preceding any such trading day; (ii) the stockholder will only sell our common stock at the “offer” or “ask” price stated by the relevant market maker and the stockholder agrees that it will not sell our common stock at the “bid” price; (iii) the stockholder agrees that it will not engage in any short selling of our common stock during the Lock-Up/Leak Out Period; (iv) the stockholder agrees that it will comply with all obligations and requirements under applicable “insider” trading rules; and (v) except as set forth above such stockholder agrees that it will not transfer, pledge, or hypothecate our common stock without our prior written consent.

Pursuant to the Lock-Up Agreements with our officers, directors and 10% stockholders, subject to terms and conditions therein, including compliance with applicable securities laws and specifically Rule 144, each such stockholder has agreed that for a period of six months from the closing of this offering he/she shall be prohibited from any sales or hedging transactions of our common stock owned by them.

Registration Rights

In connection with our acquisitions of Green Planet and Supreme Discovery, we granted to the former controlling stockholders of Green Planet and Supreme Discovery a one time “Piggy Back” registration rights if, at any time prior to December 31, 2010, we propose to file a registration statement under the Securities Act with respect to an offering by us (or any other party of our shares (other than a registration statement on Form S-4 or S-8 or any successor form or a registration statement filed solely in connection with an exchange offer, a business combination transaction or an offering of securities solely to our existing stockholders or employees ).

TRANSACTIONS WITH RELATED PERSONS
AND CERTAIN CONTROL PERSONS

Line of credit

On February 2, 2010, our chairman Mr. Weingarten and our principal stockholder, One-V Group, LLC agreed to provide a line of credit to us of up to $3,000,000.  The line of credit is evidenced by a secured promissory note which matures on December 31, 2010, bears interest, which will accrue, a rate per annum equal to ten percent in excess of the prime rate (which is defined in the note as the rate in effect for commercial loans as published by The Wall Street Journal), but no less than 15% and is secured by a pledge of our assets.  One-V Group is owned by our CEO, Mr. Silvasan.  To fund such a line of credit, if necessary, One-V Group and Mr. Weingarten have agreed to sell in privately negotiated transactions to institutional investors and accredited investors shares of our common stock which they own.  Purchasers of such shares will be required to execute a stock purchase agreement pursuant to which said purchasers will agree, among other things, to restrictions on the transfer of the shares, including lock-up and leak-out provisions.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated _____, 2010, by and between us and Rodman & Renshaw, LLC who is acting as the sole book-running manager and representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Rodman & Renshaw, LLC	[●]
Total	[●]

The underwriters have agreed to purchase all of the common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.  Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.  The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares of common stock should be ready for delivery on or about ____, 2010, against payment in immediately available funds.  The underwriters may reject all or part of any order.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per unit		Without Over-Allotment		With Over- Allotment
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount	$	[●]	$	[●]	$	[●]

Proceeds, before expenses, to us(1)	$	[●]	$	[●]	$	[●]

(1)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $[●].

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less a 7% underwriting discount.  The underwriting agreement also provides that Rodman & Renshaw, LLC the representative of the underwriters, will be paid a non-accountable expense allowance equal to 1% of the public offering price.

Pricing of Securities

The representative has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price that appears on the cover page of this prospectus.  In addition, the representative may offer some of the common stock to other securities dealers at such price less a concession of $___ per unit.  The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $___ per unit to other dealers.  After the shares of common stock are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, our common stock was thinly traded on the OTC Bulletin Board. The public offering price of our common stock and was determined by negotiation between us and the underwriters.  The principal factors considered in determining the public offering price of the common stock included:

☐	the information in this prospectus and otherwise available to the underwriters;

☐	the history and the prospects for the industry in which we compete;

☐	the ability of our management;

☐	the prospects for our future earnings;

☐	the present state of our development and our current financial condition;

☐	the general condition of the economy and the securities markets in the United States at the time of this offering;

☐	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

☐	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which our common stock will trade in the public market following this offering or that an active trading market for our common stock will develop or continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option.  This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of ___ additional shares from us to cover over-allotments.  If the underwriters exercise all or part of this option, they will purchase the shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.  If this option is exercised in full, the total price to the public will be $___ million and the total proceeds to us will be $___ million.  The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares of common stock proportionate to the underwriter’s initial amount reflected in the table above.

Representative’s warrant

We have also agreed to issue to Rodman & Renshaw, a warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the aggregate number of shares of common stock sold in the offering.  The warrants will have an exercise price equal to 125% of the offering price of the common stock sold in this offering.  The warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering, and will be exercisable for five (5) years thereafter.  The warrants are not redeemable by us.  The warrants also provides for  a one time demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the ____ (_) year period commencing ___ (__) months after the effective date.  Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 2710, the warrants (and underlying shares) issued to Rodman & Renshaw may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of Rodman & Renshaw LLC and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Other Terms

We have agreed with the underwriters that we will not, without the prior consent of the representative, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our common stock or any securities that are convertible into or exercisable or exchangeable for our common stock, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our common stock and depositary shares representing our common stock; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such shares or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and each beneficial owner of 10% or more of our common stock will abide by similar 180-day lock-up agreement with respect to our common stock, depositary shares representing our common stock and securities that are substantially similar to our common stock or depositary shares representing our common stock, subject to customary exceptions for transfers among affiliates. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject.  The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We also have agreed that, upon successful completion of this offering, for a period of twelve (12) months from the closing of this offering, we will grant Rodman & Renshaw, LLC the right of first refusal to act as managing underwriter or minimally as co-manager for any and all public and private equity offerings, excluding (i) sales to employees under any compensation or stock option plan approved by the stockholders of the Company; (ii) shares issued in payment of the consideration for an acquisition; and (iii) conventional banking arrangements and commercial debt financing.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock..  As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock.  The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

☐	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock so long as stabilizing bids do not exceed a specified maximum.

☐
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

☐
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

☐
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock.  As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities.  These transactions may occur on the NYSE Amex stock exchange or on any other trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters.  The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.  In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically.  No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of the Shares of Common Stock

ONE Bio has not taken any action to permit a public offering of its shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the shares of common stock to certain institutions or accredited persons in the following countries:

Italy. This offering of ONE Bio’s shares of common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to ONE Bio’s shares of common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of ONE Bio’s shares of common stock or distribution of copies of this prospectus or any other document relating to ONE Bio’s shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of ONE Bio’s shares of common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market ONE Bio’s shares of common stock in or out of the Federal Republic of Germany. ONE Bio’s shares of common stock are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. ONE Bio’s shares of common stock will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France. ONE Bio’s shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares of common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares of common stock offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of ONE Bio’s shares of common stock does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of shares of common stock, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of shares of common stock.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares of common stock offered by this prospectus to any person in the united Kingdom except in circumstances that do not constitute an offer to the public in the united Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares of common stock offered by this prospectus in, from or otherwise involving the united Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the united Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the united Kingdom.

Sweden. Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. The underwriter may not offer, distribute, sell, transfer or deliver any of ONE Bio’s securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than ONE Bio’s employees or employees of ONE Bio’s subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. The underwriter has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. The underwriter has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the shares of common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel. The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA. The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares of common stock or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares of common stock being offered. Any resale, directly or indirectly, to the public of the shares of common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is neither company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of Pypo and the underwriter represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and ONE Bio’s shares of common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares of common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that ONE Bio prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require re-sales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation, a purchaser is representing to ONE Bio and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against ONE Bio in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against ONE Bio. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, ONE Bio will have no liability. In the case of an action for damages, ONE Bio will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of ONE Bio’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon ONE Bio or those persons. All or a substantial portion of ONE Bio’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against ONE Bio or those persons in Canada or to enforce a judgment obtained in Canadian courts against ONE Bio or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between ONE Bio and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. ONE Bio has been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock and warrants is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, NY 10038. Our Transfer Agent and Registrar’s telephone number is (800) 937-5449.

LEGAL MATTERS

 The validity of the securities offered hereby has been passed upon for us by Arnstein & Lehr LLP, Chicago, Illinois.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York. In addition, certain legal matters relating to the PRC in connection with this offering will be passed upon for us by _______Law Offices.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2007 and September 30, 2009’s financial statements as of and for the year ended December 31, 2006 included in this prospectus and in the registration statement have been audited by Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting firm, as stated in its reports appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)

UNAUDITED INTERIM CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
 CONSOLIDATED BALANCE SHEETS
(All Amounts are in United States Dollars)

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
A S S E T S
CURRENT ASSETS
Cash and cash equivalents	$2,581,781	$665,568
Receivables	10,608,627	4,429,887
Inventory	2,327125	431,569
Loans receivable	3,585,082	- - -
Prepaid expenses	2,109,816	- - -
	21,212,431	5,527,024
PROPERTY, PLANT AND EQUIPMENT- NET	5,016,172	3,144,067
INTANGIBLE ASSETS	669,829	159,159
LAND USE RIGHTS	15,012,491	7,841,214
DEPOSIT FOR INTANGIBLE ASSETS	220,050	161,370
GOODWILL	3,976,261	- - -
RESTRICTED CASH	451,913	- - -
TOTAL ASSETS	$46,559,147	$16,832,834
L I A B I L I T I E S
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,704,524	$2,269,594
Loans payable – current portion	5,082,169	161,505
Deferred revenues	63,081	63,081
Deferred taxes	45,766	- - -
	7,895,540	2,494,180
LOANS PAYABLE, net of current portion	8,849,265	- - -
DEFERRED TAXES	6,630	- - -
TOTAL LIABILITIES	16,751,435	2,494,180

COMMITMENTS AND CONTINGENCIES

S H A R E H O L D E R S’ E Q U I T Y
COMMON STOCK
Par value $0.01, authorized 750,000,000 issued and outstanding 143,403,159 and 101,625,000 as of September 30, 2009 And December 31, 2008	1,261,929	14,422
ADDITIONAL PAID IN CAPITAL	13,020,854	5,116,175
STATUTORY RESERVE	848,550	848,550
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,520,144	1,476,159
RETAINED EARNINGS	6,968,860	5,740,078
TOTAL SHAREHOLDERS’ EQUITY OF THE COMPANY	23,620,337	13,195,384
NON-CONTROLLING INTEREST	6,187,375	1,143,270
TOTAL EQUITY	29,807,712	14,338,654
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,559,147	$16,832,834

See Accompanying Notes to the Unaudited Interim Condensed Consolidated Financial Statements

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
 CONSOLIDATED STATEMENTS OF OPERATIO)NS
 AND COMPREHENSIVE INCOME
(UNAUDITED
(All amounts are in United States Dollars, except common shares)

For the Period Ended September 30,	Three Months		Nine Months
	2009	2008	2009	2008

REVENUES	$4,157,806	$2,634,409	$8,625,175	$7,501,285

COST OF SALES	2,068,381	1,044,896	3,909,654	2,888,249

GROSS PROFITS	2,089,425	1,589,513	4,715,521	4,613,036

EXPENSES
General and administrative	428,220	247,785	923,031	595,164
Research and development	126,625	57,067	199,664	166,301
Selling and marketing	43,543	66,524	120,100	184,452
	598,388	371,376	1,242,795	945,917
INCOME FROM OPERATIONS	1,491,037	1,218,137	3,472,726	3,667,119
INTEREST/FINANCING EXPENSE	(53,575)	(35,800)	(53,575)	(114,073)
INTEREST INCOME	1,693	4,315	3,365	9,205
OTHER INCOME	10,105	- - -	1,699	42,552
INCOME BEFORE INCOME TAXES	1,449,260	1,186,652	3,424,215	3,604,803
PROVISION FOR INCOME TAXES	(396,033)	(301,073)	(912,406)	(902,094)
NET INCOME	1,053,227	885,579	2,511,809	2,702,709
NET INCOME ATTRIBUTABLE TO NON-CONTOLLING INTEREST	(203,257)	(154,265)	(439,744)	(468,624)

NET INCOME ATTRIBUTABLE TO COMPANY	849,970	731,314	2,072,065	2,234,085

OTHER COMPREHENSIVE INCOME
Unrealized foreign currency gain (loss)	75,712	(558,157)	43,730	(226,167)

COMPREHENSIVE INCOME	$925,682	$173,157	$2,115,795	$2,007,918

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	50,796,828	14,141,667	50,645,164	14,141,667
Diluted	126,702,839	14,141,667	120,551,175	14,141,667

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.02	$0.05	$0.04	$0.16
Diluted	$0.01	$0.05	$0.02	$0.16

See Accompanying Notes to the Unaudited Interim Condensed Consolidated Financial Statements

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(All Amounts are in United States Dollars)

	Nine Months
For the Period Ended September 30,	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period	$2,072,065	$2,702,709
Adjustments to reconcile net income to net cash Used in operating activities
Depreciation and amortization	176,175	198,791
Deferred taxes	(315,699)	(4,783)
Non Controlling Interest	439,744	0
Stock compensation	17,897	- - -
	2,390,722	2,896,717
Net change in non-cash operating items
Accounts receivables	127,127	(1,039,020)
Inventory	(44,329)	168,030
Loans receivables	(756,485)	- - -
Prepaid expenses and other assets	(1,866,664)	- - -
Accounts payable and accrued liabilities	(52,062)	(124,529)
Deferred revenue	45,766	(43,020)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	(155,925)	1,858,178

CASH FLOWS FROM FINANCING ACTIVITIES
Loans payable	1,781,532	- - -
Issuance of capital stock and exercise of and warrants	580,763	625,290
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	2,362,295	625,290

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(168,600)	- - -
Purchase of intangibles	(458,797)	(1,577)
Purchase of land use rights	(1,614,828)	- - -
CASH FLOWS USED IN INVESTING ACTIVITIES	(2,242,225)	(1,577)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FOR THE PERIOD	(35,855)	2,481,891
CASH ACQUIRED	1,908,338	- - -
EFFECT OF EXCHANGE RATE ON CASH	43,730	113,350
CASH AND CASH EQUIVALENTS
Beginning of the period	665,568	333,081

End of the period	$2,581,781	$2,928,322

Supplemental Cash Flow Information (Note 3)
See Accompanying Notes to the Unaudited Interim Condensed Consolidated Financial Statements

ONE BIO, CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(All amounts are in United States Dollars, except # of common shares)

	Number of Common Share	Amount of Common Shares	Additional Paid-in Capital	Accumulated Other Comprehen- sive Income	Statutory Reserve	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity	Non-Controlling Interest	Total
Balance, January 1, 2008 (AUDITED)	14,141,667	$14,142	$4,118,926	$728,816	$481,912	$3,225,041	$8,568,837	$674,646	$9,243,483
Recapitalization	90,000	90	675,200				675,290		675,290
Issuance of common shares for cash	140,000	140	139,860				140,000		140,000
Issuance of common shares for services	50,000	50	12,450				12,500		12,500
Vesting of granted stock options			169,739				169,739		169,739
Appropriation of statutory reserve					366,638	(366,638)	- - -		- - -
Unrealized foreign currency gain				747,343			747,343		747,343
Net Income for the year						2,881,675	2,881,675	468,624	3,350,299
Balance, December 31, 2008	14,421,667	$14,422	$5,116,175	$1,476,159	$848,550	$5,740,078	$13,195,384	$1,143,270	$14,338,654

Balance, January 1, 2009	14,421,667	$14,422	$5,116,175	$1,476,159	$848,550	$5,740,078	$13,195,384	$1,143,270	$14,338,654
Recapitalization of the reporting issuer via the reverse take over	103,245,849	1,000,661	(3,611,095)	255		(478,083)	(3,088,262)	2,311,062	(777,200)
Issuance of shares for cash upon the exercise of warrants	763,700	763					763		763
Issuance of shares upon the acquisition of assets	18,200,000	182,000	10,616,760				10,798,760	2,293,299	13,092,059
Issuance of common shares for cash	6,800,000	68,000	952,000				1,020,000		1,020,000
Issuance of common shares for services	411,943	483	17,414				17,897		17,897
Repurchase of common shares for cancellation	(440,000)	(4,400)	(70,400)			(365,200)	(440,000)		(440,000)
Unrealized foreign currency gain				43,730			43,730		43,730
Net income for the period						2,072,065	2,072,065	439,744	2,511,809
Balance, September 30, 2009 (unaudited)	143,403,159	$1,261,929	$13,020,854	$1,520,144	$848,550	$6,968,860	$23,620,337	$6,187,375	$29,807,712

See Accompanying Notes to the Unaudited Interim Condensed Consolidated Financial Statements

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

1.   Organization and Basis of Presentation

Description of the Business
One Bio, Corp. (formerly ONE Holdings, Corp), (formerly Contracted Services, Inc.) (“ONE” and/or the “Company”) was incorporated June 30, 2000 in the State of Florida as Contracted Services, Inc. and changed its name to ONE on June 9, 2009.  ONE and its subsidiaries (collectively the “Corporation” or “Company”) are utilizing green processes to produce raw chemicals and herbal extracts, natural supplements and organic products. Corporation is focused on the Asia Pacific region. The Corporation’s key products include widely recognized Solanesol, CoQ10, Resveratrol and 5-HTP, organic fertilizers, and organic bamboo health food and beverages.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation
In a series of transactions, that were completed on July 22, 2009, ONE completed a transaction with Green Planet Bioengineering Co., Ltd. (“GPB”) of Delaware and Abacus Global Investments, Corp. (“Abacus”) of Florida.  These transactions were accounted for as a reverse acquisition as the control of the Corporation was acquired by Abacus and the former shareholders of GPB.  The Corporation’s name was changed to One Holdings, Corp. from Contracted Services, Inc. on June 4, 2009 and subsequently changed to ONE Bio, Corp on November 16, 2009.  Although legally, ONE is regarded as the parent, GPB, whose shareholders along with Abacus, now hold more than 91% of the voting shares of the Corporation, is treated as the acquirer under US GAAP.  Consequently, ONE is deemed a continuation of GPB and control of the assets and business of ONE is deemed to have been acquired in consideration for the issuance of the shares.

During the period ended September 30, 2009, the ONE completed two acquisitions: (i) on September 2, 2009, ONE completed the purchase of 99.75% of Trade Finance Solutions Inc; and (ii) on September 27, 2009,  ONE completed the purchase of 83.3% of Supreme Discovery Group Limited.  ONE’s consolidated financial statements incorporate the results of these acquisitions, as of the acquisition date.  See “Note 8 - Acquisitions” for the unaudited condensed pro-forma results these acquisitions for the fiscal years ended December 31, 2008 and 2007.

ONE’s consolidated financial statements include the accounts of all of its majority owned subsidiaries and the accounts of its variable interest entities, of which ONE is the primary beneficiary.  All intercompany balances and transactions have been eliminated on consolidation.  The functional currency of ONE’s foreign subsidiaries is in the United States Dollar and Chinese Yuan.  Certain prior year balances have been reclassified to conform to current year presentation.

Interim Financial Statements
The interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions for Securities and Exchange Commission (“SEC”) Form 10-Q. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2008.

The financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position as at September 30, 2009, and the results of its operations and cash flows for the nine months ended September 30, 2009 and 2008. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for future quarters or the full year end December 31, 2009.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies

Cash and Cash Equivalents
Cash and cash equivalents include demand deposits with banks, money market accounts, and other short-term investments with original maturities of 90 days or less.  Balances of cash and cash equivalents in financial institutions may at times exceed the government-insured limits.

Restricted Cash
In accordance with ASC Topic 305 formerly Accounting Review Board (“ARB”) No. 43, Chapter 3A “Current Assets and Current Liabilities”, cash which is restricted as to withdrawal is considered a non-current asset.

Receivables
Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

When evaluating the adequacy of its allowance for doubtful accounts, the Company reviews the collectability of accounts receivable, historical write-offs, and changes in sales policies, customer credibility and general economic tendency.

Loans and Receivables
The assets are non-derivatives financial assets resulting from the delivery of cash or other assets by the lender to a borrower in return for a promise to repay on a specific date or dates, or on demand.  They may arise through the provision of goods and services to customers (receivables). But, principally incorporate other types of contractual monetary assets.  They are initially recognized at fair value and subsequently carried at amortized cost, using the effective interest method, less any provision for impairment.

Concentration of Credit
The Company extends credit to its customers for which no credit insurance is available.  To date the Corporation has not incurred any significant loss due to this activity; however, if such occurrence was to occur, the loss may have an adverse effect on the financial position of the Company.

Capital Leases
The Company’s policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisitions of property and equipment and to record the incurrence of corresponding obligations as liabilities.  Obligations under capital leases are reduced by rental payments net of imputed interest.

Inventory
Inventories are stated at the lower of cost and current market value. Costs include the cost of purchase and processing, and other costs. Inventories are stated at cost upon acquisition. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories.

Net realizable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies - continued

Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs, which are not considered improvements and do not extend the useful life of the asset, are expensed as incurred; additions, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the statement of operations in cost of blended products.

Depreciation is provided to recognize the cost of the asset in the results of operations. The Company calculates depreciation using the straight-line method with estimated useful life as follows:

Building and structural components	20 years
Computer equipment and software	5 years
Leasehold improvements	7 years
Machinery and equipment	10 years
Office equipment and furniture	5 years
Technology	5 - 10 years
Vehicles	5 years

Land Use Rights

Land use rights represent the purchased rights to use land granted PRC land authorities.  Depending on the PRC land authority, the land use rights can be conveyed in the form of a prepaid lease or a use agreement.  Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight line method over the terms of the agreement which range over a term of 30 to 50 years obtained from the relevant PRC land authorities.

Intangible Assets
Intangible assets consist mainly of proprietary technology and software. The intangible assets are amortized using straight-line method over the life of the assets.

Impairment of Long-lived Assets
In accordance with ASC Topic 360 Formerly Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  There were no events or changes in circumstances that necessitated a review of impairment of long lived assets as of September 30, 2009 as well as December 31, 2008 and 2007, respectively.

Revenue Recognition
The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) ACS Topic 605 Formerly Staff Accounting Bulletin (“SAB”) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when delivery occurs and when collection is probable. The Company recognizes sales revenue when goods are shipped or ownership has transferred and royalties as they are earned.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies - continued

Employee Future Benefits
Pursuant to the relevant laws and regulations in the PRC, the Company participates in various defined contribution retirement plans organized by the respective divisions in municipal and provincial governments for its employees. The Company is required to make contributions to the retirement plans in accordance with the contribution rates and basis as defined by the municipal and provincial governments. The contributions are charged to the respective assets or the income statement on an accrual basis. When employees retire, the respective divisions are responsible for paying their basic retirement benefits. The Company does not have any other obligations in this respect.

Income Taxes
The Company accounts for income taxes in accordance with ASC topic 740 formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between accounting and tax bases of assets and liabilities and net operating loss and credit carry forwards, using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.  Any interest and penalties are expensed in the year that the Notice of Assessment is received.

The Company’s practice is to recognize interest and/or penalties to income tax matters in income tax expense.

Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses for the periods reported.  Actual results could differ from those estimates.  Significant items that require estimates are goodwill, deferred tax assets, stock-based compensation, deferred tax liabilities and the depreciation, and amortization of the Corporation’s assets.

Costs of Raising Equity Capital
Costs of raising capital include legal, professional fees and agent fees associated with the raising of equity and debt capital.

Incremental costs incurred in respect of raising capital are charged against equity or debt proceeds raised.  Costs associated with the issuance of share capital are charged to capital stock upon the raising of share capital.  Costs associated with the issuance of debt are part of the carrying value of the debt and charged to operations as non-cash financing expense using the effective interest rate method.

Foreign Currency Translation
In accordance with ASC Topic 830 formerly SFAS No.52, “Foreign Currency Translation”, the financial statements of subsidiaries of the Company are measured using local currency (Canadian Dollar and Chinese Yuan) as the functional currency.  Assets and liabilities have been translated at period-end exchange rates and related revenue and expenses have been translated at average exchange rates. Gains and losses resulting from the translation of subsidiaries’ financial statements are included as a separate component of shareholders’ equity accumulated in other comprehensive income.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments based on current interest rates, quoted market values or the current price of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are considered to approximate their fair values.

Fair Value Measurements

In April 2009, the Financial Accounting Standard Board (“FASB”) released ASC 820, Fair Value Measurements and Disclosures, (formerly SFAS No. 157 “Fair Value Measurements”) that defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements.

According to ASC 820, investment measured and reported at fair value are classified and disclosed in one of the following hierarchy:

Level 1 -                      Quoted prices are available in active markets for identical investments as of the reporting date.  The type of investments included in Level 1 included listed equities and listed derivatives.

Level 2 -                      Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.  Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level 3 -                      Pricing inputs are unobservable for the investment and included situations where there is little, if any, market activity for the investment.  The inputs into the determination of fair value require significant management judgment or estimation.

Stock-Based Compensation Plan
The Corporation uses the fair value-based method for measurement and cost recognition of employee share-based compensation arrangements under the provisions of ASC Topic 718 formerly FASB, SFAS 123 (Revised 2004) and Share-Based Payment (SFAS 123R), using the modified prospective transitional method.

Under the modified prospective transitional method, share-based compensation is recognized for awards granted, modified, repurchased or cancelled subsequent to the adoption of SFAS 123R.  In addition, share-based compensation is recognized, subsequent to the adoption of SFAS 123R, for the remaining portion of the vesting period (if any) for outstanding awards granted prior to the date of adoption.

We measure share-based compensation costs on the grant date, based on the calculated fair value of the award.  We have elected to treat awards with graded vesting as a single award when estimating fair value. Compensation cost is recognized on a straight-line basis over the employee requisite service period, which in our circumstances is the stated vesting period of the award, provided that total compensation cost recognized at least equals the pro rata value of the award that has vested. Compensation cost is initially based on the estimated number of options for which the requisite service is expected to be rendered.  This estimate is adjusted in the period once actual forfeitures are known.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies - continued

Earnings Per Share
Earnings (loss) per common share are reported in accordance with ASC Topic 260 formerly SFAS No. 128, “Earnings Per Share”. SFAS No. 128 requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all statements of earnings, for all entities with complex capital structures.  Diluted EPS reflects the potential dilution that could occur from common shares issuable through the exercise or conversion of stock options, restricted stock awards, warrants and convertible securities. In certain circumstances, the conversion of these options, warrants and convertible securities are excluded from diluted EPS if the effect of such inclusion would be anti-dilutive.  Fully diluted loss per common share is not provided, when the effect is anti-dilutive.

When the effect of dilution on loss per share is anti-dilutive, diluted loss per share equals the loss per share.

Comprehensive Income
The Company follows ASC Topic 220 formerly Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”.  This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is net income plus certain items that are recorded directly to shareholders’ equity bypassing net income.  Other than foreign exchange gains and losses, the Company has no other comprehensive income (loss).

Recent Changes in Accounting Standards
Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In June 2009, FASB issued its final statement SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162”. SFAS 168 made the FASB Accounting Standards Codification (the Codification) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASU). The FASB will not consider ASUs as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.

In August 2009, the FASB issued ASU 2009-05 which includes amendments to Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall”. The update provides clarification that in circumstances, in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. The amendments in this ASU clarify that a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and also clarifies  that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this ASU is effective for the first reporting period, including interim periods, beginning after issuance.  The adoption of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

2.   Summary of Significant Accounting Policies - continued

In September 2009, the FASB issued ASU 2009-06, Income Taxes (Topic 740), “Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”, which provides implementation guidance on accounting for uncertainty in income taxes, as well as eliminates certain disclosure requirements for nonpublic entities.  For entities that are currently applying the standards for accounting for uncertainty in income taxes, this update shall be effective for interim and annual periods ending after September 15, 2009. For those entities that have deferred the application of accounting for uncertainty in income taxes in accordance with paragraph 740-10-65-1(e), this update shall be effective upon adoption of those standards. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial position and results of operations since this accounting standard update provides only implementation and disclosure amendments.

In September 2009, the FASB has published ASU No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”. This ASU amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall”, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This ASU also requires new disclosures, by major category of investments including the attributes of investments within the scope of this amendment to the Codification. The guidance in this Update is effective for interim and annual periods ending after December 15, 2009. Early application is permitted.   The Company is in the process of evaluating the impact of this standard on its consolidated financial position and results of operations. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-13, “Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, “Revenue Recognition-Multiple-Element Arrangements”, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also requires expanded disclosures. The guidance in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-14, “Software (Topic 985)-Certain Revenue Arrangements that Include Software Elements” and changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and nonsoftware components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in Subtopic 985-605, “Software-Revenue Recognition”. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance.  The guidance in this ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.  The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

Other ASUs not effective until after September 30, 2009, are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

3.   Supplemental Cash Flow Information

For the Period Ended September 30,	Nine Months
	2009	2008
Supplemental disclosure

Interest paid	$443,982	$601,131
Income taxes paid	$886,151	$908,372
Non-cash transactions
TFS Net assets acquired	$3,593,339	--
UGTI net assets acquires	$11,443,822	--

4.   Accounts Receivables

	September 30, 2009	December 31, 2008
Accounts receivables	$10,618,067	$4,429,887
Allowances for doubtful accounts	(9,440)	(- - -)
Accounts receivable, net	$10,608,627	$4,429,887

5.   Inventory

	September 30, 2009	December 31, 2008
Raw material	$372,237	$101,280
Packaging material	40,230	- - -
Work in progress	123,416	294,798
Finished goods	1,791,242	35,491
	$2,327,125	$431,569

6.   Property, Plant and Equipment

	September 30, 2009	December 31, 2008
Building and structural components	$3,471,685	$1,928,892
Machinery	1,626,246	860,407
Office equipment and furniture	151,766	97,514
Vehicles	93,859	92,851
	5,346,740	2,979,664
Less: accumulated depreciation	(1,041,476)	(546,505)
	4,305,264	2,433,159
Construction in progress	710,908	710,908
	$5,016,172	$3,144,067

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

6.   Property, Plant and Equipment - continued

During the periods, depreciation is included in:

For the	3 months		9 months
Ended September 30,	2009	2008	2009	2008
Cost of sales	$34,436	$37,121	$96,727	$94,259
Administrative expenditures	23,273	15,450	69,253	59,879

7.   Intangible Assets

The following is a summary of the Corporation’s intangible assets:

	September 30, 2009	December 31, 2008
Technology	$740,835	$286,065
Software	143,712	3,183
	884,527	289,248
Less: accumulated amortization	(214,718)	(130,089)
	$669,829	$159,159

The estimated aggregate amortization expenses for intangible assets for the five succeeding years is $66,983 per year.

8.   Acquisitions

a) Trade Finance Solutions Inc.

On September 3, 2009, the Corporation acquired from the shareholders of Trade Finance Solutions (“collectively referred to as “TFS Shareholders”) 3,990 shares representing 99.75% of the Shareholders’ common shares owned in Trade Finance Solutions Inc. (“TFS”).  For the TFS shares each TFS Shareholder is to receive shares of the Corporation’s common stock and cash payments as per the share purchase agreement.  The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the share purchase agreement with a not to exceed purchase price of $6,000,000.  In addition to the cash portion of the purchase price, the TFS Shareholders shall receive one common share of the Corporation (adjusted for forward or reverse splits following the closing) for every $1.00 in EBIT achieved during the measuring period (“TFS Stock Compensation”) subject to a maximum TFS Stock Compensation of six million common shares of Corporation.

TFS provides creative financing solutions, including purchase order financing, fulfillment services, and factoring or invoice discounting for domestic and international credit worthy customers of eligible goods and services. These TFS options are primarily designed for growing companies experiencing the cash flow demands commonly associated with growth and expansion.  TFS is to act as ONE’s internal financing arm ready, able and dedicated to fund and facilitate the growth of ONE’s core bioengineering business.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

8.   Acquisitions - continued

The TFS acquisition is being accounted for as a subsidiary of ONE.  The Company has recorded the balance of TFS at booked costs which approximates fair value.  The acquisition is being accounted for as a purchase acquisition as required by ASC Topic 805 Formerly SFAS 141R.

Assets acquired
Cash	$280,619
Receivables	1,164,844
Loans receivable	2,828,597
Prepaid expenses	110,664
Property, and equipment	13,277
Liabilities assumed
Accounts payable	204,610
Loans payable	4,576,313
Net Fair Value of assets acquired	(382,922)
Goodwill	3,976,261
Purchase price	$3,593,339

The purchase price was settled with:

Estimated cash to be paid between March 2010 and February 2011	$3,000,000

1,000,000 Common shares to be issued between March 2010 and February 2011	593,339
$3,593,339

b) Supreme Discovery Group, Limited.

On September 27, 2009, the Corporation executed and consummated a Share Exchange Agreement (the “UGTI Agreement”) by and among (i) our 100% owned subsidiary United Green Technology Inc., a Nevada corporation, (“UGTI”), (ii) Supreme Discovery Group Limited, a British Virgin Islands Company  (“Supreme”) and (iii) the stockholders who owned 100% of  Supreme’s common stock (the “Supreme Shareholders”).

Supreme owns 100% of subsidiary, FuJian United Bamboo Technology Company Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC.  WFOE has entered into a series of contractual arrangements (Entrusted Management Agreement, Shareholders’ Voting Proxy Agreement, Exclusive Purchase Option Agreement and Share Pledge Agreement) with Jianou Lujian Foodstuff Co., Ltd (“JLF”), pursuant to which WFOE effectively controls the business, operations and equity and has an irrevocable option to purchase the equity and/or assets of JLF.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

8.   Acquisitions - continued

Pursuant to the UGTI Agreement, the Supreme Shareholders sold, transferred and assigned 100% of the outstanding common stock of Supreme to UGTI in exchange for (i) cash in the amount of $1,238,400, (ii) 13,200,000 shares of our common stock, and (iii) 20% of the issued and outstanding shares of common stock of UGTI.  As part of this transaction the Supreme Shareholders deposited into an Escrow thirty-five percent (35%) of our shares issued to them and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to Supreme Shareholders shall be proportionately reduced as provided for in the Agreement. Supreme Shareholders are also subject to a lockup and leak out period and have one piggy-back registration right as further defined in the Agreement.

JLF own an award-winning green-technology enterprise that specializes in the highly profitable production of organic products and fertilizers based on bamboo.  JLF’s products reflect the growing global trend for organic food and health products.  JLF holds lush bamboo land contracts of nearly 6,635 acres in Fujian province, one of China’s largest bamboo growing areas.  JLF is the third largest bamboo producer in China and is the first bamboo company in China to gain food safety certifications from China (HACCP), Japan (JAS) and Europe (EFSA).  JLF was also the first company in China to formulate a “zero-to-zero” process starting from cultivation to distribution, and taking it further by developing organic fertilizers from bamboo skins to eliminate its waste.  This led to JLF being named the “Forestry Enterprise of the Year” for 2009 in Fujian Province China

The Supreme acquisition is being accounted for as a subsidiary of the ONE.  The Company has recorded the balance of Supreme at booked costs which approximates fair value.  The acquisition is being accounted for as a purchase acquisition as required by ASC 805 formerly SFAS 141R.

Assets acquired
Cash	$1,627,719
Receivables	5,141,023
Inventory	1,851,227
Prepaid expenses	188,809
Other Assets Liabilities assumed	7,929,451
Bank indebtedness	(731,112)
Accounts payable	(806,812)
Loans payable	(1,462,223)

Net Fair Value of assets	13,738,082
Non-controlling interest	(2,294,260)
Net Fair Value of assets acquired	$11,443,822

The purchase price was settled with:

Notes payable due September 22, 2010	$557,280
Notes payable due September 22, 2011	681,120
17,200,000 Common shares	10,205,422
$11,443,822

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

8.   Acquisitions - continued

On November 3, 2009, ONE and UGTI agreed to cancel the issuance of preferred shares to be issued by UGTI to ONE and enter in to an agreement where UGTI is to issue 10,000 common shares from its treasury at a price of $120 per share to ONE, payable in cash for a total investment of $1,200,000.  This transaction increases ONE’s ownership of UGTI to 11,000 common shares of UGTI for an economic interest of 98.21% from 83.3%.

c) Pro-forma

The following is a condensed pro-forma statement of operations for the 12 month period ended December 31, 2008 and 2007, had the above transactions taken place prior to the reporting periods.

For the 12 months Period Ended December 31,	2008	2007
Revenues	$34,839,128	$21,052,410
Cost of goods sold	20,534,124	11,789,269
Gross profits	14,305,004	9,263,141
Operating expenses	3,835,126	2,352,703
Operating profits	10,469,878	6,910,438
Non-operating expenditures	92,539	242,996
Income before taxes	10,377,339	6,650,380
Provision for income taxes	(2,679,642)	(2,225,341)
Non-controlling interest	(656,794)	(498,079)
Net income	$7,040,903	$3,926,960

Pro-forma earnings per share	$0.05	$0.03

The following is a condensed pro-forma statement of operations for the nine month period ended September 30, 2009 and 2008, had the above transactions taken place prior to the reporting periods.

For the 9 months Period Ended September 30,	2009	2008
Revenues	$25,913,885	$23,266,582
Cost of goods sold	14,857,339	13,918,331
Gross profits	11,056,546	9,348,251
Operating expenses	3,314,938	2,616,510
Operating profits	7,741,607	6,731,741
Non-operating expenditures	162,283	336,798
Income before taxes and non-controlling interest	7,579,324	6,394,943
Provision for income taxes	(1,973,780)	(1,873,964)
Non-controlling Interest	(497,857)	(500,639)
Net income	$5,107,687	$4,020,340

Pro-forma earnings per share	$0.03	$0.03

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

8.   Acquisitions - continued

The following is a condensed pro-forma statement of operations for the 3 month period ended September 30, 2009 and 2008, had the above transactions taken place prior to the reporting periods.

For the 3 months Period Ended September 30,	2009	2008
Revenues	$9,393,907	$5,470,834
Cost of goods sold	5,186,606	2,920,804
Gross profits	4,207,301	2,550,030
Operating expenses	1,535,934	1,333,463
Operating profits	2,671,366	1,216,567
Non-operating expenditures	107,015	113,356
Income before taxes and non-controlling interest	2,564,351	1,103,211
Provision for income taxes	(692,018)	(568,923)
Non-controlling interest	(203,257)	(148,678)
Net income	$1,669,076	$385,610

Pro-forma earnings per share	$0.01	$0.00

9.   Goodwill

Goodwill is recorded when the consideration paid for an acquisition of a business exceeds the fair value of identifiable net tangible and intangible assets.  Goodwill was recorded with the purchase of TFS.

	September 30, 2009		December 31, 2008
Balance December 31, 2008	$	---	$	---
Acquisition of TFS		3,976,261		---
Acquisition of Supreme		---		---
Balance September 30, 2009		$3,976,261	$	---

Future adjustments to prior acquisitions may be required primarily due to adjustments to plans formulated in accordance with the ASC Topic 805.

10.   Restricted Cash

One of the Company’s operating subsidiaries in the PRC has established a credit facility with a local lender denominated in RMB.  The facility was partially guaranteed by the Rural Credit Cooperatives Cooperation of Jianou City.  The credit facility provides that the Company deposit 50% of the total credit applied into an Escrow Account as further guaranty against default.  As of September 30, 2009, the cash on deposit but restricted as to access was $451,913.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

11.   Loans Payable

The Company has entered into certain financial agreements and loans payable as follows:

Borrowings	September 30, 2009	December 31, 2008
CCB	$1,462,501	$	---
Financial Institution	1,863,090		---
Rural Cooperative	731,251		146,700
Reverse Acquisition of GPB	980,349		---
Acquisition of TFS	3,000,000		---
Acquisition of Supreme	1,238,400		---
Financial Services	4,633,409		---
Other	22,434		14,805
Total	13,931,434		161,505
Loans Payable, current portion	5,082,169		161,505

Loans Payable, less current portion	$8,849,265	$	---

CCB - The amount represents borrowings from a financial institution and accrues interest at 6.11%.  The borrowing matures on April 17, 2010.

Financial Institution - The Company has negotiated two loans, both of which carry interest at the annual rate of 7.434%.  The loan of $660,150 is secured by a guarantee company.  The Company has pledged its plant and equipment with carrying value of $776,916 and paid a counter guarantee of $146,700 to the guarantee company.  The guarantee company charges a fee at 1.8% per annum on the loan.  The other loan of $1,202,940 is secured by the Company’s property with carrying value of $1,520,843.

Rural Cooperative - The amounts represent borrowings from the Rural Credit Cooperatives Cooperation of Jian Ou City.  The borrowing matures on December 26, 2009.

Reverse Acquisition of GPB - The amounts represent notes issued in connection with the acquisition of Green Planet Bioengineering Limited.  There were two notes issued, one for $445,613 which matures on July 22, 2010 and one for $534,736 which matures on July 22, 2011.

Acquisition of TFS - The amount represents the cash consideration due in connection with the acquisition of Trade Finance Services, Inc.  Payment is due based on the achievement of certain milestones.

Acquisition of Supreme - The amounts represent notes issued in connection with the acquisition of Supreme Discovery Group Limited.  There were two notes issued, one for $557,280 which matures on September 22, 2010 and one for $681,120 which matures on September 22, 2011.

Financial Services - The amounts represent loan term borrowings to fund the financial services activities of our financing subsidiary, Trade Finance Services, Inc.

Other - The amounts are payable to shareholder and related parties.  The amounts are interest-free, unsecured and repayable on demand.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

12.   Defined Contribution Plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 29% of the average salaries for the latest fiscal year-end of Fujian Province to a defined contribution retirement plan organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC.  The only obligation of the Company with respect to retirement plan is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statement of income and comprehensive income.

The Company contributed $55,004 and $41,963 for the nine months ended September 30, 2009 and 2008, respectively.

13.   Related Party Transactions

Amounts due to the related parties, are payable to entities controlled by shareholders, officers or directors of the Corporation as are transactions with these related parties.  These amounts are non-interest bearing, unsecured and not subject to specific terms of repayment unless stated otherwise.

	September 30
	2009	2008
Repurchase of 440,000 common shares	$440,000	$ - - -
Proceeds paid to an entity who’s director is a shareholder	2,638	2,580
Interest expenses	- - -	28,803

	September 30, 2009	December 31, 2008
Demand loans with no interest and recorded within loans payable	22,434	14,805

The above transactions are in the normal course of operations and have been measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

14.   Capital Stock

The Corporation is authorized to issue 750,000,000 number of common shares with a par value of $0.01.  Each common share entitles the holder to one vote.

During the nine month period ending September 30, 2009, the Corporation had the following capital transactions:
1.
issued 3,000,00 units for gross proceeds of $450,000, where each unit is comprised of one common share and one share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of $1.00 prior to July 31, 2012;

2.	issued 22,234,254 common shares for the acquisition of 62.5% of GPB’s common shares, in addition 5,024,038 common shares for 5,000,000 GPB Preferred shares which are eliminated upon consolidation;

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

14.   Capital Stock - continued

3.	reserved 1,000,000 common shares for the acquisition of 99.75% of TFS that are to be issued at a future date based upon the profitability of TFS;
4.
issued 3,800,000 units for gross proceeds of $570,000, where each unit is comprised of one common share and one share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of $1.00 prior to July 31, 2012;

5.	issued 17,200,000 common shares for the acquisition of 83.3% of Supreme; and
6.	issued 7,943 common shares for services, with a value of $4,765.

In addition, the Corporation repurchased 440,000 common shares at a total cost of $440,000, which it has subsequently been cancelled.

Subsequent to the end of the period ended September 30, 2009, the Corporation completed the following transactions:
1.
issued 780,000 units for gross proceeds of $202,000, where each unit is comprised of one common share and one share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of $1.00 prior to October 2012; and

2.	issued 59,300 common shares for services, with a value of $8,895.

15.   Warrants

The Corporation has the following warrants issued and outstanding as at September 30, 2009:

Number of Warrants	Exercise Price	Warrant Type	Issuance Date	Expiration Date
3,000,000	$1.00	Investor	July 2009	July 30, 2012
3,800,000	1.00	Investor	September 2009	September 9, 2012
6,800,000

16.   Statutory Reserve

The Corporation’s income is distributable to its shareholders after transfer to statutory reserves as required under relevant PRC laws and regulations and the Corporation’s articles of association.  As stipulated by the relevant laws and regulations in the PRC, the Corporation is required to maintain a statutory surplus reserve fund which is non-distributable.  Appropriation to such reserves is made out of net profit after taxation of the statutory financial statements of the Corporation as a proportion of income after taxation of 10%.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.  The appropriation may cease to apply if the balance of the fund has reached 50% of the relevant entity’s registered capital.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

17.   Taxation

a) Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of China on VAT and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

The Corporation is subjected to VAT at 17% for its revenues and is entitled to a VAT refund at 13% of export sales prior to June 1, 2009 and at 15% of export sales beginning June 1, 2009.

b) Income Tax

The Company is subject to the taxes in the United States at tax rate of approximately 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods.

Under Chinese income tax laws, prior to January 1, 2008, the company was subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments.  Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing income tax laws.  The new standard EIT rate of 25% replaced the 33% rate (or other reduced rates previously granted by tax authorities).  The new standard rate of 25% was applied to calculate certain deferred tax benefits that are expected to be realized in future periods.

18.   Contingencies

From time to time, the Corporation may be exposed to claims and legal actions in the normal course of business, some of which may be initiated by the Corporation.  As of September 30, 2009, no material claims were outstanding.

19.   Segmented Information and Major Customers

The Corporation uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Corporation’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Corporation’s reportable segments.  Accordingly, in accordance with SFAS No.131 “Disclosures about Segments of an Enterprise and Related Information”, the Corporation’s operations comprises of three reporting segments engaged in herbal and chemical extracts, organic products and financing within Canada, China and the United States.

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

19.   Segmented Information and Major Customers - continued

The following represents the segmented information based on geographical distribution as at September 30:

2009	Asia	North America	Total

Sales	$8,212,803	$412,372	$8,625,175
Operating profit	3,587,898	(115,171)	3,587,898

Corporate expenses, including amortization)			110,108
Interest expense			53,575
Income before income taxes and non-controlling interest			3,424,215
Assets	$37,370,385	$5,212,501	$42,582,886

2008	Asia	North America		Total

Sales	$7,501,285	$	- - -	$7,501,285
Operating profit	3,667,119		- - -	3,667,119

Corporate expenses, including amortization)				(51,757)
Interest expense				114,073
Income before income taxes and non-controlling interest				3,604,803
Assets	$30,107,702		$5,564,046	$35,671,748

The following represents the segmented information based on operating segments as of September 30;

2009	Herbal and Chemical Extracts	Organic Products	Financing	Corporate		Total
Sales	$7,929,710	$283,093	$412,372	$	- - -	$8,625,175
Operating profit	4,510,356	116,317	88,848		- - -	4,715,521

Corporate expenses, including amortization)						1,237,731
Interest expense						53,575
Income before income taxes and non-controlling interest						3,424,215
Assets	$20,510,756	$16,859,629	$5,074,917,		$137,584,	$42,582,886

ONE BIO CORP.
(PREVIOUSLY CONTRACTED SERVICES, INC.)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(All Amounts are in United States Dollars)

19.   Segmented Information and Major Customers - continued

2008	Herbal and Chemical Extracts	Organic Products		Financing		Corporate		Total
Sales	$7,501,285	$	- - -	$	- - -	$	- - -	$7,501,285
Operating profit	3,667,119		- - -		- - -		- - -	3,667,119

Corporate expenses, including amortization)								(51,757)
Interest expense								114,073
Income before income tax and non-controlling interest								3,604,803

Assets	$16,841,811		$13,265,891		$5,533,955,		$30,091,	$35,671,748

The Company had sales to three (3) customers that exceeded 10% of revenues in the period ended September 30, 2009.  Those sales were approximately 12.8% ($1,100,000), 12.1% ($1,040,000) and 11.0% ($950,000) of revenues.  During the nine month period that ended September 30, 2008, the Company had sales to five (5) customers that exceeded 10% of revenues.  Those sales were approximately 19.3% ($1,450,000), 17.2% ($1,290,000), 17.1% (1,280,000), 16.9% (1,270,000) and 12.7% ($950,000) of revenues.

20.   Subsequent Events

On October 16, 2009, the Corporation filed articles of amendment to change its name to One Bio, Corp. from One Holdings, Corp. which also included a reduction of its authorized number of common shares to 150 million from 750 million, a stock consolidation of five old common shares for one new common share and changed the par value of its common shares to $0.001 from $0.01.  The Corporation is awaiting FINRA approval to have these implemented.

On November 3, 2009, ONE and UGTI agreed to cancel the issuance of preferred share by UGTI to ONE and enter in to an agreement where UGTI is to issue 10,000 common shares from its treasury at a price of $120 per share to ONE, payable in cash for a total investment of $1,200,000.  This transaction increases ONE’s ownership of UGTI to 11,000 common shares of UGTI for an economic interest of 98.21% from 83.3%.

Green Planet Bioengineering Co., Ltd.

Consolidated Financial Statements
For the years ended December 31, 2008 and 2007
(Stated in US dollars)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Green Planet Bioengineering Co., Ltd

We have audited the accompanying consolidated balance sheets of Green Planet Bioengineering Co., Ltd. (the “Company”) and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF
Certified Public Accountants
Hong Kong
May 6, 2009

Green Planet Bioengineering Co., Ltd.
Consolidated Statements of Income and Comprehensive Income
(Stated in US dollars)

	Year ended December 31,
	2008	2007

Sales revenue	$10,401,530	$8,059,104
Cost of sales	(3,939,610)	(2,999,328)

Gross profit	6,461,920	5,059,776

Operating expenses
Administrative expenses	1,117,729	581,550
Research and development expenses	444,404	200,204
Selling expenses	247,991	227,535

	1,810,124	1,009,289

Income from operations	4,651,796	4,050,487
Interest income	14,141	4,667
Subsidy income	57,660	76,369
Other income	1,435	1,317
Finance costs - Note 3	(151,814)	(140,356)

Income before income taxes and minority interest	4,573,218	3,992,484
Income taxes - Note 4	(1,222,919)	(1,302,826)

Net income	$3,350,299	$2,689,658

Other comprehensive income
Foreign currency translation adjustments	747,343	529,165

Total comprehensive income	$4,097,642	$3,218,823

Earnings per share - Note 5
- Basic	$0.24	$0.19

- Diluted	$0.22	$0.19

Weighted average number of shares outstanding :
- Basic	14,193,831	14,141,667

- Diluted	15,220,563	14,141,667

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.
Consolidated Balance Sheets
(Stated in US dollars)

	As of December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$665,568	$333,081
Trade receivables	4,346,403	2,113,989
Deferred taxes - Note 4	31,643	22,580
Other receivables	51,841	2,742
Inventories - Note 6	431,569	667,732

Total current assets	5,527,024	3,140,124
Intangible assets - Note 7	159,159	104,096
Property, plant and equipment, net - Note 8	3,144,067	3,133,301
Land use rights - Note 9	7,841,214	7,349,936
Deferred taxes - Note 4	8,977	30,795
Deposit for acquisition of intangible assets	161,370	-

TOTAL ASSETS	$16,841,811	$13,758,252

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$715,363	$612,085
Other payables and accrued expenses - Note 10	1,262,011	499,812
Amount due to a related party - Note 11	11,443	43,392
Amount due to a stockholder - Note 11	3,362	27,420
Loan from a related party - Note 12	-	479,850
Short-term other loans - Note 13	-	1,343,580
Loan from government - Note 14	146,700	137,100
Income tax payable	301,197	414,572
Deferred revenue	63,081	72,663

Total current liabilities	2,503,157	3,630,474
Other payables - Note 10	-	884,295

TOTAL LIABILITIES	2,503,157	4,514,769

COMMITMENTS AND CONTINGENCIES - Note 18

STOCKHOLDERS’ EQUITY
Preferred stock : par value of $0.001 per share,
Authorized: 10,000,000 shares in 2008 and 2007,
none issued and outstanding	-	-
Common stock : par value $0.001 per share - Note 15
Authorized : 250,000,000 shares in 2008 and 40,000,000
shares in 2007; issued and outstanding : 14,421,667
shares in 2008 and 14,141,667 shares in 2007	14,422	14,142
Additional paid-in capital	5,116,175	4,118,926
Statutory reserve - Note 16	848,550	481,912
Accumulated other comprehensive income	1,476,159	728,816
Retained earnings	6,883,348	3,899,687

TOTAL STOCKHOLDERS’ EQUITY	14,338,654	9,243,483

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,841,811	$13,758,252

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.
Consolidated Statements of Cash Flows
(Stated in US dollars)

	Year ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$3,350,299	$2,689,658
Adjustments to reconcile net income to net
cash provided by operating activities :
Depreciation	206,592	187,719
Amortization for intangible assets	39,546	34,147
Amortization for land use rights	22,971	20,982
Deferred taxes	16,206	2,860
Share-based compensation	182,239	-
Changes in operating assets and liabilities :
Trade receivables	(2,047,083)	(400,077)
Inventories	278,001	(162,235)
Trade payables	46,491	268,325
Other payables and accrued expenses	(202,100)	191,410
Amount due to a related party	(34,380)	37,723
Income tax payable	(139,929)	(225,002)
Deferred revenue	(14,415)	19,751

Net cash flows provided by operating activities	1,704,438	2,665,261

Cash flows from investing activities
Payments to acquire intangible assets	(245,055)	-
Payments to acquire property, plant and equipment	(1,586)	(24,732)
Deposits paid for acquisition of land use rights	-	(2,402,978)

Net cash flows used in investing activities	(246,641)	(2,427,710)

Cash flows from financing activities
Issue of common stock	140,000	-
Issue of capital by Sanming Huajian	625,290	-
Proceeds of bank loans	288,300	-
Repayments of bank loans	(288,300)	(1,316,700)
New other loans	-	526,680
Repayments of other loans	(1,917,195)	-
Proceeds of loan from government	-	131,670
Repayments of loan from government	-	(59,252)
Advances from a related party	-	460,845
Advances from a stockholder	(25,481)	26,334

Net cash flows used in financing activities	(1,177,386)	(230,423)

Effect of foreign currency translation on cash and cash equivalents	52,076	21,434

Net increase in cash and cash equivalents	332,487	28,562
Cash and cash equivalents - beginning of year	333,081	304,519

Cash and cash equivalents - end of year	$665,568	$333,081

Supplemental disclosures for cash flow information:
Cash paid for interest	$151,382	$140,248
Cash paid for Income taxes	$1,346,641	$1,524,968

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.
Consolidated Statements of Stockholders’ Equity
(Stated in US dollars)

					Accumulated
	Common stock		Additional		other
	Number		paid-in	Statutory	comprehensive	Retained
	of shares	Amount	capital	reserve	income	earnings	Total

Balance, January 1, 2007	14,141,667	$14,142	$4,118,926	$203,902	$199,651	$1,488,039	$6,024,660
Net income	-	-	-	-	-	2,689,658	2,689,658
Foreign currency translation	-	-	-	-	529,165	-	529,165
Appropriation to statutory reserve	-	-	-	278,010	-	(278,010)	-

Balance, December 31, 2007	14,141,667	14,142	4,118,926	481,912	728,816	3,899,687	9,243,483
Issue of capital by Sanming Huajian	-	-	625,290	-	-	-	625,290
Recapitalization	90,000	90	49,910	-	-	-	50,000
Issue of common stock for cash
- Note 15	140,000	140	139,860	-	-	-	140,000
Issue of common stock for
services rendered - Note 15	50,000	50	12,450	-	-	-	12,500
Issue of warrants for services
rendered - Note 17	-	-	169,739	-	-	-	169,739
Net income	-	-	-	-	-	3,350,299	3,350,299
Foreign currency translation	-	-	-	-	747,343	-	747,343
Appropriation to statutory reserve	-	-	-	366,638	-	(366,638)	-

Balance, December 31, 2008	14,421,667	$14,422	$5,116,175	$848,550	$1,476,159	$6,883,348	$14,338,654

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

1.	General information

Green Planet Bioengineering Co., Ltd, (the “Company”), formerly known as Mondo Acquisition II, Inc, was incorporated in the State of Delaware on October 30, 2006.

On October 24, 2008, the Company entered into an agreement with the shareholders of Elevated Throne Overseas Ltd. (“Elevated Throne”) to acquire their issued and outstanding common stocks in Elevated Throne by issuing 14,141,667 shares of its common stock. The acquisition, which was consummated on the same day, constituted a reverse takeover transaction (“RTO”) and thereafter Elevated Throne became a wholly-owned subsidiary of the Company.  On the same day, the Company redeemed 910,000 shares of its common stock for the purpose of the RTO and the issued and outstanding shares of the Company’s common stock decreased from 1,000,000 to 90,000 with par value remaining unchanged at $0.001 each.

Elevated Throne was incorporated in the British Virgin Islands on May 8, 2008 as a limited liability company with registered share capital of $50,000, divided into 50,000 common shares of $1 par value each.  Elevated Throne formed Fujian Green Planet Bioengineering Co., Ltd (“Fujian Green Planet”) as a wholly foreign-owned enterprise under the laws of the People’s Republic of China (the “PRC”) on July 25, 2008.

PRC law places certain restrictions on roundtrip investments through the acquisition of a PRC entity by PRC residents. To comply with these restrictions, in conjunction with the RTO, the Company, via Fujian Green Planet, entered into and consummated certain contractual arrangements with Sanming Huajian Bio-Engineering Co., Ltd (“Sanming Huajian”) and their respective stockholders pursuant to which the Company provides Sanming Huajian with technology consulting and management services and appoints its senior executives and approves all matters requiring shareholders’ approval.  As a result of these contractual arrangements, which obligates Fujian Green Planet to absorb a majority of the risk of loss from the activities of Sanming Huajian and enables Fujian Green Planet to receive a majority of its expected residual returns, the Company accounts for Sanming Huajian as a variable interest entity (“VIE”) under FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (the “VIE Arrangement”).

Sanming Huajian was organized under the laws of the PRC on April 16, 2004 under the name of Sanming Zhonjian Biological Technology Industry Co., Ltd as a domestic corporation. It is classified as a non-joint capital stock corporation and therefore the capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount. On January 29, 2008, the paid-up capital of Sanming Huajian increased from $4,133,068 to $4,758,358 as a result of the capital injection from stockholders. Sanming Huajian is owned by Mr. Zhao Min, Ms. Zheng Minyan and Jiangle Jianlong Mineral Industry Co., Ltd with equity interest of 35%, 36% and 29% respectively. Mr. Zhao and Ms. Zheng collectively own more than 90% of the Company’s issued and outstanding common stock after the RTO.

The reverse takeover accounting was used to account for the RTO and the VIE Arrangement as Sanming Huajian was under common control of Mr. Zhao and Ms. Zheng before and after the VIE Arrangement. These financial statements, issued under the name of the Company, represent the continuation of the financial statements of Sanming Huajian. Accordingly, the comparative information of the consolidated balance sheets, statements of income and comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2007 represented those of Sanming Huajian.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

1.	General information (Cont’d)

Following the RTO and the VIE Arrangement, the Company is primarily engaged in the manufacture, marketing and sale of extracts from tobacco leaves residues. The Company's products include Solanesol, Nicotine Sulphate, organic pesticides, organic fertilizers, CoQ10 (raw format) and a patented organic health supplement called “Paiqianshu”, Paiqianshu comes in both liquid and pill forms and it’s made from natural green barley shoot extraction. The Company operates manufacturing and distribution primarily in the PRC.

2.	Summary of significant accounting policies

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the accounts of the Company, its subsidiaries and its 100% VIE Sanming Huajian. All significant intercompany accounts and transactions have been eliminated.

Certain prior year balances in the consolidated statements of income and comprehensive income have been reclassified to conform to current year presentation. For the year ended December 31, 2007, we reclassified $200,204 from administrative expenses to research and development expenses. These reclassifications have no effect on net income as previously presented.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These estimates and assumptions include, but are not limited to, the valuation of trade receivables, inventories, deferred taxes and warrants granted, and the estimation on useful lives and realizability of intangible assets and property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.  As of December 31, 2008 and 2007, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, in order to reduce its credit risk, the Company has adopted credit policies, which include the analysis of the financial position of its customers and a regular review of their credit limits.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Concentrations of credit risk (cont’d)

During the reporting periods, customers represented 10% or more of the Company’s sales revenue are as follows:-

	Year ended December 31,
	2008	2007

Customer A	$1,639,419	$1,643,646
Customer B	1,620,752	1,525,938
Customer C	1,599,553	843,697
Customer D	1,593,839	1,400,947
Customer E	1,260,189	-
Customer F	1,110,197	1,257,620
Customer G	1,030,774	1,387,256

	$9,854,723	$8,059,104

Details of customers for 10% or more of the Company's trade receivables are:-

	As of December 31,
	2008	2007

Customer A	$531,047	$403,473
Customer B	700,614	237,253
Customer C	614,022	232,038
Customer D	569,392	304,400
Customer E	547,006	-
Customer F	730,430	494,847
Customer G	653,892	441,978

	$4,346,403	$2,113,989

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2008 and 2007, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, the management establishes the following rates of general provision provided on gross amount of trade and other receivables :-

Rate

Aged within 1/2 year	0%
Aged over 1/2 year but within 1 year	5%
Aged over 1 year but within 3 years	20%
More than 3 years	100%

Additional specific provision is made against trade and other receivables aged less than 1 year to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

No allowance for doubtful debts was provided for during the years ended December 31, 2008 and 2007.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted-average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting periods, all of the Company’s products are saleable with high profit margins, the Company did not make any allowance for slow-moving or defective inventories.

No allowance of obsolete inventories was provided for during the years ended December 31, 2008 and 2007.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Intangible assets

Intangible assets are stated at cost less accumulated amortization.  Amortization is provided on a straight-line basis over their estimated useful lives. The principal amortization periods are as follows:-

Amortization period

Technologies	5 to 10 years
Software	5 years

The Company periodically reviews the original estimated useful lives of long-lived assets and makes adjustments when appropriate. Intangible assets with finite useful lives are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. The Company evaluates its intangible assets for impairment by comparing the future undiscounted cash flows of the underlying assets to their respective carrying amounts.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciable periods are as follows :-

Depreciable period

Buildings	20 years
Plant and machinery	10 years
Office equipment	5 years
Motor vehicles	5 years

Construction in progress represents buildings and machinery under construction, which is stated at cost less any impairment losses, and is not depreciated.  Cost comprises the direct costs of construction.  Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

The Company generates revenue from sales of extracts from tobacco leaves residues. Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Deferred revenue

Deferred revenue represents subsidy income received from the government.  It mainly consisted of receipt of granted funds to subsidize the Company’s research and development activities and recognized as income when the relevant criteria are met.

Cost of sales

Cost of sales consists primarily of materials costs, freight charges, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products.

Selling expenses

Selling expenses mainly consist of advertising, commission, entertainment, salaries, and traveling expense which are incurred during the selling activities.

Advertising and research and development expenses

Advertising and research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $nil and $527 for the years ended December 31, 2008 and 2007 respectively are included in selling expenses.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Stock-based compensation

The Company follows the provisions of SFAS No. 123R, “Share-Based Payment”, which requires the use of the fair value method of accounting for share-based compensation. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments which are equity-classified awards, is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. SFAS 123R also requires measurement of cost of a liability-classified award based on its current fair value.

The fair value of warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants and the estimated fair value of the Company’s common stock and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount the Company computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Diluted earnings per share are computed using the sum of weighted average number of shares outstanding and dilutive potential shares outstanding during the periods presented. During the year ended December 31, 2008, dilutive potential shares included warrants issued to consultants.  There were no dilutive potential shares during the year ended December 31, 2007.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Comprehensive income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transactions.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/loss for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in accumulated other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect as of December 31, 2008 and 2007 were RMB 1 for $0.1467 and $0.1371 respectively.  There was no significant fluctuation in exchange rate for the conversion of RMB to United States dollars after the balance sheet date.

Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, and accordingly, does not require any new fair value measurements.  Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not impact the Company’s financial position, results of operations or cash flows.

The Company considers the carrying values reported in the consolidated balance sheet for current assets and current liabilities qualifying as financial instruments approximate their fair values due to the short-term maturity of such instruments.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for the Company’s fiscal year beginning January 1, 2008.  The Company did not elect the fair value option described in SFAS 159 for financial instruments and certain other items.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment to FASB Statement 133”.  SFAS 161 provides new disclosure requirements for an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008.  The management is in the process of evaluating the impact that SFAS 161 will have on the Company’s financial statements upon adoption.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP.  SFAS 162 is effective on November 15, 2008.  The adoption of the statement did not result in a change in the Company’s current practices.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

3.	Finance costs	Year ended December 31,
		2008	2007

	Bank loan interest	$7,592	$8,907
	Other loan interest	143,790	131,341
	Bank charges	432	108

		$151,814	$140,356

During the years ended December 31, 2008 and 2007, loan interest expenses paid to a related company were $37,840 and $34,563 respectively.

4.	Income taxes

United States

The Company is subject to the United States of America Tax law at tax rate of 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods.

BVI

Elevated Throne was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC

The PRC’s legislative body, the National People’s Congress, adopted the unified Corporate Income Tax Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.

Accordingly, Fujian Green Planet and Sanming Huajian, both of which are established in the PRC, are subject to PRC enterprise income tax (“EIT”) at the rate of 25% on their assessable profits in year 2008.

In 2007, Sanming Huajian was subject to PRC EIT at the rate of 33%.

The components of the provision for income taxes are:-

	Year ended December 31,
	2008	2007

Current taxes - PRC	$1,206,713	$1,299,966
Deferred taxes	16,206	2,860

	$1,222,919	$1,302,826

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

4.	Income taxes (Cont’d)

The effective income tax expense differs from the PRC statutory income tax rate of 25% (2007: 33%) in the PRC as follows :-

	Year ended December 31,
	2008	2007

Income before income taxes	$4,573,218	$3,992,484

Provision for income taxes at PRC EIT rate of 25%
(2007: 33%)	$1,143,305	$1,317,520
Items not deductible for tax purpose	79,614	-
Items not taxable for tax purpose	-	(6,081)
Tax rate change	-	(8,613)

Income tax expense	$1,222,919	$1,302,826

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty in income taxes was necessary as of December 31, 2008.

Deferred tax assets as of December 31, 2008 and 2007 composed of the following :-

	As of December 31,
The PRC	2008	2007
Current deferred tax assets :
Decelerated amortization of land use rights	$2,608	$1,494
Decelerated amortization of intangible assets	2,200	4,776
Provision of expenses	26,835	16,310

	$31,643	$22,580)

Non-current deferred tax assets :
Accelerated amortization of intangible assets	$(4,951)	$8,591
Provision of expenses	13,928	22,204

	$8,977	$30,795

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

5.	Earnings per share

The basic earnings per share is calculated using the net income and the weighted average number of shares outstanding during the reporting periods. All share and per share data have been adjusted to reflect the recapitalization of the Company in the RTO.

The diluted earnings per share for the year ended December 31, 2008 is based on the net income of the year and the weighted average number of shares of 15,220,563 outstanding during the year after adjusting for the number of 1,026,732 dilutive potential ordinary shares.  The number of 5,578,333 share warrants granted to several consultants are included in the calculation.

There was no dilutive instrument outstanding during the year ended December 31, 2007. According the basic and diluted earnings per share are the same.

6.	Inventories	As of December 31,
		2008	2007

	Raw materials	$101,280	$333,945
	Work-in-progress	294,798	301,417
	Finished goods	35,491	32,370

		$431,569	$667,732

7.	Intangible assets	As of December 31,
		2008	2007

	Technologies - Note 7(a)	$286,065	$185,085
	Software	3,183	2,975

		289,248	188,060
	Accumulated amortization	(130,089)	(83,964)

	Net	$159,159	$104,096

Notes :-

(a)
The technologies were purchased from third parties for producing products, Solanesol and Organic Green Barley Supplements (Paiqianshu). The application of related patent is in process and has been initially accepted by the relevant government department.

(b)	During the years ended December 31, 2008 and 2007, amortization charge amounted to $39,546 and $34,147 respectively.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

7.	Intangible assets (Cont’d)

	(c)	The estimated aggregate amortization charge of intangible assets for the five succeeding years is as follows :-

Year

2009	$46,847
2010	32,177
2011	11,003
2012	11,003
2013	11,003

$112,033

8.	Property, plant and equipment	As of December 31,
		2008	2007

	Buildings - Note 8(a)	$1,928,892	$1,802,666
	Plant and machinery	860,407	804,102
	Office equipment	97,514	91,132
	Motor vehicles	92,851	86,776

		2,979,664	2,784,676
	Accumulated depreciation	(546,505)	(314,254)

		2,433,159	2,470,422
	Construction in progress - Note 8(b)	710,908	662,879

	Net	$3,144,067	$3,133,301

Notes:-

(a)
Property certificates of buildings with carrying amount of $1,697,425 as of December 31, 2008 are yet to be obtained. The application of legal title is in process and the management expects there will be no legal hindrance in obtaining the legal title and no extra cost will be incurred.

(b)	Construction in progress mainly comprises capital expenditures for construction of the Company’s new office and machinery.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

8.	Property, plant and equipment (Cont’d)

Notes :-

(c) During the reporting periods, depreciation is included in:-

	Year ended December 31,
	2008	2007

Cost of sales	$116,137	$106,052
Administrative expenses	90,455	81,667

	$206,592	$187,719

9.	Land use rights	As of December 31,
		2008	2007

	Land use rights	$7,901,606	$7,384,528
	Accumulated amortization	(60,392)	(34,592)

		$7,841,214	$7,349,936

The carrying amount of land use rights as of December 31, 2008 comprised three land use rights, which were acquired for building factories and offices, with carrying amounts of $966,502, $97,172 and $6,777,540 respectively. The legal title of the second and third land use rights with carrying amount of $6,874,712 has not yet been transferred to the Company.  The application of legal title is in process and the management expects there will be no legal hindrance in obtaining the legal titles and no extra cost will be incurred.

The land use right with carrying amount of $6,777,540 has not been used and developed. Accordingly, no amortization was provided for the reporting periods.

During the years ended December 31, 2008 and 2007, amortization charge amounted to $22,971 and $20,982 respectively and was included in administrative expenses.

The estimated amortization charge of land use rights for the five succeeding years is as follows :-

Year

2009	$81,905
2010	163,845
2011	163,845
2012	163,845
2013	163,845

$737,285

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

10.	Other payables and accrued expenses	As of December 31,
		2008	2007

	Rental payable	$1,834	$1,542
	Salaries payable	59,497	60,219
	Other accrued expenses	61,707	201,394
	Value-added tax payable	134,078	178,956
	Land use rights payable - Note 10(a)	1,004,895	939,135
	Other payables	-	2,861

	Total	$1,262,011	$1,384,107

	Current portion	$1,262,011	$499,812
	Non current portion : Land use rights payable - Note 10(a)	-	884,295

		$1,262,011	$1,384,107

Note :-

(a) The payable is interest-free and repayable by instalments with last payment due on December 31, 2009.

11.	Amounts due to a related party and a stockholder

The amounts are interest-free, unsecured and repayable on demand.

12.	Loan from a related party

The loan from a related company was interest-bearing at 7.5% per annum and unsecured. The Company fully repaid the loan during the fiscal year 2008.

13.	Short-term other loans

These other loans were borrowed from third parties and unsecured, and bore interest at fixed rate of 7.5% per annum. The Company fully repaid the loans during the fiscal year 2008.

14.	Loan from government

The government loan is designated for a research project, and is interest-free, unsecured and repayable within one year.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

15.	Common stock

On October 20, 2008, the Company issued 140,000 shares of its common stock to an unrelated investor at $1 per share for an aggregate cash inflow of $140,000.

On October 31, 2008, the Company issued 50,000 shares of its common stock to two consultants in return for services rendered. The valuation of common stock issued for services was based upon value of the services rendered of $12,500.

16.	Statutory reserve

The Company’s statutory reserve comprise statutory reserve fund of Sanming Huajian.

In accordance with the relevant laws and regulations of the PRC, Sanming Huajian and Fujian Green Planet are required to set aside at least 10% of their after-tax net profit each year, if any, to fund the statutory reserve until the balance of the reserve reaches 50% of their respective registered capital.  The statutory reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

17.	Stock-based compensation

During the year ended December 31, 2008, the Company recognized total stock-based compensation of $182,239 in connection with common stocks issued (Note 15) and warrants granted to several consultants to reward for services.

The Company granted certain consultants warrants to purchase in aggregate 5,578,333 shares of its common stock during the fiscal year 2008. The exercise price of 4,718,333 warrants granted in October 2008 is $0.001 while the remaining 860,000 warrants granted in December 2008 is $0.01. All warrants expire in 5 years from the respective dates of grant.

The aggregate fair value of the warrants granted was $169,739 at the dates of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 3.61% to 4.56%, volatility of 60% and expected life of 5 years. The Company recognized a charge of $169,739 in the consolidated statement of income and comprehensive income during the year in relation to these warrants.

The warrants were not exercised after the respective dates of grant and remained outstanding as of December 31, 2008.

There were no estimated forfeitures as the warrants were fully vested on the time of grant.  SFAS 123R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

18.	Defined contribution plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 29% of the average salaries for the latest fiscal year-end of Fujian Province to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company's employees in the PRC. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of income and comprehensive income.

The Company contributed $45,323 and $41,144 for the years ended December 31, 2008 and 2007 respectively.

19.	Commitments and contingencies

(a) Capital commitments

As of December 31, 2008, the Company had capital commitments contracted but not provided for in the consolidated financial statements in respect of the followings:-

	As of December 31,
	2008	2007

Acquisition of plant and machinery	$53,545	$50,042
Acquisition of intangible assets	161,370	-

	$214,915	$50,042

(b)	Operating lease arrangements

As of December 31, 2008, the Company had two non-cancelable operating leases for its office premises. The leases will expire in 2010 and the expected payments are as follows:-

Year	As of December 31,
	2008	2007

2008	$-	$10,865
2009	12,506	11,688
2010	10,306	9,631

	$22,812	$32,184

The rental expense relating to the operating leases was $11,424 and $4,641 for the years ended December 31, 2008 and 2007 respectively.

Green Planet Bioengineering Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US dollars)

20.	Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is solely engaged in the manufacture, marketing, sale and distribution of extracts from tobacco leaves residues.  Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, management considers they are as a single reportable segment under SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

21.	Related party transactions

Apart from the transactions as disclosed in notes 3, 11 and 12 to the consolidated financial statements, during the years ended December 31, 2008 and 2007, the Company entered into the following transaction with a related company, in which a stockholder, who is also the director of the Company, has a beneficial interest :-

	Year ended December 31,
	2008	2007

Rental expenses	$3,460	$3,160

F-23

_______ shares of common stock

Until _____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

RODMAN & RENSHAW. LLC

_______, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fees		$1,871.63

FINRA Fees	$

Printing and Engraving Expenses		*

Legal Fees and Expenses		*

Accounting Fees and Expenses		*

Miscellaneous		*

Total	$	*

* To be included in an amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Florida General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Florida Business Corporation Act (the “FBCA”). Section 145 of the FBCA, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the FBCA, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

On June 17, 2009, we entered into a Preferred stock Purchase Agreement with Green Planet, which agreement was modified effective as of June 17, 2009, when we and green Planet amended and restated the Green Planet Preferred Stock Purchase Agreement (“Amended and Restated Green Planet Preferred Stock Agreement”). Pursuant to the Amended and Restated Green Planet Preferred Stock Agreement, (i) we acquired from Green Planet Five Thousand One Hundred One (5,101) shares of Green Planet Preferred Stock for a purchase price of $5 million, which was paid by ONE Bio through the issuance to Green Planet of 1,004,808  shares of our common stock.  Each share of the Green Planet Preferred Stock (a) provided us with the right to vote 1,000 votes on all matters submitted to a vote of the stockholders of Green Planet and (b) is convertible into 1,000 shares of Green Planet common stock.  As a result of the Amended and Restated Green Planet Preferred Stock Agreement, our percentage equity ownership in Green Planet is approximately 83% (based on the current number of Green Planet shares outstanding and assuming the exercise of all outstanding warrants and the conversion of all outstanding shares of Green Planet Preferred Stock.

On September 3, 2009, we acquired from the stockholders (“collectively referred to as “TFS Shareholders”) of Trade Finance Solutions (“TFS”) 3,990 shares representing 99.75% of the TFS Shareholders’ common stocks owned in TFS. For the TFS shares each TFS Shareholder is to receive shares of our common stock and cash payments as per the Share Purchase Agreement. The cash component of the purchase price will be calculated on an earn-out basis based on TFS’ monthly EBIT (earnings before interest and taxes) beginning with the measuring period as defined in the Share Purchase Agreement with a not to exceed purchase price of $6,000,000.00. In addition to the cash portion of the purchase price, the TFS Shareholders will receive 1 share of our common stock (adjusted for forward or reverse splits following the closing) for every $1.00 in EBIT achieved during the measuring period (“Stock Compensation”) subject to a maximum Stock Compensation of 6 million shares of our common stock. The TFS Shareholders are subject to a lockup and leak out period as further defined in the Share Purchase Agreement.  Upon the purchase of the TFS Common Shares from the TFS Shareholders, we became the majority stockholder of TFS.

On September 27, 2009, we executed and consummated (“Closing”) a Share Exchange Agreement (the “UGTI Agreement”) by and among (i) our 100% owned subsidiary united Green Technology Inc., a Nevada corporation, (“UGTI”), (ii) Supreme Discovery Group Limited, British Virgin Islands Company (“Supreme”) and (iv) the stockholders who owned 100% of Supreme’s common stock (the “Supreme Shareholders”).  Supreme is the parent company of Fujian united Bamboo Technology Company Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the PRC. The stockholders of Supreme are Tang Jinrong, Li Lifang and Tang Shuiyou, who are also the owners of JLF.  Pursuant to the Agreement, at the Closing, the Supreme Shareholders sold, transferred and assigned 100% of the outstanding common stock of Supreme to UGTI in exchange for (i) cash, (ii) 13,760,000 shares of our common stock, and (iii) 20% of the issued and outstanding shares of common stock of UGTI.  As part of this transaction the Supreme Shareholders deposited into an Escrow thirty-five percent (35%) of our shares issued to them and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to Supreme Shareholders shall be proportionately reduced as provided for in the Agreement. Supreme Shareholders are also subject to a lockup and leak out period and have one piggy-back registration right as further defined in the Agreement.

Also as part of the Transaction, we entered into a Preferred Share Purchase Agreement with UGTI pursuant to which we acquires 5,000 shares of UGTI Preferred Stock in consideration for our issuance to UGTI of 5,000,000 shares of our common stock. Each share of UGTI Preferred Stock provides to us the right to vote 1,000 votes on all matters submitted to the vote of the UGTI stockholders and is convertible into 1,000 shares of UGTI common Stock. As part of this UGTI transaction, UGTI deposited into an Escrow thirty-five percent (35%) of our shares issued to UGTI and in the event UGTI’s EBITDA for fiscal year 2010 is less than UGTI’s EBITDA for fiscal 2009, the number of shares of our stock issued to UGTI shall be proportionately reduced as provided for in the UGTI Preferred Stock Purchase Agreement (the “UGTI Preferred Stock Purchase Agreement”). UGTI is also subject to a lockup and leak out period and has one piggy-back registration right as further defined in the UGTI Preferred Stock Purchase Agreement.

As a result of the UGTI transactions, we are the majority stockholder of UGTI and based upon the number of shares outstanding and assuming conversion or the UGTI preferred stock into common stock, we would own approximately 84% of UGTI’s shares.

On January 8, 2010, we entered into a Securities Purchase and Registration rights Agreement with several institutional and accredited investors pursuant to which we agreed to issue and these investors agreed to purchase between $2,000,000 and $3,000,000 in aggregate principal amount of our 8% convertible debentures due October 11, 2010.  The Notes bear interest at a rate of 8% per annum, mature nine (9) months from the Initial Closing and provide the Investors with certain registration rights.  The principal amount of and all accrued interest under the Notes may be convertible, at the option of the Investors, at any time or from time to time, in whole or in part, into Company Common Stock (“Conversion Shares”) at the then effective Conversion Price.  The initial Conversion Price shall be the lesser of (a) $6.077 per share, or (b) 65% of the price per share offered by the Company in any publicly offered Common Stock or other equity-linked financing by the Company that is closed within nine months of the Initial Closing (each, a “New Financing”).  Pursuant to the SPA, the Company also issued to the Investors five (5) year warrants (“Warrants”) to purchase an aggregate of 49,366 shares of the Company’s common stock at an exercise price of $6.077 per share.  At the Initial Closing, the Company issued to the Investors Three Hundred Thousand Dollars ($300,000) of its Notes.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the “Index to Consolidated Financial Statements” set forth elsewhere herein

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Form S-1 to be signed on its behalf by the undersigned on February __, 2010.

ONE BIO, CORP.

By:	/s/ Marius Silvasan
Name: Marius Silvasan
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marius Silvsan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Weingarten	Chairman of the Board and Director	February 8, 2010
Michael Weingarten

/s/ Marius Silvasan	Chief Executive Officer (Principal executive Officer) and Director	February 8, 2010
Marius Silvasan

/s/ Cris Neely	Chief Financial Officer (Principal Accounting Officer) and Director	February 8, 2010
Cris Neely

/s/ Min Zhao	Director	February 8, 2010
Min Zhao

/s/ Qingsheng Fan	Director	February 8, 2010
Qingsheng Fan

/s/ James Fernandes	Director	February 8, 2010
James Fernandes

/s/ Frank Klees	Director	February 8, 2010
Frank Klees

/s/ Jan E. Koe	Director	February 8, 2010
Jan E. Koe

/s/ John Perkins	Director	February 8, 2010
John Perkins

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1++	Underwriting Agreement between the Company and Rodman & Renshaw
2.1
2.2
3.1	Certificate of Incorporation, as filed with the Florida Secretary of State on June 30, 2000 (1)
3.2	By-Laws (1)
3.3++	Amendments to Articles of Incorporation
3.4	Certificate of Designations, Preferences, Rights and Limitations of Series A Preferred Stock as files with the Florida Secretary of state on October 26, 2009 (2)
4.1
4.2
4.3
4.4 ++	Form of underwriter warrant (3)
4.5 ++	warrant agreement (3)
5.1 ++	Opinion of Legal Counsel
10.1	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Min Zhao (4)
10.2	Escrow Agreement entered into on June 17, 2009, by and between Registrant and Min Zhao (4)
10.3	Share Purchase Agreement entered into June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (4)
10.4	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet BioEngineering, Co., Ltd. (4)
10.5	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.6	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Shanyan Ou (4)
10.7	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.8	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Thomas See Chung Chan (4)
10.9	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.10	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and William Crawford (4)
10.11	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.12	Escrow Agreement entered into ass of June 17, 2009, by and between Registrant and Marius Silvasan (4)
10.13	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.13	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Jeanne Chan (4)
10.14	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.15	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Michael Karpheden (4)
10.16	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments, Corp. (4)
10.17	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Abacus Investments Corp. (4)
10.18	Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)

10.19	Escrow Agreement entered into as of June 17, 2009, by and between Registrant and Prestige Ventures, Corp. (4)
10.20	Share Purchase Agreement entered into as of August 26, 2009, by and between Registrant and Trade Finance Solutions Inc. and the shareholders of Trade Finance Solutions Inc. (5)
10.21
Management Entrustment Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C., by and between Jianou Lujian Foodstuff Co., Ltd. Fujian United Bamboo Technology Co., Ltd. (6)

10.22
Shareholder’s Voting Proxy Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Tang Jinrong, Li Lifang and Tang Shuiyou (6)

10.23
Exclusive Option Agreement entered into as of September 27, 2009 in Jianou City, Fujian Province, P.R.C. between Fujian United Bamboo Technology Co., Ltd. and Tang Jinrong, Li Lifang, Tang Shuiyou, and Jianou Lujian Foodstuff Co., Ltd. (6)

10.24	Letter of Commitment dated September 27, 2009 to Fujian United Bamboo Technology Co., Ltd. from Tang Jinrong, Li Lifang and Tang Shuiyou (6)
10.25
Trademark Application Right Assignment Agreement entered into on September 27, 2009 in Jianou City, Fujian Province, China, by and between Jianou Lujian Foodstuff Co., Ltd. (Assignor) and Fujian United Bamboo Technology Co., Ltd. (Assignee) (6)

10.26	Lease datred as of September 27, 2009 by and between Jianou Lujian Foodstuff Co., Ltd. and Fujian United Bamboo Technology Co., Ltd. (6)
10.27	Share Exchange Agreement, dated as of September 27, 2009 by and among Registrant, United Green Technology Inc., Supreme Discovery Group Limited and all of the Shareholders of BVI (6)
10.28	Preferred Share Exchange Agreement entered into as of this September 27 , 2009, by and between Registrant and United Green Technology Inc., a Nevada corporation (6)
10.29	Share Purchase Agreement entered into as of November 4, 2009, by and between Registrant and United Green Technology Inc. (7)
10.30	Preferred Share Purchase Agreement entered into as of June 17, 2009, by and between Registrant and Green Planet Bioengineering, Co., Ltd., Inc. (7)
10.31
Securities Purchase and Registration agreement entered into as of January 8, 2009, by and between Registrant, and each of the purchasers listed or to be listed on Schedule 1 attached to this Agreement (8)

10.32	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.33	Registrant’s 8% Convertible Promissory Note in the amount of $150,000 dated January 8, 2010 (8)
10.34	Registrant’s Common Stock Purchase Warrant No. 1 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.35	Registrant’s Common Stock Purchase Warrant No. 3 to purchase 24,683 warrant shares dated January 8, 2010 (8)
10.36 ++	Michael S. Weingarten Executive Employment Agreement
10.37 ++	Marius Silvasan Executive Employment Agreement
10.38 ++	Jeanne Chan Executive Employment Agreement
10.39 ++	Cris Neely Executive Employment Agreement
10.40 ++	Min Zhao Executive Employment Agreement
10.41 ++	Jin Rong Tang Executive Employment Agreement
10.42++	Independent Director Agreement, Qingsheng Fan
10.43++	Independent Director Agreement, James Fernandes
10.44++	Independent Director Agreement, Frank Klees
10.45++	Independent Director Agreement, Jan E. Koe
10.46++	Independent Director Agreement, John Perkins
10.47++	ONE Bio, Corp. 2009 Omnibus Securities and Incentive Plan
10.48++	Audit Committee Charter
10.49++	Compensation Committee Charter
10.50++	Nominating and Corporate Governance Committee Charter

14	Code of Business Conduct and Ethics (1)
16.1
21 ++	List of Subsidiaries
23.1 ++	Consent of Jewett, Schwartz, Wolfe & Associates, Registrant’s independent auditors
23.2 ++
24.1 +	Power of Attorney

+ Filed herewith.
++ To be filed with Amendment

(1)	Incorporated by reference to Registrant’s original filing on Form SB-2 as filed with the SEC on August 15, 2006

(2)	Incorporated by reference to Registrant’s Definitive Schedule 14C information Statement as filed with the SEC on October 15, 2009

(3)	To be filed by amendment

(4)	Incorporated by reference to Registrant ‘s Current Report on Form 8-K as filed with the SEC on July 27, 2009

(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 9, 2009

(6)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC September 30, 2009

(7)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on December 21, 2009

(8)	Incorporated by reference to Registrant’s Current Report on Form 8-K as filed with the SEC on January 19, 2010